UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

The Shaw Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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4171 ESSEN LANE
BATON ROUGE, LOUISIANA 70809

NOTICE OF THE 2009 ANNUAL MEETING
OF SHAREHOLDERS

The 2009 Annual Meeting of Shareholders of The Shaw Group Inc. will be held at Shaw Plaza, 4171 Essen Lane, Baton Rouge, Louisiana, on January 28, 2009, at 9:00 a.m. Central Standard Time to consider and act upon:

(1) the election of seven members to our Board of Directors, each for a one-year term;

(2) a proposal to approve the adoption of The Shaw Group Inc. 2008 Omnibus Incentive Plan;

(3) a proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009;

(4) if it is properly presented at the Annual Meeting, the shareholder proposal regarding certain executive agreements described in this proxy statement; and

(5) such other business, including action on shareholder proposals, as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on December 5, 2008, as the record date to determine our shareholders who are entitled to notice of and to vote at the Annual Meeting. In the event there are insufficient votes for a quorum or to approve items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card to us in the enclosed postage-paid envelope as soon as possible to ensure that your shares are voted at the Annual Meeting. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person. For detailed information regarding voting instructions, please see “General Information About the Meeting.”

BY ORDER OF THE BOARD OF DIRECTORS,

Clifton S. Rankin,
General Counsel and Corporate Secretary

December 24, 2008
Baton Rouge, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON JANUARY 28, 2009

This Notice of the 2009 Annual Meeting of Shareholders, the Proxy Statement for the 2009 Annual Meeting of Shareholders, the Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended August 31, 2008 of The Shaw Group Inc. are available at http://www.shawgrp.com.

THE SHAW GROUP INC. ®
4171 Essen Lane
Baton Rouge, Louisiana 70809

PROXY STATEMENT

INFORMATION ABOUT THE SHAW GROUP INC.

The Shaw Group Inc. (“Shaw,” “we,” “us,” “our”) was founded in 1987 by J. M. Bernhard, Jr., Chief Executive Officer and President, and two colleagues as a fabrication shop in Baton Rouge, Louisiana. Since then, we have evolved into a diverse engineering, technology, construction, fabrication, environmental and industrial services organization. We provide our services to a diverse customer base that includes multinational oil companies, industrial corporations, regulated utilities, independent and merchant power producers, government agencies and equipment manufacturers. The address of our principal executive office is 4171 Essen Lane, Baton Rouge, Louisiana 70809 and our telephone number is (225) 932-2500. Our website is located at http://www.shawgrp.com. Information contained on our website does not constitute part of this proxy statement.

GENERAL INFORMATION ABOUT THE MEETING

Why am I receiving this proxy statement?

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (our “Board”) for use at the Annual Meeting of Shareholders to be held on January 28, 2009 (the “Annual Meeting”), and at any adjournments or postponements thereof.

On December 24, 2008, we commenced mailing to our shareholders: (1) this proxy statement; (2) the accompanying proxy card and voting instructions; and (3) a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, which includes our audited financial statements.

What is a proxy?  A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement?  This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the meeting?

The purpose of the Annual Meeting is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) the election of seven directors each for a one-year term expiring at the next annual meeting of shareholders or until his or her successor is duly elected and has been qualified; (2) the approval of the adoption of the 2008 Omnibus Incentive Plan; (3) the ratification of the appointment by our Audit Committee of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2009; (4) if properly presented at the Annual Meeting, the shareholder proposal regarding certain executive agreements described in this proxy statement; and (5) the transaction of other business, including action on shareholder proposals, as may properly come before the Annual Meeting and any adjournment or postponement thereof. This proxy statement provides you with detailed information about each of these matters.

What is a record date and who is entitled to vote at the meeting?

The record date for the shareholders entitled to vote at the Annual Meeting is December 5, 2008. The record date was established by our Board as required by the laws of the State of Louisiana, our state of incorporation. Owners of record of shares of Shaw common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements thereof. You may vote all shares that you owned on the record date.

How many shares can be voted and what is a quorum?

You are entitled to one vote for each share of Shaw common stock that you own as of the close of business on the record date, December 5, 2008. Only our common stock has voting rights. On the record date, there were 83,588,652 shares outstanding and entitled to vote at the Annual Meeting and approximately 566 holders of record.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The attendance by proxy or in person of holders of a majority of our shares of common stock entitled to vote at the Annual Meeting, or 41,794,327 shares of common stock based on the record date of December 5, 2008, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by proxy card, your shares will be considered present at the Annual Meeting and part of the quorum.

Proxies that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and entitled to vote” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when shareholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the shareholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What are my voting choices and what is the required vote?” and “What happens if I return an unmarked proxy card?” and “How will my shares be voted if I do not provide instructions to my broker?”

What is the difference between a “record holder” and an owner holding shares in “street name?”

If your shares are registered directly in your name, you are a “record holder.” You are a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, American Stock Transfer & Trust Company. If your shares are held in a brokerage account, by a broker, bank or other holder of record, your shares are held in “street name,” and you are considered the beneficial owner of those shares.

How do I vote if I am a record holder?

Voting by mail.  You can vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-paid return envelope provided.

Voting in person at the meeting.  If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to the Annual Meeting proper personal identification and evidence of your share ownership. We encourage you, however, to vote in advance by mail, to assure your shares are voted at the meeting.

How do I vote if my shares are held in “street name?”

Voting over the Internet, by telephone or by mail.  You have the right to direct your broker, bank or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.

Voting in person at the meeting.  If you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. We encourage you, however, to vote in advance, even if you plan to attend, to assure your shares are voted at the meeting.

Can I revoke my proxy or change my vote?

If you are a record holder, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Corporate Secretary at:

Corporate Secretary
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809

•	By duly signing and delivering a proxy card that bears a later date; or

•	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote.

What are my voting choices and what is the required vote?

By giving us your proxy, you authorize the proxy holders, J.M. Bernhard, Jr. and Brian K. Ferraioli, to vote your shares at the Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.

Proposal #1: Election of Directors.  We have nominated seven directors for election at the Annual Meeting. We did not receive advance notice in accordance with our by-laws of any shareholder nominees for directors, and as a result, no shareholder nominations for director will be entertained at the Annual Meeting. Article III of our by-laws provides that directors are elected by a plurality of the votes cast. The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected as members of our Board. There is no cumulative voting. The withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality, and will have no effect on the results of the election of directors.

With respect to the proposal to elect seven nominees for director, you may:

•	Vote “FOR” the election of all nominees for director named in this proxy statement;

•	“WITHHOLD” authority to vote for one or more nominees for director named in this proxy statement; or

•	“WITHHOLD” authority to vote for all of the nominees named in this proxy statement.

Proposal #2:  Approval of the Adoption of the 2008 Omnibus Incentive Plan.  With respect to the proposal to approve the adoption of the 2008 Omnibus Incentive Plan, you may:

•	Vote “FOR” approval;

•	Vote “AGAINST” approval; or

•	“ABSTAIN” from voting on the proposal.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be required to approve our 2008 Omnibus Incentive Plan. Abstaining from voting on this matter will have the effect of a vote “AGAINST” approval of our 2008 Omnibus Incentive Plan.

Proposal #3: Ratification of the Appointment of Independent Registered Public Accounting Firm.  With respect to the proposal to ratify the appointment by our Audit Committee of KPMG as our independent registered public accounting firm for fiscal year 2009, you may:

•	Vote “FOR” ratification;

•	Vote “AGAINST” ratification; or

•	“ABSTAIN” from voting on the proposal.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of KPMG as our independent registered public accounting firm. Abstaining from voting on this matter will have the effect of a vote “AGAINST” ratification of the appointment of the independent registered public accounting firm.

Proposal #4: Shareholder proposal regarding certain executive agreements.  With respect to the shareholder proposal regarding certain executive agreements, you may:

•	Vote “FOR” the proposal;

•	Vote “AGAINST” the proposal; or

•	“ABSTAIN” from voting on the proposal.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be required to approve the shareholder proposal. Abstaining from voting on this matter will have the effect of a vote “AGAINST” the adoption of the shareholder proposal.

What is the Shaw Board’s voting recommendation?

The Shaw Board of Directors recommends that you vote your shares “FOR” the election of all eight of its nominees for director, “FOR” the 2009 Omnibus Incentive Plan, “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm and “AGAINST” the shareholder proposal.

How do I vote my shares held in the Shaw 401(k) Plan?

If you are a participant in The Shaw Group Inc. 401(k) Plan and you own shares of Shaw common stock through the 401(k) Plan, the proxy/voting instruction card sent to you by our transfer agent will also serve as a voting instruction card to the trustee of the 401(k) Plan for all shares of our common stock you own through the 401(k) Plan. If you do not provide voting instructions for these shares, as directed by the terms of the 401(k) Plan, we intend to instruct the trustee, in our capacity as plan administrator of the 401(k) Plan, to vote these shares in the same proportion as the shares for which other participants have timely provided voting instructions.

What happens if I return an unmarked proxy card?

If you return your proxy card with no votes marked, your shares will be voted as recommended by our Board as follows:

•	“FOR” the election of all eight of the nominees for director named in this proxy statement;

•	“FOR” the 2008 Omnibus Incentive Plan;

•	“FOR” the ratification of the appointment by our Audit Committee of KPMG as our independent registered public accounting firm for fiscal year 2009; and

•	“AGAINST” the shareholder proposal.

With respect to other matters that may properly be brought before the Annual Meeting, your shares will be voted in the discretion of the proxy holders.

How will my shares be voted if I do not provide instructions to my broker?

It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under the New York Stock Exchange (the “NYSE”) rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Accordingly, if a quorum is present at the meeting, non-voted shares concerning a particular proposal will not affect the outcome of that proposal. Under the NYSE rules, brokers, banks or other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters but not on “non-routine” matters. Under the rules of the NYSE as currently in effect, routine matters include, among other things, the election of directors in an uncontested election and the ratification of the appointment of the independent registered public accounting firm. “Non-routine” matters include the approval of an executive compensation or an equity compensation plan. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the tenth day before the Annual Meeting, the broker, bank or other nominee has the discretion to vote your shares on the “routine” matters, but not on any “non-routine” matters.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means you own shares in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, which may be reached by telephone at (800) 937-5449 or over the Internet at http://www.amstock.com.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing of the proxy statement, the proxy card and any additional materials furnished to our shareholders. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and, upon request, we will reimburse them for their expenses. Our officers, directors and employees may, by letter, telephone, electronic mail or in person, make additional requests for the return of proxies. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have also engaged Georgeson Inc. to assist in the solicitation of proxies for a fee of $7,500 plus reimbursement of out-of-pocket expenses. We will also reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.

May I access this year’s proxy statement and annual report over the Internet?

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, are available on our website, at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Who will tabulate and oversee the vote?

Representatives of our transfer agent, American Stock Transfer & Trust Company, will assist in the tabulation and oversight of the vote.

Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and to publish final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2009, which we will file with the Securities and Exchange Commission (the “SEC”) and make available on our website at http://www.shawgrp.com.

What is the deadline for submission of shareholder proposals for consideration at the 2010 annual meeting?

For proposals other than nomination of director candidates:  Pursuant to the SEC Rule 14a-8 promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”), a shareholder proposal will be considered for inclusion in our proxy materials for the 2010 annual meeting only if the Corporate Secretary of Shaw receives the proposal no later than August 26, 2009.

Proposals should be addressed to:

Corporate Secretary
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, LA 70809

Our by-laws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders, but do not intend for the proposal to be included in our proxy statement.

Our by-laws provide that the only business that may be conducted at an annual meeting is business that is (1) brought by or at the direction of our Board; or (2) brought by a shareholder of Shaw who is a shareholder of record as of the record date who has timely delivered written notice to our Corporate Secretary, which notice must contain the information specified in our by-laws. To be timely for our 2010 annual meeting, our Corporate Secretary must receive the written notice, prepared in accordance with our by-laws, at our principal executive offices not less than 30 nor more than 60 days in advance of the annual meeting, or if fewer than 40 days’ notice or prior disclosure of the date of the annual meeting is given or made to the shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or the prior disclosure was made.

For nomination of director candidates:  Shareholders may propose nominees to be eligible for election as directors at the 2010 annual meeting in accordance with the provisions of our by-laws. To properly nominate such a candidate, a shareholder must deliver written notice, prepared in accordance with our by-laws, to Corporate Secretary prior to the deadlines set forth above for shareholder proposals not intended to be included in our proxy materials.

Nominations should be addressed to:

Corporate Secretary
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, LA 70809

Shareholders may also recommend potential director candidates for consideration by our Nominating and Corporate Governance Committee pursuant to the procedures described in “Process for Nominating Potential Director Candidates” below.

Copy of by-law provisions:  You may contact our Corporate Secretary at the address given above for a copy of the relevant by-law provisions regarding the requirements for submitting shareholder proposals and nominating director candidates.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Corporate Secretary, Clifton S. Rankin, at 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board has formally adopted written Principles on Corporate Governance (a current copy of which may be found on our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link) to assure that our Board has the necessary authority and practices in place to review and evaluate our business operations as needed and to assure that our Board is focused on shareholder value. Our Principles on Corporate Governance set forth the practices our Board follows with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance and succession planning, and board committees and compensation.

A summary of certain other governance principles and other corporate governance matters is set forth below.

Director Independence

The NYSE listing standards and our Principles of Corporate Governance require us to have a Board of Directors with at least a majority of independent directors. Only one of our directors is a Shaw employee and our Board has determined that a majority of our current directors (six of eight) qualify as “independent” directors pursuant to the rules adopted by the SEC, the NYSE listing standards and our Principles of Corporate Governance.

In determining independence, each year our Board affirmatively determines whether our directors have no “material relationship” with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). When assessing the “materiality” of a director’s relationship, our Board considers all facts and circumstances, not just from the director’s viewpoint, but from that of the persons or organizations with which the director has an affiliation. Our Board also considers the frequency and regularity of any services being provided, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated third parties for comparable transactions. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Applying this analysis, our Board has determined that the following directors qualify as independent, because they have no relationship with us of any nature (other than being a member of our Board and owning shares of our common stock): James F. Barker, Thos. E. Capps, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso and Albert D. McAlister.

J.M. Bernhard, Jr., our Chief Executive Officer, and L. Lane Grigsby are our non-independent directors. See “Transactions with Related Persons” for additional information regarding our transactions with Mr. Grigsby.

Executive Sessions; Presiding Director

Our non-management directors met separately four times at regularly scheduled executive sessions during fiscal year 2008 and will continue to do so without any member of management being present. The chairman of our Nominating and Corporate Governance Committee, David W. Hoyle, served as presiding director at each executive session during fiscal year 2008.

Meetings of Independent Directors; Presiding Director

Our independent directors met separately four times during fiscal year 2008 in non-management executive sessions as noted above. The chairman of our Nominating and Corporate Governance Committee, David W. Hoyle, served as presiding director at each meeting of the independent directors during fiscal year 2008. The independent directors will continue to meet in executive sessions without any members of management or any non-independent directors being present, pursuant to the rules promulgated by the NYSE.

Communications with our Board of Directors

General.  Shareholders and other interested parties wishing to contact our non-management directors may do so by sending an e-mail to board@shawgrp.com, or by writing to them at the following address: Board of Directors, 4171 Essen Lane, Baton Rouge, Louisiana 70809. All e-mails and letters received by either of these two methods are categorized and processed by our Vice President of Internal Audit or Chief Compliance Officer and then forwarded to our non-management directors. For additional information, please see our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Accounting, Internal Control and Auditing Matters.  Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control and auditing matters. An employee may file a complaint through several different avenues, which include (1) our Board of Director e-mail account (board@shawgrp.com); (2) our Speak Up line (1-888-337-7499); or (3) internally reporting the matter to an employee, officer or other person within Shaw. Our Chief Compliance Officer is responsible for monitoring the process and reporting of complaints to the Audit Committee that are received through the Speak Up line or Board e-mail account, as well as any complaints or related matters that come to the attention of our Chief Compliance Officer through other means. The complaints are logged into a database and tracked on several different data points such as closure, merit or no-merit and business unit. Each complaint is investigated by the appropriate personnel, which personnel may include any of the following departments: human resources, internal audit, compliance, safety or legal. The determination of the complaint is entered into the database and any appropriate action needed is reviewed with the business line affected by the complaint. Reports of these complaints are made monthly to our Compliance Council (a group composed of representatives of each of our principal business lines and headed by our Chief Compliance Officer) and our executive management. Quarterly reports of the complaints are made to the Audit Committee unless our Compliance Council believes a specific matter should be reported sooner.

Process for Nominating Potential Director Candidates

The Nominating and Corporate Governance Committee has a policy governing director nominations. In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating and Corporate Governance Committee’s perceptions about our future issues and needs. However, while the Nominating and Corporate Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating and Corporate Governance Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise and have high moral character. In November 2007, our Board revised our Principles on Corporate Governance to provide that none of our directors may serve on more than four public company boards of directors, including ours.

The Nominating and Corporate Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating and Corporate Governance Committee or shareholder recommendations (provided the procedures set forth below are followed). The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a shareholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating and Corporate Governance Committee may consider previous experience as a member of our Board.

A shareholder or a group of shareholders may recommend potential candidates for consideration by the Nominating and Corporate Governance Committee by sending a timely written request to our Corporate Secretary at our principal executive offices, 4171 Essen Lane, Baton Rouge, Louisiana 70809. To be timely, a shareholder’s or group of shareholders’ written request must be delivered to or mailed and received at our principal executive offices not earlier than the 150th calendar day and not later than the 120th calendar day before the first anniversary of the date that our proxy statement was released to security holders in connection with the preceding year’s annual meeting. To be in proper written form, the request of a shareholder or group of shareholders must set forth in writing (1) as to each person whom the shareholder or group recommends for election as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act including, without limitation, the person’s name, contact information, biographical information and qualifications and each person’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected; and (2) as to the shareholder or group of shareholders making the recommendation, the (a) the name and address, as they appear on our books, of the shareholder and (b) the class and number of our securities that each shareholder beneficially owns and the period of time each shareholder has beneficially owned the securities. Additional information may be requested from time to time by the Nominating and Corporate Governance Committee from the person recommended as a director or the shareholder or group of shareholders making the recommendation.

The shareholder recommendation procedures described above do not preclude a shareholder of record from making nominations of directors or making proposals at any annual shareholder meeting provided they comply with the requirements described in “General Information About the Meeting” above.

Director Attendance at Annual Meetings

We do not have a policy requiring our Board members to attend our annual meetings, although they are encouraged to do so. Two of our present Board members attended last year’s annual meeting.

Codes of Conduct

Our Board of Directors has formally adopted The Shaw Group Inc. Code of Corporate Conduct and The Shaw Group Inc. Insider Trading Policy, which apply to all of our employees, officers and directors. Our Board of Directors has also formally adopted a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and all other senior financial and accounting officers. Copies of these codes are available on our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Governance Documents

We will provide printed copies of the charters of our Audit, Compensation and Nominating and Corporate Governance Committees, as well as our Principles of Corporate Governance, Code of Corporate Conduct, Insider Trading Policy and our Code of Ethics for Chief Executive Officer and Senior Financial Officers, to any shareholder without charge upon request. Requests for these documents may be made to our Chief Compliance Officer, 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500. These documents are also available on our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of our Board of Directors (the “Compensation Committee”) is now, or at any time has been, employed by or served as an officer of Shaw or any of its subsidiaries or had any substantial business dealings with Shaw or any of its subsidiaries. None of our executive officers is now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee of our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Our Board adopted a Related Persons Transaction Policy in August 2008, which applies to transactions exceeding or expected to exceed $25,000 in a calendar year in which Shaw and a Related Person (as defined below) are participants. A Related Person is defined as (1) a director or director nominee; (2) a senior officer of Shaw or any of its controlled affiliates; (3) any shareholder owning more than 5% of our common stock (or any person owning more than 5% of the equity interests of any of our controlled affiliates); (4) a person who is an immediate family member of any of the foregoing; or (5) an entity that is owned or controlled by any of the persons listed above. Our Related Persons Transaction Policy requires the approval of the Audit Committee for any transactions covered by the policy. This approval process is intended to be done in advance of a covered transaction but may be subsequently approved by ratification. Certain transactions qualify for standing pre-approval, which transactions include but are not limited to (1) employment of executive officers; (2) director compensation; (3) transactions with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares are pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the greater of $200,000 or 5% of that company’s total annual revenues and any charitable contributions, grants or endowments by Shaw to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director are pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the lesser of $200,000 or 5% of the charitable organization’s total annual receipts; and (4) transactions involving a competitive bid process. The policy also requires disclosure as required by law in agency filings.

Our current process for identifying transactions subject to our Related Person Transaction Policy occurs through an annual survey of all employees requesting disclosure of existing related person transactions as well as questions on subcontractor pre-qualification forms that request disclosure of any relationships with our employees, officers and directors. In addition, our Code of Corporate Conduct requires employees to avoid conflicts of interest and disclose any potential conflicts of interests. If potential Related Person transactions are identified, they are reviewed for compliance with the Related Person Transaction Policy by our Chief Compliance Officer and if approval by the Audit Committee is required by the policy, we will solicit approval or ratification of the transaction by the Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee considers, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; and (2) the extent of the Related Person’s interest in the transaction.

Related Party Transactions

Transaction with Mr. Bernhard’s Brother.  In January 2003, our subsidiary, Stone & Webster, Inc., was awarded a subcontract to perform engineering services for Bernhard Mechanical Contractors, Inc. (“Bernhard Mechanical”) for whom an executive officer and a significant owner is the brother of J.M. Bernhard, Jr., our Chairman, President and Chief Executive Officer for total consideration of approximately $2.0 million. In connection with the services agreement, we entered into a guaranty agreement with Bernhard Mechanical under which we agreed, under certain circumstances, to guarantee the payment of certain sums that may be owed by Bernhard Mechanical to its customer, Louisiana State University and Agricultural and Mechanical College, under a performance-based services and equipment contract. This guaranty, by its terms, may be assigned by Bernhard Mechanical to its customer. We also entered into an indemnification and fee agreement with Bernhard Mechanical pursuant to which, among other things, Bernhard Mechanical must pay us an annual fee in consideration for our entering into the guaranty agreement. The amount of the annual fee varies, but totals approximately $0.8 million over the 20-year term. Although we believe the likelihood that we will have to make any payments under the guaranty agreement is remote, we have recorded the guarantee at its fair value of approximately $0.3 million. We have the right, but not the obligation, to take over all of Bernhard Mechanical’s rights and obligations under its contract with the customer if a demand by the customer under the contract with Bernhard Mechanical ever occurs and remains unsatisfied. We expect that we will not be required to make any payments under the guaranty agreement, but the maximum potential amount of future payments (undiscounted) we could be required to make would be approximately $13.0 million over the 20-year term of the contract.

Subcontracts with Entities Controlled by Mr. Grigsby.  During fiscal year 2008, we subcontracted a portion of our work, primarily related to construction services, with two companies owned by L. Lane Grigsby, a member of our Board. Payments made to one of these companies totaled approximately $0.4 million during fiscal year 2008 and there was a balance of $0.2 million due to the other company as of August 31, 2008. We believe this subcontracted work was performed under similar terms as would have been negotiated with an unrelated party.

COMMITTEES OF OUR BOARD

Our Board held nine meetings during fiscal year 2008 and acted pursuant to unanimous written consent in lieu of meeting two times. Our Board has the following standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. The following table shows the current membership of these committees. Each of our current directors attended at least 75% of all meetings of the Board and 75% of all meetings of the Board committees on which he served during fiscal year 2008. Governor Charles E. Roemer, III was a member of our Audit and Compensation Committees during fiscal 2008 until his term as a Board member expired at the 2008 Annual Meeting of the Shareholders held on January 29, 2008.

Nominating and
Corporate
Name	Audit		Compensation		Governance	Executive

J. M. Bernhard, Jr.						X
James F. Barker	X		X
Thos. E. Capps	X
L. Lane Grigsby						X
Daniel A. Hoffler			X	*	X
David W. Hoyle	X				X *	X	*
Michael J. Mancuso	X	*
Albert D. McAlister			X		X	X

*	Committee Chairman

Audit Committee

The Audit Committee of the Board provides oversight regarding our accounting, auditing and financial reporting practices. The Audit Committee met nine times during fiscal year 2008, including periodic meetings held separately with our internal auditor and our independent registered public accounting firm, and acted pursuant to a unanimous written consent in lieu of meeting one time. The Audit Committee also reviews and discusses with management and our independent registered public accounting firm our annual and quarterly financial statements before they are filed, and the Chairman of the Audit Committee meets with management to discuss our earnings announcements. Our Board, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Principles on Corporate Governance. Our Board has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the NYSE listing standards. In addition, our Board has determined that Mr. Mancuso is qualified as an “audit committee financial expert” under the SEC’s rules and regulations

Compensation Committee

The Compensation Committee of the Board reviews and approves our compensation philosophy and objectives covering corporate officers and other key management employees; reviews the competitiveness of our total compensation practices; determines the compensation and incentive awards to be paid to, and approves the compensation of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers our employee benefit plans; and reviews and approves, if appropriate, employment agreements, and severance and change in control arrangements for corporate officers and other key management employees. The Compensation Committee’s complete roles and responsibilities are set forth in the written charter adopted by the Board, which can be found at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Our Board, in its business judgment, has determined that the Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Principles of Corporate Governance. The Compensation Committee met eight times during fiscal year 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board reviews and considers directorship policies and practices from time to time; evaluates potential director candidates and recommends qualified candidates to the full Board; advises the Board on composition of the Board and committees of the Board; directs all matters concerning the Chief Executive Officer succession plan and recommends and implements significant corporate governance matters. Our Board, in its business judgment, has determined that the Nominating and Corporate Governance Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Principles on Corporate Governance. The Nominating and Corporate Governance Committee met five times during fiscal year 2008.

Executive Committee

The Executive Committee generally acts, as appropriate, between meetings of the Board. Its purpose is to provide an efficient means of considering matters and taking actions as may require the attention of the Board or the Board’s powers when the Board is not in session. The Executive Committee met four times during fiscal year 2008.

DIRECTOR COMPENSATION AND BENEFITS

Our director compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for our shareholders. The program is also intended to recognize the time commitments and responsibilities associated with serving on the board of a public company.

The form and amount of director compensation is periodically reviewed and assessed by the Compensation Committee. The Compensation Committee reviews data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity. Such data is provided by consultants, including Hewitt Associates, LLC (“Hewitt”). Changes to director compensation, if any, are recommended by the Compensation Committee to the Board for action. Employee directors are not compensated for service as a director.

Non-Employee Director Compensation

Our non-employee directors currently receive the following fees, as applicable, for their services on our Board:

•	$85,000 annual cash retainer, payable on a quarterly basis;

•	$25,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member (other than Chairman) of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member of the Compensation Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member of the Nominating and Corporate Governance Committee; and

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as lead director.

These fees were paid during fiscal year 2008.

Equity Awards

Historically, each non-employee director elected or re-elected to our Board at our annual meeting of the shareholders receives, in addition to the annual cash retainers described above, a grant of phantom shares of our common stock and a grant of options to purchase shares of our common stock under The Shaw Group Inc. 2005 Non-Employee Director Stock Incentive Plan, as amended (the “2005 Director Plan”). These annual awards are valued at an aggregate of $85,000 for each director. The awards under the 2005 Director Plan will be made on the date of our annual shareholders’ meeting and are based upon the fair market value of a share of our common stock on the date of award.

Effective on the date of our 2008 annual meeting (January 29, 2008), each of our non-employee directors received options to purchase 1,922 shares of our common stock with an exercise price of $55.57 per share (the last quoted sale price of a share of our common stock on the NYSE on the date of our 2008 Annual Meeting) and an award of 867 phantom shares of our common stock.

The following methodology, which was approved by our Compensation Committee and our Board, was utilized to calculate the 2008 equity awards to our non-employee directors. The aggregate $85,000 value of each award was allocated 50% to phantom stock ($42,500) and 50% to non-qualified stock options ($42,500). Based on this allocation of dollar values, the actual number of options and phantom shares was then calculated. The calculation method is different for options than it is for phantom stock, which is what yields the different numbers of shares in each portion of the grant. In determining the actual number of phantom shares and options to be granted, the Compensation Committee relied upon a share valuation methodology developed by Hewitt to assign a value (the “economic value”) to each equity award. The economic value calculated for each award is based on a modified Black-Scholes methodology determined by Hewitt and depends, in part, on the actual design features of the grant, including assumptions relating to term, vesting schedule, and the impact of certain employment terminations, among others.

Options awarded under the 2005 Director Plan vest in their entirety one year from the date of award. Phantom shares awarded under the 2005 Director Plan vest in three equal annual installments beginning on the first anniversary of the grant date; provided that, in the event a director ceases to be a Board member at any time after the one year anniversary date of the award, the vesting of the entire award is automatically accelerated, so that all shares will immediately vest. Upon vesting of a portion of a phantom stock award, the non-employee director will receive the number of shares of common stock subject to the portion of the award that vested. The 2005 Director Plan superseded and replaced our 1996 Non-Employee Director Stock Option Plan.

As discussed below in “Proposal No. 2 — Approval of The Shaw Group Inc. 2008 Omnibus Incentive Plan,” our Board has adopted, subject to approval by our shareholders at the Annual Meeting, a 2008 Omnibus Incentive Plan, which is intended to supersede and replace the 2005 Director Plan. For further information concerning the 2008 Omnibus Incentive Plan, see “Proposal No. 2 — Approval of The Shaw Group Inc. 2008 Omnibus Incentive Plan.” As a result, should our shareholders approve the new 2008 Omnibus Incentive Plan, no further awards will be made under the 2005 Director Plan, including awards that would have otherwise been made to our non-employee directors as of the date of the 2009 Annual Meeting pursuant to the 2005 Director Plan. Our Board presently intends to grant awards under the 2008 Omnibus Incentive Plan to non-employee directors on a discretionary basis, focusing such awards on other types of share-based awards, such as phantom shares, rather than on options or restricted stock.

Expense Reimbursement

We reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and other meetings on our behalf and for the costs and expenses of attending director education programs.

Fiscal Year 2008 Compensation of Non-Employee Directors

The following table sets forth information regarding fiscal year 2008 compensation to each of our non-employee directors who were members of our Board during fiscal year 2008. Governor Roemer ceased being a member of our Board on January 29, 2008.

Director Compensation for the Fiscal Year Ended August 31, 2008

	Fees Earned			All
	or Paid in	Stock	Option	Other
	Cash	Awards	Awards	Compensation
Name	(1)	(2)	(3)	(4)	Total

James F. Barker	$95,000	$43,823	$34,279	$1,030	$174,132
Thos. E. Capps	119,854	28,302	27,831	1,030	177,017
L. Lane Grigsby	85,000	43,823	30,848	714	160,385
Daniel A. Hoffler	94,583	43,823	34,828	1,030	174,264
David W. Hoyle	99,583	43,823	34,828	714	178,948
Michael J. Mancuso	110,000	43,823	34,828	714	189,365
Albert D. McAlister	94,583	43,823	34,828	1,030	174,264
Charles E. Roemer, III	39,215	15,521	6,997	966	62,699

(1)	Amounts shown in this column reflect the total cash compensation earned by or paid to each director in fiscal year 2008 in connection with Board and committee retainers. See “Non-Employee Director Compensation.”

(2)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended August 31, 2008, in accordance with Statement of Financial Account Standards No. 123R (“SFAS 123R”). Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Under SFAS 123R, the fair value of the phantom share awards is determined as of the date of grant using our closing market price on the date of grant. Amounts shown reflect the partial amortization of phantom shares granted in fiscal year 2008 as well as the partial amortization of phantom shares granted in prior years that were not fully vested. For financial statement purposes, we record expense for the phantom shares over a one-year period from the date of grant rather than over the three-year potential vesting period due to the accelerated vesting provisions described above. Amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by our directors.

As of August 31, 2008, our non-employee directors had the following aggregate number of unvested phantom shares: James F. Barker — 1,606; Thos. E. Capps — 867; L. Lane Grigsby — 1,606; Daniel A. Hoffler — 1,606; David W. Hoyle — 1,606; Michael J. Mancuso — 1,606; Albert D. McAlister — 1,606; Charles E. Roemer, III — 0. Thos. E. Capps became a director as of July 2, 2007 and was awarded a grant of phantom shares at our annual meeting of the shareholders in fiscal year 2008. Governor Roemer ceased being a director on January 29, 2008, and all unvested phantom shares immediately vested on that date.

The grant date fair value of the phantom shares granted to each director during fiscal year 2008, as computed in accordance with SFAS 123R, is $48,179. All of our current non-employee directors were granted phantom shares during fiscal year 2008.

(3)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended August 31, 2008, in accordance with SFAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts shown reflect the partial amortization of stock options granted in fiscal year 2008 as well as the partial amortization of stock options granted in prior years that were not fully vested. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. Amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by our directors.

As of August 31, 2008, our non-employee directors held the following aggregate number of outstanding (vested and unvested) stock options: James F. Barker — 6,600; Thos. E. Capps — 1,922; L. Lane Grigsby — 9,428;

Daniel A. Hoffler — 4,100; David W. Hoyle — 18,428; Michael J. Mancuso — 3,031; Albert D. McAlister — 12,428; Charles E. Roemer, III — 10,006.

The grant date fair value of the stock options granted to each director during fiscal year 2008, as computed in accordance with SFAS 123R, is $47,377. All of our current non-employee directors were granted stock options during fiscal year 2008.

(4)	Represents expenses related to directors’ spouses’ attendance at a business event, food gift packages given to our directors and a gift given in connection with the retirement of Governor Roemer from our Board.

Stock Ownership Policy for Non-Employee Directors

Our Board has not adopted specific stock ownership guidelines for our non-employee directors, but our Principles of Corporate Governance provide that directors should own a reasonable number of shares of our common stock, which is encouraged under the 2005 Director Plan and under the proposed 2008 Omnibus Incentive Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our articles of incorporation provide that our Board shall consist of not less than three nor more than 15 directors, the exact number of directors to be determined from time to time by the Board, or by the affirmative vote of the holders of 50% or more of the voting power of our common stock. The authorized number of directors is currently eight. In connection with, and effective upon the Annual Meeting, the authorized number of directors has been reduced by our Board from eight to seven, and seven persons have been nominated for election to our Board at the Annual Meeting. Each of the director nominees has been previously elected by our shareholders. Mr. Grigsby has notified the Company of his decision to retire from the Board and consequently not been re-nominated for election to our Board.

Our directors are elected each year by our shareholders. The Nominating and Corporate Governance Committee has recommended to our Board, and our Board has unanimously nominated, seven individuals for election as directors at the Annual Meeting.

Each director nominee is to be elected for a one-year term and to serve until the next annual meeting of shareholders or until his or her successor is elected and has been qualified; provided however, that if the number of directors is ever increased to 12 or more, then, pursuant to Article III, Section 2 of our by-laws, at the next shareholders’ meeting at which directors are to be elected, the Board of Directors will be divided into three classes, and directors will serve staggered three year terms.

The enclosed form of proxy provides the proxies with discretionary power with respect to the election of the nominees for director listed in this proxy statement, but does not provide the proxies with any authority to vote for the election of any person as a director other than the persons named in this proxy statement unless, for reasons we are unaware of as of the date hereof, one or more of the nominees should become unavailable. In that event, we intend that the proxies would vote for one or more substitute nominees designated by our Board prior to the Annual Meeting. Our Board has no reason to believe that any director nominee will be unable or unwilling to serve. To be elected as a director, a nominee must receive a plurality of the votes cast at the Annual Meeting by the holders of common stock. The seven nominees receiving the most votes will be elected as members of our Board.

Biographical summaries for the director nominees appear below, and data with respect to the number of shares of our common stock owned by them as of November 30, 2008, is set forth under the section entitled “Security Ownership of Management.”

J. M. Bernhard, Jr., age 54, our founder, has been our Chief Executive Officer and a director since our inception in August 1987. Mr. Bernhard served as our President from our inception until September 2003 and was re-elected as President in November 2006. He has been Chairman of our Board since August 1990. Prior to founding Shaw, Mr. Bernhard was Vice President and General Manager of Sunland Services, a pipe fabrication company, which was later acquired by Shaw. He is also a member of numerous trade and civic organizations. He graduated from Louisiana State University in 1976 with a degree in Construction Management.

James F. Barker, age 61, has served as a director since January 2004. Mr. Barker has served as president of Clemson University since October 1999. He earned his bachelor of architecture degree from Clemson in 1970 and his master of architecture and urban design degree from Washington University in St. Louis in 1973. Before returning to Clemson in 1986 to serve as dean of the College of Architecture, he was dean of the School of Architecture at Mississippi State University.

Thos. E. Capps, age 71, has served as a director since July 2007. Mr. Capps is the retired Chairman of the board of directors, President and Chief Executive Officer of Dominion Resources, Inc. (NYSE: D), a power and energy company that supplies electricity, natural gas and other energy sources and operates generation facilities, where he served from 1984 to 2007. Mr. Capps is a member of the board of visitors of the College of William & Mary; the board of trustees of the University of Richmond; the board of trustees of the Virginia Foundation for Independent Colleges, and the boards of directors of Amerigroup Corp. of Virginia Beach, a managed-health care company, and Associated Electric & Gas Insurance Services Ltd., which operates as a non-assessable mutual insurance company in the United States offering insurance and risk management products and services to the utility and related energy industry.

Daniel A. Hoffler, age 59, has served as a director since January 2006. Mr. Hoffler is the Chairman of the board of directors of Armada Hoffler, a premier commercial real estate development and construction organization located in Virginia, which he founded over 25 years ago. Before founding Armada Hoffler, Mr. Hoffler was employed as Vice President of Marketing for Eastern International, Inc., a commercial real estate development and construction company specializing in construction of warehouse and office buildings. Prior to that, Mr. Hoffler was employed as a Regional Manager for Dun and Bradstreet, a credit information provider. From 1992 through 1996, Mr. Hoffler served on the University of Virginia board of visitors. In 1987, he was chosen as the Outstanding Citizen of Hampton Roads, Virginia. In 1986, Mr. Hoffler was appointed to a five-year term to the Virginia Governor’s Advisory Board for Industrial Development for the Commonwealth of Virginia.

David W. Hoyle, age 69, has served as a director since January 1995. For the past 25 years, he has been self-employed, primarily as a real estate developer. He has been a Senator in the North Carolina General Assembly since 1992. Senator Hoyle is the Chairman of the board of directors of Citizens South Banking Corporation, a bank holding company, and is Chairman of the board of directors of its wholly-owned subsidiary, Citizens South Bank. Senator Hoyle also serves as a director of several private corporations as well as of several civic, educational and charitable organizations.

Michael J. Mancuso, age 66, has served as a director since August 2006. Mr. Mancuso was named Vice President and Chief Financial Officer of CSC, Inc. (NYSE: CSC), a publicly-held leading provider of information technology services to large corporations and governments, on December 1, 2008. In June 2006, Mr. Mancuso retired from General Dynamics Corporation, a company engaged in the field of mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems and business aviation, where he was employed since 1993, serving as Senior Vice President and Chief Financial Officer since 1994. Mr. Mancuso also serves on the board of directors for SPX Corporation (NYSE: SPW), a publicly-held industrial manufacturer headquartered in Charlotte, North Carolina, and LSI Corporation (NYSE: LSI), a publicly-held leading provider of silicon, systems and software technologies headquartered in Milpitas, California.

Albert D. McAlister, age 57, has served as a director since April 1990. Since 1975, Mr. McAlister has been a partner in the law firm of McAlister & McAlister, P.A. in Laurens, South Carolina.

Required Vote

The seven nominees receiving the most votes cast at the Annual Meeting will be elected to our Board of Directors. The enclosed form of proxy provides a means for the shareholders to vote for all of the listed nominees for director, to withhold authority to vote for one or more of the nominees or to withhold authority to vote for all of the nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE SEVEN NOMINEES FOR DIRECTOR.

PROPOSAL 2 — APPROVAL OF THE SHAW GROUP INC. 2008 OMNIBUS INCENTIVE PLAN

What is The Shaw Group Inc. 2008 Omnibus Incentive Plan?

The Shaw Group Inc. 2008 Omnibus Incentive Plan (the “Omnibus Plan”) is a comprehensive incentive compensation plan that provides for various stock-based awards, as well as cash awards. The Omnibus Plan also sets forth a list of general performance criteria that may be utilized when structuring awards that are intended to be tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Has the Board of Directors adopted the Omnibus Plan?

Yes, but the Board of Directors’ adoption of the Omnibus Plan is subject to shareholder approval at the Annual Meeting.

Is the Board of Directors asking for an increase in the number of shares available for equity grants?

As of the record date for the Annual Meeting, there remained a total of 516,228 shares that had been reserved for issuance under the Company’s equity compensation plans including The Shaw Group Inc. 2001 Employee Incentive Compensation Plan (294,179 shares) and 2005 Director Plan (222,049 shares), (collectively the “Prior Plans”), that had not yet been awarded. If our shareholders approve the Omnibus Plan, the Prior Plans will terminate, no new awards will be granted under such Prior Plans, and the authority to issue the remaining shares of common stock available under the Prior Plans will terminate. All awards granted under the Prior Plans that are outstanding as of the date of the shareholder approval of the Omnibus Plan will remain outstanding and will continue to be governed by the Prior Plans. The total number of shares reserved for issuance under the Omnibus Plan is 4,500,000 shares.

As of the record date for the Annual Meeting, the Company had 4,235,720 stock options outstanding, with a weighted average exercise price of $24.01, and a weighted average remaining contractual term of 6.94 years, as well as 1,553,095 full-value awards outstanding made up of 281,681 shares of restricted stock and 1,271,414 restricted stock units. Further, as of the record date, the Company also had an additional 1,269,657 restricted stock units outstanding that are currently payable only in cash. In the event shareholder approval of the requested new share authorization under the Omnibus Plan is obtained, such restricted stock units shall be paid out in shares, and to the extent any of the 1,269,657 restricted stock units are issued each share shall count as 1.57 shares against the share authorization of the Omnibus Plan. The Company does not anticipate that it will grant any new equity awards to eligible participants under the Prior Plans between the record date and the date of the Annual Meeting, except for a projected January 2009 grant of up to 10,000 restricted stock units.

The number of shares reserved for issuance shall be adjusted for changes in our capital structure, such as a stock split. In addition, the following categories of shares will be available again for grant under the Omnibus Plan:

•	those related to awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares (including presently outstanding awards for 5,177,411 shares under the 2001 Plan and the 2005 Director Plan); and

•	those that are settled in cash in lieu of common stock.

Why is the Board proposing adoption of the Omnibus Plan at this time?

In today’s compensation environment, our ability to attract and retain high-quality employees and high-quality independent directors (whom we refer to throughout this section as “non-employee directors”) is critical to our success. In furtherance of this objective, it is essential that we are able to provide equity incentives, such as stock options, restricted stock and restricted stock unit awards, as a part of our total compensation packages. We believe that incentive compensation grants have been an important part of our successful employee and non-employee director recruiting and retention efforts to date and we expect such grants will remain a key part of this process going into the future. We have only 294,179 shares under the 2001 Plan to be awarded in the future, and we wish to combine our equity incentives for employees and non-employee directors in one Omnibus Plan. Accordingly, our Board of Directors has adopted the Omnibus Plan to address our needs to be able to offer equity incentives going forward. NYSE listing requirements, however, require that we submit any equity compensation plan, such as the Omnibus Plan, to our shareholders for approval. The primary purpose of the Omnibus Plan is to motivate selected employees (as well as certain third-party service providers) of Shaw and certain of our subsidiaries and affiliates to put forth maximum efforts toward our continued growth, profitability and success.

When will the Omnibus Plan become effective?

The Omnibus Plan will become effective as of January 28, 2009, the date of our 2009 Annual Meeting, if it is approved by our shareholders at the Annual Meeting.

What are the consequences of failing to approve the Omnibus Plan?

In the event our shareholders fail to approve the proposal to approve the Omnibus Plan, the Omnibus Plan will not become effective and the annual incentive awards granted with respect to our 2009 performance described below will not be paid. In such event, we will be required to re-evaluate our compensation structure to ensure that it remains competitive. This evaluation may result in the modification of the amount and types of compensation that is payable to our covered employees and such compensation may not be fully deductible due to limitations of Section 162(m) of the Internal Revenue Code.

When will the Omnibus Plan terminate?

The Omnibus Plan terminates ten years from the Effective Date of the Plan. The Effective Date will be the date on which the Plan receives shareholder approval.

Who administers the Omnibus Plan?

The Compensation Committee of our Board of Directors, or another committee if designated by our Board of Directors, will administer the Plan. Only non-employee directors who meet the director independence standards set forth in the listing requirements of the NYSE may serve on the Compensation Committee. Those directors also are required to be “non-employee directors,” as that term is defined in the rules promulgated by the SEC under Section 16 of the Exchange Act, and “outside directors,” as that term is defined in the regulations promulgated under Section 162(m) of the Internal Revenue Code.

The Compensation Committee may delegate, but it is not required to delegate, some or all of its authority and duties under the Omnibus Plan to one or none of our officers, except that only the Compensation Committee may select, grant, and establish the terms of awards to our five most highly compensated officers or to any of our officers who are subject to the reporting requirements of Section 16 of the Exchange Act. Additionally, our Compensation Committee intends, on a quarterly basis, to review and ratify any awards under the Omnibus Plan that are made pursuant to any delegation of authority by it to our officers.

Who can participate in the Omnibus Plan?

The following persons are eligible to participate in the Omnibus Plan:

•	all of our employees and all employees of our 50% or more owned subsidiaries (currently in excess of 22,000 employees);

•	all employees of any entities that the Compensation Committee designates as an “affiliate,” for purposes of the Omnibus Plan;

•	our non-employee directors (currently seven directors); and

•	certain third-party service providers to Shaw and its subsidiaries and affiliates.

The selection of the participants, who will receive awards, is entirely within the discretion of the Compensation Committee, except that only Shaw employees or its 50% or more owned subsidiaries may receive incentive stock options.

What types of awards does the Omnibus Plan allow?

The Omnibus Plan authorizes the grant of the following types of awards to all eligible participants:

Stock Options.  Stock options granted under the Omnibus Plan may be incentive stock options, or non-qualified stock options. A stock option entitles the participant to purchase shares of our common stock from us at a specified exercise price. The exercise price will be fixed by the Compensation Committee at the time the option is granted, but the price cannot be less than the underlying shares’ fair market value as of the date of grant or, in the case of incentive stock options, if the participant owns more than 10% of our common stock, not less than 110% of the underlying shares’ fair market value on the date of grant. The exercise price may be paid in cash, with shares of our common stock, by a cashless (broker-essential exercise) or a combination of allowable methods. Options may be exercised at the times and subject to the conditions set by the Compensation Committee. The maximum period in which an option may be exercised will be fixed by the Compensation Committee at the time the option is granted but cannot exceed ten years or, with respect to incentive stock options granted to participants who own more than 10% of our common stock, five years.

Stock Appreciation Rights.  Stock appreciation rights, or “SARs,” are rights to receive a payment equal to the appreciation in value of a stated number of shares of our common stock from the price established by the Compensation Committee at the time of the grant in the award notice to the market value of that number of shares of common stock on the date of exercise. The exercise price of a SAR granted in tandem with an option will be equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by that option upon surrender of the right to exercise the equivalent portion of the related option. The exercise price of a freestanding SAR will be determined by the Compensation Committee on the date of grant, but the price cannot be less than the fair market value of the stated number of shares of common stock as of the date the SAR is granted.

Restricted Stock and Restricted Stock Unit Awards.  Stock awards may be granted in the form of shares of our common stock, restricted shares of our common stock or units of our restricted common stock. A unit is a bookkeeping entry we may use to record and account for the grant of an award until it is paid, cancelled, forfeited or terminated. The Compensation Committee will determine the amount and any terms, conditions, restrictions, including without limitation restrictions on transferability and the continued employment of the participant, and limitations of stock awards to be granted to any participant during a particular year. The Compensation Committee also will determine the performance or other conditions, if any, that must be satisfied before all or part of the applicable restrictions or vesting periods lapse. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a vesting period or other conditions specified by the Compensation Committee in the award notice. A participant granted restricted shares of common stock generally has most of the rights of one of our shareholders with respect to the restricted shares, including the right to receive dividends and the right to vote such shares. Each restricted stock unit has a value equal to the fair market value of a share of common stock on the date of grant (or on the date of approval by the Compensation Committee). The Compensation Committee determines, in its sole discretion, the restrictions applicable to the restricted stock units.

Performance Shares; Performance Units.  The Compensation Committee may also award performance shares and performance units having such terms, conditions, performance measures and performance goals as determined by the Compensation Committee in its discretion. Each performance share shall have an initial value equal to a share of our common stock. Each performance unit shall have an initial notional value equal to a dollar amount as established by the Compensation Committee, in its discretion.

Cash Based Awards.  While cash bonuses may, and will, be paid outside the Omnibus Plan, the Compensation Committee will determine the persons eligible to receive cash based awards under the Omnibus Plan and the amount, terms and conditions of those cash based awards. Also, no employee may receive a cash based award under the Omnibus Plan unless the cash based award constitutes a “qualified performance-based award” as described below.

Qualified Performance-Based Awards.  “Performance-based compensation” is any award (including a cash based award) granted under the Omnibus Plan that the Compensation Committee designates as performance-based compensation and that is contingent on the achievement of certain pre-established performance goals over a performance period established by the Compensation Committee. At the beginning of the performance period, in addition to the determinations to be made by the Compensation Committee as described above for any particular type of award, the Compensation Committee will determine the size of the award to be granted to the participant, the performance period, and the performance goals. At the end of the performance period the Compensation Committee will determine the degree of achievement of the performance goals which will determine the payout. No qualified performance-based award will be earned, vested or paid until the Compensation Committee certifies the attainment of the pre-established performance goals. The Compensation Committee may set performance goals using any combination of the criteria described below under “What are the performance measures under the Omnibus Plan?”, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a subsidiary, affiliate or a business unit of Shaw or any of its subsidiaries or affiliates.

Other Awards.  The Compensation Committee may grant any other type of award that is consistent with the Omnibus Plan’s purpose.

What are the performance measures under the Omnibus Plan?

Under the Omnibus Plan, any award may, but need not, be subject to the satisfaction of one or more performance measures. Performance-based compensation will be awarded if the Compensation Committee determines that such awards are in the best interest of Shaw and its shareholders. Performance measures for awards will be determined by the Compensation Committee and will be designed to support our business strategy and align executives’ interests with shareholder interests.

Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code will be subject to performance measure based on one or more of the following business criteria as applied, in the Compensation Committee’s discretion:

•	Net earnings or net income (before or after taxes);

•	Earnings per share;

•	Net sales or revenue growth;

•	Net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	Earnings before or after taxes, interests, depreciation, and/or amortization;

•	Gross or operating margins;

•	Productivity ratios;

•	Share price (including, but not limited to, growth measures and total shareholder return);

•	Expense targets;

•	Cost reduction or savings;

•	Performance against operating budget goals;

•	Margins;

•	Operating efficiency;

•	Market share;

•	Customer satisfaction;

•	Working capital targets;

•	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

•	Completion of securities offering; and

•	Completion of corporate refinancing.

What types of awards does the Omnibus Plan allow for non-employee directors?

Our non-employee directors generally may receive awards under the Omnibus Plan similar to those granted to other participants. We have described those grants under the caption “Director Compensation” above. The Board of Directors may provide that all or a portion of a non-employee director’s annual retainer and/or retainer fees or other awards or compensation be payable in non-qualified stock options, restricted shares and restricted stock units, either automatically or at the option of the non-employee directors. The Board of Directors will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board of Directors. Other than with respect to their retainer and other fees, non-employee directors are also eligible to receive other awards pursuant to the terms of the Omnibus Plan, including options and SARs, restricted shares and restricted stock units, upon such terms as the Board of Directors may determine; provided, however, that with respect to awards made to non-employee directors, the Omnibus Plan will be administered by our Board.

Are there any limits on the amount or terms of awards that can be granted under the Omnibus Plan?

Yes. The maximum number of shares of common stock that may be issued as incentive stock options under the Omnibus Plan shall be 4.5 million. The maximum number of shares of common stock that may be issued pursuant to any award (other than stock options and SARs) that is settled in shares of common stock shall be 4.5 million. Under the Omnibus Plan, every share subject to a restricted stock or restricted stock unit award (or other full-value award) will reduce the number of shares available for issuance by 1.57 shares. No employee will be eligible to receive a cash based award under the Omnibus Plan in excess of $10 million in any calendar year. The maximum aggregate number of shares subject to options and SARs granted to any one individual in any one Plan year will be 2.5 million. The maximum aggregate number of shares subject to restricted stock and restricted stock units granted to any one individual in any one Plan year shall be 500,000. The maximum aggregate amount awarded or credited with respect to performance units to any one individual in any one Plan year may not exceed $2,000,000 determined as of the date of payout. The maximum aggregate number of shares subject to performance shares that an individual may receive in any one Plan year shall be 100,000 shares determined as of the date of payout. The maximum aggregate amount awarded or credited with respect to cash-based awards to any one individual in any one Plan year may not exceed $10 million determined as of the date of payout. The maximum aggregate number of shares subject to another stock-based award to any one individual in any one Plan year may not exceed 100,000 shares determined as of the date of payout.

Who can amend the Omnibus Plan?

Our Board may amend the Omnibus Plan at any time for any reason or no reason, except that our Board must obtain shareholder approval to adopt any amendment:

•	to comply with the listing or other requirements of an automated quotation system or stock exchange; or

•	to comply with applicable U.S. or state laws, or regulations and the law of any foreign country or jurisdiction where awards are granted under the Omnibus Plan.

What happens to awards under the Omnibus Plan if there is a change in control of Shaw?

Unless otherwise determined by our Board or the Compensation Committee prior to the “change in control,” in the event of a “change in control” of Shaw, as defined in the Omnibus Plan:

•	unless exchanged for qualifying replacement awards as described in the Omnibus Plan, all stock options, including those awarded to our non-employee directors, and SARs granted under the Omnibus Plan will fully vest;

•	all awards other than stock options and SARs that are not vested and as to which vesting depends solely upon satisfaction by a participant of a service obligation shall vest in full and be free of restrictions; and

•	for all other awards, treatment upon a change of control shall be determined by the applicable award agreement.

A “change in control” will occur if:

•	any person becomes the beneficial owner of 50% or more of our voting securities;

•	any person acquires assets from the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all assets of the Company immediately prior to such acquisition; or

•	our directors cease to constitute a majority of the Board during any given twelve-month period unless a majority of the directors in office at the beginning of that period approved the nomination of any new director.

What happens to awards of participants whose employment is terminated?

The Compensation Committee will determine the terms and conditions that apply to any award upon the termination of employment with Shaw, its subsidiaries and affiliates, and provide such terms in the applicable award agreement or in its rules or regulations.

What are the federal tax consequences of the awards granted under the Omnibus Plan?

The following is a brief summary of the United States federal income tax consequences related to awards granted under the Omnibus Plan:

Tax consequences to Shaw and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and Shaw is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, an SAR or a restricted share award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant generally must recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise.

If a participant sells shares acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant generally must recognize ordinary income equal to the difference between (i) the fair market value of the shares at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of such shares), and (ii) the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

Shaw generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. Shaw generally is not entitled to a tax deduction relating to amounts that represent capital gain to a participant. Accordingly, Shaw will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.

Similarly, the exercise of an SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise, in an amount equal to the increase in value, if any, of the underlying stock following the date of grant. Shaw will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to an SAR, at the time the participant includes the amount in their income. Upon a grant of a share award, the participant will recognize ordinary income on the fair market value of the common stock at the time of the grant. Upon a grant of restricted shares, the participant will recognize ordinary income on the fair market value of the common stock at the time the restricted shares vest unless a participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any common stock acquired through the exercise of an SAR or through a share award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the SAR is exercised, the shares are awarded or the restricted shares become vested (or are granted, if a Section 83(b) election is made). Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant.

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to its four most highly compensated executives. However, compensation that qualifies as “performance-based compensation” is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. Shaw intends that qualified performance-based awards qualify as “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations.

Our ability (and the ability of our subsidiaries) to obtain a deduction for future payments under the Omnibus Plan could also be limited by the golden parachute payment rules of Section 280G of the Internal Revenue Code, which prevents the deductibility of certain excess parachute payments made in connection with a change in control of an employer corporation. The Omnibus Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

The foregoing discussion is general in nature and is not intended to be a complete description of the United States federal income tax consequences of the Omnibus Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Plan are urged to consult a tax advisor as to the tax consequences of participation.

What benefits have been approved under the Omnibus Plan, subject to shareholder approval?

None.

How many shares currently are subject to outstanding options, what is the average exercise price and how many shares are available for grant under Shaw’s existing equity compensation plans?

Equity Compensation Plan Information as of August 31, 2008

The following table provides information as of August 31, 2008, regarding the shares of our common stock that may be issued under our existing equity compensation plans.

	A	B	C
			Number of Securities
		Weighted Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance Under
	be Issued Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column A)

Equity Compensation Plans Approved by Shareholders(1)	3,002,177	$26.38	2,355,133
Equity Compensation Plans Not Approved by Shareholders(2)	101,324	$23.52	389,500
Total	3,103,501	$26.28	2,744,633

(1)	Consists of the 1993 Employee Stock Option Plan, the 2001 Employee Incentive Compensation Plan and the 2005 Director Plan. At August 31, 2008, of the number of securities remaining available for future issuance in column (C), 222,049 shares of common stock may be subject to awards under the 2005 Director Plan and 2,133,084 shares of common stock may be subject to stock options, SARs, restricted stock, restricted stock units and performance share awards under the 2001 Employee Incentive Compensation Plan. In accordance with SEC rules, the information in this table with respect to the 2001 Employee Incentive Compensation Plan includes the securities previously authorized for issuance.

(2)	Consists solely of the Stone & Webster Acquisition Stock Option Plan. No stock options under this plan were awarded to our directors or executive officers.

The Stone & Webster Acquisition Stock Option Plan.  The Stone & Webster Acquisition Stock Option Plan (the “S&W Plan”) was implemented by the Board of Directors effective as of July 28, 2000 solely in connection with our acquisition of substantially all of the assets of Stone & Webster, Incorporated to award non-statutory stock options to (1) some of our non-executive officers and key employees who contributed significantly to the acquisition; and (2) certain key employees of Stone & Webster who were retained by us. The S&W Plan is a non-shareholder approved plan. Stock option awards covering 1,089,000 shares of common stock were awarded at an average exercise price of $21.23 per share, and each award vests in four equal 25% annual installments beginning one year from the award date. All options are non-statutory options under Federal tax law. As of August 31, 2008, options covering 101,234 shares of common stock were outstanding under the S&W Plan. 407,500 options have been cancelled and options covering 580,176 shares had been exercised.

The Compensation Committee acts as administrator of the S&W Plan. All options under the S&W Plan are generally non-transferable other than by will or the laws of descent and distribution. All options will become fully exercisable upon the occurrence of a Change of Control as defined in the S&W Plan. A “Change of Control” is defined generally as the happening of any of the following: (1) when any person (except any shareholder who, as of January 1, 2001, owned 10% or more of the combined voting power of us) becomes the beneficial owner of 20% or more of the combined voting power of us; (2) when, during a period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the members of our Board of Directors cease for any reason other than death or disability to constitute at least a majority thereof; (3) the acquisition of us or all or substantially all of our assets by a third party; or (4) we file a report or proxy statement with the SEC disclosing that a change of control of us has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

In the event of a corporate transaction involving us (including any stock dividend, stock split, split-up, split-off, combination or exchange of shares, merger, consolidation, reorganization, recapitalization or other similar transactions), the Compensation Committee may adjust awards and the number of shares of common stock subject to the S&W Plan to preserve the benefits or potential benefits of awards thereunder.

The S&W Plan will terminate automatically on July 28, 2010, and the Board of Directors may suspend or terminate the S&W Plan at any earlier time. The Board of Directors may amend the S&W Plan from time to time in its sole discretion unless the amendment would, under applicable federal, state or local law, require shareholder approval. Further, no amendment may impair the rights of any participant without his or her consent. The Compensation Committee has the authority under the S&W Plan to modify, extend or renew the terms of any outstanding option grants under the S&W Plan; however, no modification to an outstanding option may be made without the participant’s consent if the modification would impair the rights or obligations of the participant thereunder.

Share issuances under the 1993 Employee Stock Option Plan, the 2001 Employee Incentive Compensation Plan and the 2005 Director Plan will not reduce or otherwise affect the number of shares of common stock available for issuance under the S&W Plan, and share issuances under the S&W Plan will not reduce or otherwise effect the number of shares of common stock available for issuance under the 1993 Employee Stock Option Plan, the 2001 Employee Incentive Compensation Plan or the 2005 Director Plan.

What was the recent closing price of Shaw’s common stock?

The closing price of our common stock reported on the NYSE on December 5, 2008, the record date for the Annual Meeting, was $16.27 per share.

Is the description of the Omnibus Plan in this document complete?

No. The description of the Omnibus Plan in this proxy statement is only a summary. We encourage you to read the entire Omnibus Plan to understand all of its terms. A copy of the Omnibus Plan has been provided as Appendix B to this proxy statement. In addition, we will send to you, without charge, a copy of the Omnibus Plan upon your request. You may send your request to: Corporate Secretary, The Shaw Group Inc., 4171 Essen Lane, Baton Rouge, LA 70809.

What vote is required for approval of the Omnibus Plan?

Shaw’s by-laws and Section 162(m) of the Internal Revenue Code provide that this proposal must be approved by the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. The enclosed form of proxy provides a means for shareholders to vote “For,” “Against” or to “Abstain” on Proposal No. 2. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. As noted above, the approval of the Omnibus Plan is a “non-routine” matter, and any bank, broker or other nominee will not have the discretion to provide a vote on this matter without the beneficial owner’s specific instruction to vote either “For,” “Against,” or “Abstain” on Proposal No. 2.

If Proposal No. 2 is not approved by our shareholders, we will have a very limited ability to issue equity awards other than to non-employee directors under the 2005 Director Plan.

What does the Board recommend?

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE SHAW GROUP INC. 2008 OMNIBUS INCENTIVE PLAN.

OUR EXECUTIVE MANAGEMENT TEAM

The following table provides information with respect to our current executive officers. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

Name	Age	Position

J.M. Bernhard, Jr.	54	Chairman of the Board of Directors, President and Chief Executive Officer
David P. Barry	57	President of the Nuclear Division of the Power Group
Robert L. Belk	59	Executive Vice President
George P. Bevan	61	President of the Environmental & Infrastructure (E&I) Group
David L. Chapman, Sr.	62	President of the Fabrication & Manufacturing (F&M) Group
Brian K. Ferraioli	53	Executive Vice President and Chief Financial Officer
R. Monty Glover	54	President of the Fossil Division of the Power Group
Gary P. Graphia	46	Executive Vice President, Corporate Development and Strategy
Michael J. Kershaw	59	Senior Vice President and Chief Accounting Officer
D. Ron McCall	60	President of the Maintenance Division of the Power Group
Louis J. Pucher	65	President of the Energy & Chemicals (E&C) Group
Clifton S. Rankin	40	General Counsel and Corporate Secretary

J.M. Bernhard, Jr. — For biographical information on Mr. Bernhard, see “Proposal 1 — Election of Directors.”

David P. Barry currently serves as President of the Nuclear Division of our Power Group. He joined us in March 2006 as the President of Shaw Stone & Webster Nuclear Services Division. Immediately prior to joining us, Mr. Barry was employed by Bechtel Corporation, a global engineering, construction and project management company, since December 1999, holding a number of positions including operations manager for Bechtel’s offices in Frederick, Maryland, Baghdad, Iraq and London, England and business development manager for fossil power projects. Mr. Barry has over 30 years of experience in the engineering and construction industry.

Robert L. Belk currently serves as our Executive Vice President. He joined us in October 1998, as our Executive Vice President and Chief Financial Officer and held this position until July 6, 2007. Mr. Belk served as one of our directors from January 2005 to January 2006, when he was not nominated for re-election.

George P. Bevan currently serves as the President of our Environmental & Infrastructure Group, having held this position since June 2008. Mr. Bevan first joined us in September 1994 as Vice President of Business Development, and held this position until February 1996, when he was appointed Executive Vice President of Corporate Development. Mr. Bevan served as Executive Vice President of Corporate Development until September 2003, when he was appointed as our Vice President of Government Affairs and President of one of our subsidiaries in which position he served until March 2007, when he was appointed President of the Infrastructure Division and then Commercial and State & Local Government (“CSL”) Division of our Environmental & Infrastructure Group. He served as CSL Division President until his June 2008 appointment as President of our Environmental & Infrastructure Group.

David L. Chapman, Sr. currently serves as President of the Fabrication & Manufacturing Group. He joined us in April 2002 as President of our Fabrication & Manufacturing Division, which is now known as the Fabrication & Manufacturing Group. Mr. Chapman has over 34 years of experience in the industrial fabrication business. From 1994 to 2002, Mr. Chapman was employed by Turner Industries Group, a large industrial contracting company, where he served as President of International Piping Systems, Turner International Piping Systems and International Painting Corporation.

Brian K. Ferraioli currently serves as Executive Vice President and Chief Financial Officer. He joined us in July 2007 as our Executive Vice President, Finance until October 2007, when he was appointed to his current position. Prior to joining us and since November 2002, Mr. Ferraioli served as Vice President and Controller of Foster Wheeler, Ltd. From July 2000 until November 2002, Mr. Ferraioli served as Vice President and Chief Financial Officer of Foster Wheeler USA Corporation, and from July 1998 to July 2000, Mr. Ferraioli served as Vice President and Chief Financial Officer of Foster Wheeler Power Systems, Inc. Foster Wheeler is a global engineering and construction contractor and power equipment supplier.

R. Monty Glover currently serves as President of the Fossil Division of our Power Group, having held this position since June 2007. Mr. Glover first joined us in March 2001 as Vice President of Construction Operations, and held this position until March 2003 when he was appointed as President of our Engineering, Construction & Maintenance (“ECM”) Division. Mr. Glover served as President of Construction — ECM Division until April 2007 when he was appointed as President of the Construction Division of the Power Group. He served as President of the Construction Division until his recent appointment as President of the Fossil Division of the Power Group. Mr. Glover has over 30 years of experience in the engineering and construction industry.

Gary P. Graphia currently serves as Executive Vice President, Corporate Development and Strategy. He joined us in August 1999, as our General Counsel and Corporate Secretary and served in that position until November 2006 when he was appointed Executive Vice President, Secretary and Chief Legal Counsel. He served as our Executive Vice President, Secretary and Chief Legal Counsel until May 2007, when he was appointed to his current position.

Michael J. Kershaw currently serves as our Senior Vice President and Chief Accounting Officer, having held this position since December 2007. Mr. Kershaw first joined us in September 2007 as Senior Vice President and Corporate Controller, and held this position until appointed to his current position. Prior to joining Shaw, since 2005, Mr. Kershaw served as the E&C Division Chief Financial Officer for KBR, Inc., a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. From 2003 until 2005, Mr. Kershaw served as Senior Controller for KBR. Prior to his employment by KBR, from 1997 until 2002, Mr. Kershaw served in several positions with Koch Industries, Inc.

D. Ron McCall currently serves as President of the Maintenance Division of our Power Group. He joined us in August 2002 as President of our Maintenance Division. In September 2004, Mr. McCall was appointed as President of our Maintenance & Construction Division. Mr. McCall joined us from Turner Industries Group, a large industrial contracting company, where he served for 23 years as Senior Vice President of Construction and Maintenance of the Western Division.

Louis J. Pucher currently serves as President of our Energy & Chemicals Group. He joined us in March 2007 as President of E&C operations, and was promoted to his current position in July 2007. Prior to joining Shaw, Mr. Pucher served as Senior Vice President of KBR Inc.’s Energy & Chemicals Division from August 2003 to September 2006. KBR, Inc. is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. Prior to his position with KBR, from June 1966 to July 2003, Mr. Pucher held various management positions with M.W. Kellogg Company, a global full-service engineering, procurement and construction contractor.

Clifton S. Rankin was appointed as General Counsel and Corporate Secretary in May 2007. Immediately prior to joining us, Mr. Rankin practiced law in the Houston office of the international law firm Vinson & Elkins L.L.P., where he was employed for 15 years and had been a partner since 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The rules of the SEC require disclosure regarding any persons known to us to be a beneficial owner of more than 5% of the outstanding shares of our common stock. The following table sets forth the beneficial ownership of our common stock by each person who has reported beneficial ownership of more than 5% of our common stock, based on reports filed with the SEC by these persons.

	Number of Shares
Name and Address of	and Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

Jeffrey L. Gendell(1)	7,514,821(1)	8.73	%(1)
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830
AllianceBernstein L.P.(2)	4,628,019(2)	5.38	%(2)
1345 Ave of the Americas
New York, NY 10105-0302

(1)	Beneficial ownership information is based on information contained in Schedule 13G/A filed with the SEC on February 8, 2008, by Jeffrey L. Gendell (“Mr. Gendell”), on behalf of himself and certain of his affiliates. Mr. Gendell is the managing member of Tontine Management, L.L.C. (“TM”), a Delaware limited liability company, the general partner of Tontine Partners, L.P. (“TP”), a Delaware limited partnership. Mr. Gendell is also the managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P. (“TCP”), a Delaware limited partnership. Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), the investment adviser to Tontine Capital Overseas Master Fund, L.P., a Cayman Islands partnership (“TCO”), Tontine Overseas Fund, Ltd., a Cayman Islands Corporation (“TOF”) and certain managed accounts. TOA, through TO, TCO and its separately managed accounts owns 2,396,342 shares of our common stock. TP directly owns 2,984,062 shares of our common stock. TM, through TP, owns 2,984,062 shares of our common stock. TCP directly owns 2,134,417 shares of our common stock. TCM, through TCP, owns 2,134,417 shares of our common stock. Mr. Gendell, a United States citizen, does not directly own the 7,514,821 shares of our common stock. All of the foregoing shares of common stock may be deemed to be beneficially owned by Mr. Gendell, but Mr. Gendell disclaims beneficial ownership of our securities for purposes of Section 16(a) under the Exchange Act or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, and interest in the profits of, TP, TM, TCP, TCM, TOA and TOF L.L.C. Percent of Class is calculated based upon information in the filing described above and the number of shares of our common stock outstanding on November 30, 2008.

(2)	Beneficial ownership information is based on information contained in a Form 13F filed with the SEC for the quarter ended September 30, 2008 by AXA and affiliated entities, including AllianceBernstein L.P., as institutional investment managers. Based on the Form 13F, AllianceBernstein, L.P. was the beneficial owner of 4,597,869 shares of our common stock with sole voting power over 4,125,397 of these shares, shared voting power over 18,542 of these shares and no voting power over 453,930 of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock, as of November 30, 2008 (except as otherwise noted) by:

•	each director, including nominees for election at the Annual Meeting;

•	each named executive officer; and

•	all of our current directors and executive officers as a group.

The following shareholders have sole voting and investment power with respect to shares beneficially owned by them, except to the extent that authority is shared by spouses under applicable law, or as otherwise noted. The address for each of the following shareholders is c/o The Shaw Group Inc., 4171 Essen Lane, Baton Rouge, Louisiana 70809. None of our directors or executive officers has pledged any shares of our common stock.

	Amount and Nature of Beneficial Ownership
			Options	Total
			Currently	Shares of
	Shares of		Exercisable or	Common
	Common		Exercisable	Stock
	Stock		within 60	Beneficially	Percent of
Name of Beneficial Owner	(1)(2)(3)(4)		Days(4)(5)	Owned(4)(6)	Class (7)

Directors:
J.M. Bernhard, Jr. (Chairman, President and Chief Executive Officer)	294,470		1,212,829	1,507,299	1.75%
James F. Barker	4,056		6,600	10,656	*
Thos. E. Capps	3,801		1,922	5,723	*
L. Lane Grigsby	25,756		9,428	35,184	*
Daniel A. Hoffler	11,728		4,100	15,828	*
David W. Hoyle	30,306	(8)	15,428	45,734	*
Michael J. Mancuso	659		3,031	3,690	*
Albert D. McAlister	135,262		12,428	147,690	*
Named Executive Officers (other than Mr. Bernhard):
Brian K. Ferraioli	10,742		9,145	19,887	*
Dirk J. Wild	13,538		11,024	24,562	*
Robert L. Belk	78,726		24,934	103,660	*
David P. Barry	14,500		6,649	21,149	*
Gary P. Graphia	22,969		29,238	52,207	*
Ronald W. Oakley	34,162		5,074	39,236	*
All current directors, director nominees, named executive officers and current executive officers as a group (21 persons)(9)	723,606		1,463,792	2,187,398	2.54%

*	Less than 1%

(1)	Includes shares over which the person or members of his immediate family hold or share voting and/or investment power and excludes shares listed under the column “Options Currently Exercisable or Exercisable within 60 Days.” For named executive officers; shares owned through our 401(k) Plan are included.

(2)	Includes shares of restricted stock for which the restriction period had not expired and as to which the following individuals have sole voting power but no investment power, as follows: Mr. Bernhard — 73,502 shares; Mr. Ferraioli — 6,804; Mr. Wild — 4,312 shares; Mr. Belk — 17,954 shares; Mr. Barry — 9,719 shares; Mr. Graphia — 11,272 shares; and Mr. Oakley — 4,682 shares.

(3)	Includes phantom shares awarded under our 2005 Non-Employee Director Stock Incentive Plan to our non-employee directors that will convert into shares of common stock within 60 days of November 30, 2008, as follows: Mr. Barker — 289; Mr. Capps — 289; Mr. Grigsby — 289; Mr. Hoffler — 289; Mr. Hoyle — 289; Mr. Mancuso — 289; and Mr. McAlister — 289. Phantom shares do not have voting rights. Includes restricted stock units awarded under our 2001 Employee Incentive Compensation Plan to employees that will convert into shares of common stock within 60 days of November 30, 2008, as follows: Mr. Bernhard — 9,716; Mr. Ferraioli — 2,067; Mr. Wild — 517; Mr. Belk — 0; Mr. Graphia — 1,551; Mr. Barry — 827; and Mr. Oakley — 0. Restricted stock units do not have voting rights.

(4)	Despite our best efforts to provide more current share ownership information, November 30, 2008, is the most recent practicable date by which we could obtain the information necessary to accurately report share ownership by our management. However, based upon filings made with the SEC under Section 16 of the Exchange Act subsequent to November 30, 2008, we are not aware of any transactions in our common stock by any of our directors or named executive officers.

(5)	Includes shares underlying options granted by us that are exercisable as of November 30, 2008, and shares underlying options that become exercisable within 60 days thereafter.

(6)	Represents the total of shares listed under the columns “Shares of Common Stock” and “Options Currently Exercisable or Exercisable within 60 Days.”

(7)	Based on total shares outstanding at November 30, 2008.

(8)	Includes 2,250 shares of common stock beneficially owned by Senator Hoyle’s spouse.

(9)	The shares reported as beneficially owned by all current directors, named executive officers and current executive officers, as a group, include 148,689 shares of restricted stock awarded to the named executive officers and executive officers as to which the named executive officers and executive officers have sole voting power but no investment power as of November 30, 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis section of our proxy statement is intended to help our shareholders understand our executive compensation philosophy, objectives, elements, policies and practices. It is also intended to provide context for the compensation information (set forth in detail in the compensation tables and narrative discussion below) for the following persons, who are our “named executive officers” as defined by the SEC, for the fiscal year ended August 31, 2008:

•	J.M. Bernhard, Jr., Chairman of the Board, President and Chief Executive Officer (our “CEO”);

•	Brian K. Ferraioli, Executive Vice President and our Chief Financial Officer;

•	Dirk J. Wild, Senior Vice President, Administration and our Interim Chief Financial Officer for the period commencing June 1, 2007, and ending October 10, 2007, when Mr. Ferraioli assumed the position of Chief Financial Officer;

•	Robert L. Belk, Executive Vice President;

•	David P. Barry, President of the Nuclear Division of our Power Group;

•	Gary P. Graphia, Executive Vice President, Corporate Development and Strategy;

•	Ronald W. Oakley, Managing Director of Shaw Group UK Holdings; and

•	Richard F. Gill, our former Executive Vice President, Chairman of the Executive Committee and President of the Power Group until his death on March 20, 2008. Mr. Gill would have been one of our top three highest paid executives had he still been serving as an executive officer on August 31, 2008.

The first part of this discussion describes the philosophy and objectives of our compensation program and how we have designed it to reward achievement in accomplishing target corporate goals. We follow that discussion with a description of the key elements of our compensation and why we have selected those elements of compensation. Finally, we describe how we determine the form and amount of each compensation element to meet our compensation objectives and support our business strategy.

Philosophy and Objectives of Our Compensation Program

Our success in achieving our short- and long-term objectives is contingent on our ability to attract, motivate and retain top executive talent with the requisite skills and experience to develop, expand and execute our business strategy. The engineering and construction industry has experienced a period of significant growth, and, consequently, top executive talent is in increasingly short supply. Competing for executive talent in this environment is both challenging and critical to our success, and our rate of growth has been significant in the past several years. Accordingly, our need to attract and retain highly-qualified professional personnel continues to be a management priority.

The following principles and guidelines provide a framework for our overall executive compensation program:

•	Competitiveness — To attract the best qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term shareholder value, we believe our total compensation and benefits must be highly competitive and reflect the value of each executive’s position in the highly competitive market in which we operate and within Shaw.

•	Alignment with Shareholders’ Interests — We believe executives’ interests are more directly aligned with the interests of our shareholders when compensation programs emphasize short- and long-term performance, business objectives and strategies and are significantly impacted by the value of our stock.

•	Motivate Achievement of Financial and Strategic Goals — We believe the most effective way to achieve our short- and long-term financial goals and strategic objectives is to make a significant portion of an executive’s overall compensation dependent upon the achievement of such goals and objectives and on the value of our stock.

•	Reward Performance — While total compensation for an executive should be both competitive and tied to achievement of financial and strategic objectives, we believe individual achievement should be appropriately rewarded.

Our Executive Compensation Process

The philosophy, objectives, elements, policies and practices of compensation for our executive officers are set by the Compensation Committee. The Compensation Committee also reviews and approves the features and design of our executive compensation program and approves the compensation levels, individual objectives and financial targets for our executive officers. Please see “Committees of Our Board — Compensation Committee” for additional discussion regarding our Compensation Committee.

The Compensation Committee retains Hewitt, an independent executive compensation consulting firm, to provide objective analysis, advice and information to the Compensation Committee related to executive officer compensation. In addition, Hewitt provides to the Compensation Committee market information and analyses regarding base salary, annual cash incentive compensation, long-term equity incentive compensation, executive benefits and perquisites. In addition, in 2008, Hewitt assisted us in the preparation of the 2008 Omnibus Plan. Hewitt currently provides no other services for Shaw.

The Compensation Committee normally determines, annually at its regularly-scheduled meeting following the end of the prior fiscal year, base salary, annual cash incentive compensation targets and long-term equity incentive compensation for our executive officers and relevant performance expectations for the then current fiscal year, as well as actual cash incentive amounts in respect of the prior fiscal year. The Compensation Committee considers recommendations from our CEO in making decisions regarding our executive compensation program and compensation of our executive officers. As part of the annual compensation planning process, our CEO and other senior executives recommend targets for our incentive compensation programs to the Compensation Committee. Following an annual performance review process, including assessment of the achievement of established financial and non-financial objectives, our CEO also recommends base salary, annual cash incentive compensation and long-term equity incentive compensation for our other executive officers. Our CEO presents to the Compensation Committee his evaluation of each executive officer’s contributions during the previous year, including strengths and development needs. The Compensation Committee may set base salaries and grant short-term cash incentives and long-term equity incentives for executive officers at other times to reflect promotions and new hires.

After input from our CEO, as well as from Hewitt, and the assessment of trends and competitive data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of each compensation element for our executive officers. Consistent with this practice, the Compensation Committee reviews each executive officer’s compensation history, including base salary, annual cash incentive compensation and long-term equity incentive compensation and also reviews the types and levels of other benefits such as perquisites and severance benefits.

When setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the financial measures, weighting and targets for annual cash incentive compensation. The specific financial measures, targets and objectives are believed to foster sustainable long-term value for our shareholders and are aligned with our annual operating plan.

Competitive Benchmarking

Each element of our executive compensation program is addressed in the context of competitive practices. We operate in an extremely competitive market for executive talent. The Compensation Committee reviews external benchmarks, surveys and trend information from Hewitt. Benchmarking is an important tool that provides our Compensation Committee a point of reference to ensure that our target compensation is competitive among companies with whom we compete for business and executive talent. The Compensation Committee benchmarks total target compensation for our executive officers to be within a range between the 50th and 75th percentiles of our industry comparator group. While the Compensation Committee believes that benchmarking data is the appropriate starting point for its annual compensation process, it is not the determinative factor for the amount of compensation actually paid. The Compensation Committee retains discretion in setting an executive’s compensation, and as a result the total compensation for an executive (or any particular element thereof) may differ materially from the benchmarks and is influenced by factors including experience in position, criticality of position, individual and organization performance, skills and capabilities, overall impact/contribution, “premiums” required to attract or retain key executives and internal equity.

For fiscal year 2008, the Compensation Committee engaged Hewitt to provide a competitive market assessment study of our compensation program for our named executive officers and other executive officers. The study was intended to: (1) provide an overview of the competitiveness of our executive compensation program; (2) measure the value of each component of pay relative to the market; and (3) develop a framework for compensation planning and pay decisions. Two comparison groups were used — (a) the Heavy Industrial group and (b) the Industry Peer group. The Heavy Industrial group, consisting of 16 companies participating in Hewitt’s TCMtm database utilizes survey data that is focused on similar officer positions within these peer companies. These companies are involved in heavy industry and have revenues that are similar to those of Shaw. Hewitt’s comparative market data for the Heavy Industrial group is subjected to a regression analysis that adjusts that data to the size of Shaw and the financial scope of our executives’ responsibilities. The Industry Peer group, consisting of 12 direct industry peers in related engineering, construction and environmental services businesses, utilizes publicly available proxy data for the CEO, the Chief Financial Officer and the next three highest paid officers. Hewitt makes no adjustments to the publicly available proxy data for relative company size.

The comparison groups consisted of the following companies:

Heavy Industrial	Industry Peers

Fluor Corporation	Fluor Corporation
Cummins, Inc.	KBR Inc.
Air Products and Chemicals Inc.	Jacobs Engineering Group Inc.
Rohm and Haas Company	URS Corp.
Ball Corporation	McDermott International
Dover Corporation	FMC Technologies
Rhodia Inc.	Foster Wheeler Ltd.
McDermott International	Cooper Industries Ltd.
FMC Technologies	Chicago Bridge & Iron Co.
Cameron International Corporation	Aecom Technology Corp.
Foster Wheeler Ltd.	Emcor Group Inc.
Cooper Industries Ltd.	Cameron International Corporation
Chicago Bridge & Iron Co.
AMSTED Industries Incorporated
Kennametal Inc.
Valmont Industries, Inc.

The Compensation Committee believes that both the Heavy Industrial group and the Industry Peer group are appropriate benchmarking comparisons because of the similarity in business and financial characteristics between Shaw and the companies comprising these comparator groups. Changes to companies included in the Heavy Industrial Peers were made due to availability to survey information provided by each company. For the Industry Peers, Washington Group International, Inc. is no longer a publicly traded company so is no longer available for this analysis. In the review of each company in the Industry Peers, it was determined that Tetra Tech Inc. was no longer an appropriate peer and was removed from the analysis. In addition, Cooper Industries Ltd., Aecom Technology Corp., Emcor Group Inc. and Cameron International Corporation were identified as appropriate comparator companies for this analysis and were added in fiscal year 2008.

Based upon our compensation philosophy, the data provided by Hewitt indicates that the nature and value of the benefits we provide are within a competitive band with those offered by companies in our comparison groups. Our total target compensation (base salary plus target annual cash incentive compensation plus target long-term equity incentive compensation) for our named executive officers is generally between the 50th and the 75th percentiles for comparable positions in our Heavy Industrial and Industry Peer comparator groups. Our mix of compensation also varies somewhat from that of our comparator groups. Generally, target total cash compensation (base salary plus target annual cash incentive compensation) for our named executive officers is at or above the 75th percentile for comparable positions in our Heavy Industrial and Industry Peer comparator groups. Correspondingly, our target long-term equity incentive compensation receives comparatively less weight and is generally lower than that for comparable positions in our Heavy Industrial and Industry Peer comparator groups.

Components of Our Compensation Program

During fiscal year 2008, the compensation program for our executive officers consisted of the following elements:

•	base salary;

•	annual cash incentive compensation;

•	long-term equity incentive compensation, including stock options and restricted stock units;

•	retirement plans, including a 401(k) plan and deferred compensation plan;

•	welfare and other personal benefits; and

•	perquisites.

Mix of Compensation Components

Our CEO founded Shaw and, as of November 30, 2008, owned approximately 1.75% of the outstanding shares of Shaw stock, a significant equity stake in our company. Consequently, the Compensation Committee believes that the CEO is better incentivized by receiving a greater proportion, in comparison to his peers in our comparator groups, of his compensation in base salary and annual cash incentive compensation. Additionally, we believe it is in our shareholders’ interests to align executive behavior by having the compensation of the remainder of our executive management team be consistent with that of the CEO. Consequently, a greater proportion of our executive management team’s total compensation is focused on base salary and annual cash incentive compensation, rather than long-term equity incentive compensation, as compared to similar positions in companies comprising our comparator groups.

Fiscal Year 2008 Target Total Direct Compensation for Our Named Executive Officers.  The following table sets forth the fiscal year 2008 target compensation for our named executive officers. The table is arranged by type of compensation, and each type of compensation is expressed as a percentage of the executives’ Target Total Direct Compensation. As described more fully below, the targets were established at the beginning of fiscal year 2008. The Annual Base Salary Rate in the table is the annual rate of base salary approved for the named executive officers effective October 29, 2007, unless it was changed during fiscal year 2008, in which case it is the annual base salary rate in effect for the named executive officer as of August 31, 2008. Target Non-Equity Incentive Plan Compensation is the target annual cash incentive compensation payable for achievement of certain performance measures under our 2005 Management Incentive Plan (the “MIP”) (including any portion thereof consisting of guaranteed minimum annual cash incentive compensation). The Target Equity Award is target long-term equity incentive compensation and is based upon the dollar value established for each of the named executive officers. The dollar value was used to determine the actual number of stock options granted and shares of restricted stock units awarded. These values differ from the dollar values for stock awards and option awards set forth in the Summary Compensation Table on page 51 which are based upon the amount of SFAS 123R expense recognized in fiscal year 2008 for awards and grants made in fiscal year 2008 and prior fiscal years. The percentages illustrate the portion of Target Total Direct Compensation that each of the components represents.

Fiscal Year 2008 Target Total Direct Compensation Table

					Target Long-Term		Target Total
	Annual Base		Target Annual Cash		Equity Incentive		Direct
Named Executive Officer	Salary Rate		Incentive Compensation		Compensation		Compensation

J.M. Bernhard, Jr.	$1,760,000	19.3%	$2,640,000	29.0%	$4,700,000	51.7%	$9,100,000	100%
Chairman, President and Chief Executive Officer
Brian K. Ferraioli	$604,000	27.4%	$604,000	27.4%	$1,000,000	45.2%	$2,208,000	100%
Executive Vice President and Chief Financial Officer
Dirk J. Wild	$335,000	44.5%	$167,500	22.3%	$250,000	33.2%	$752,500	100%
Senior Vice President, Administration (Former Interim Chief Financial Officer)
Robert L. Belk	$500,000	83.3%	$100,000	16.7%	$0	0.0%	$600,000	100%
Executive Vice President
David P. Barry	$475,000	39.4%	$332,500	27.5%	$400,000	33.1%	$1,207,500	100%
President of the Nuclear Division of the Power Group
Richard F. Gill	$700,000	29.3%	$700,000	29.3%	$990,000	41.4%	$2,390,000	100%
Executive Vice President, Chairman of the Executive Committee and President of the Power Group
Gary P. Graphia	$500,000	30.8%	$375,000	23.1%	$750,000	46.1%	$1,625,000	100%
Executive Vice President, Corporate Development & Strategy
Ronald W. Oakley	$600,000	57.0%	$450,000	43.0%	$0	0.0%	$1,050,000	100%
Managing Director of Shaw Group UK Holdings, Ltd.

J.M. Bernhard, Jr. Mr. Bernhard’s Target Total Direct Compensation for fiscal year 2008 was $9,100,000, which was between the 50th and 75th percentiles for similar positions in our Heavy Industrial comparator group and was above the 75th percentile for similar positions in Industry Peer comparator group, but was unchanged from his targeted fiscal year 2007 total compensation. As founder, Chairman of the Board of Directors, CEO and President, Mr. Bernhard has led our company over its 20 year history to a record market capitalization during the fiscal year 2007 exceeding $6.0 billion. Our revenues during fiscal year 2007 grew to approximately $5.7 billion and our backlog of unfilled orders at August 31, 2007 exceeded $14 billion. Over fiscal year 2007, Mr. Bernhard made strategic changes within the senior management team to allow for our continued growth and success. His ability to grow our business was a contributing factor to our rising stock price during fiscal year 2007 with our share price rising to a record high of $77 per share as compared to a share price of $25.16 on August 31, 2006. Under his leadership, we also successfully completed an approximately $1 billion investment in Westinghouse Electric Company (“Westinghouse”), which we believe provided us with a strong foundation for our future in the nuclear energy industry. Mr. Bernhard’s fiscal year 2008 total compensation package placed more emphasis on the cash component as compared to his fiscal year 2007 total compensation package and to the total compensation of his peers in our Heavy Industrial and Industry Peer comparator groups, while long-term incentives received comparatively less weight because of his already significant equity holdings in our company.

Brian K Ferraioli.  Mr. Ferraioli’s Target Total Direct Compensation for fiscal year 2008 was $2,208,000, which was below the 50th percentile for similar positions in our Heavy Industrial comparator group and was between the 50th and 75th percentiles for similar positions in our Industry Peer comparator group and reflected an approximate 1.8% increase compared to his targeted fiscal year 2007 total compensation. Mr. Ferraioli joined the Company in July 2007 as Executive Vice President of Finance and was promoted to Executive Vice President and Chief Financial Officer in October 2007. Mr. Ferraioli was recruited from another engineering and construction company due to his industry experience, personal drive and focus on key financial matters.

Dirk J. Wild.  Mr. Wild’s Target Total Direct Compensation for fiscal year 2008 was $752,500, which reflected an approximate 4.6% decrease compared to his targeted fiscal year 2007 total compensation. We do not have applicable benchmark data for Mr. Wild from our Heavy Industrial and Industry Peer comparator groups because Mr. Wild’s position at fiscal year-end 2007, Senior Vice President and Chief Accounting Officer, was not one of the positions included in the information analyzed in preparing the benchmark data for the Heavy Industrial and Industry Peer comparator groups. The decrease in Mr. Wild’s fiscal year 2008 total compensation is largely due to a reduction in Mr. Wild’s fiscal year 2008 long-term equity incentive compensation as compared to that in fiscal year 2007 in connection with the accounting difficulties we experienced during fiscal year 2007 that culminated in our restatement of prior period financial statements.

Robert L. Belk.  Mr. Belk’s Target Total Direct Compensation for fiscal year 2008 was $600,000. In July 2007, Mr. Belk stepped down from his role as Chief Financial Officer and agreed to continue his employment with us as an Executive Vice President. Mr. Belk has primary responsibility for oversight of our government affairs activities, among other things. Mr. Belk’s fiscal year 2008 total compensation package, which was negotiated in connection with his assumption of a lesser role with the company, is less than his targeted fiscal year 2007 total compensation. Mr. Belk’s position at fiscal year-end 2007 was not one of the positions included in the information analyzed in preparing the benchmark data for our Heavy Industrial and Industry Peer comparator groups. Under the terms of his revised employment agreement, Mr. Belk does not participate in our long-term equity incentive compensation plan. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

David P. Barry.  Mr. Barry’s Target Total Direct Compensation for fiscal year 2008 was $1,207,500, which was between the 50th and 75th percentiles for similar positions in our Heavy Industrial comparator group and was below the 50th percentile for similar positions in our Industry Peer comparator group, and was consistent with his targeted fiscal year 2007 total compensation. Mr. Barry serves as President of the Nuclear Division of our Power Group, having held this position since April 2007. Mr. Barry has over 30 years of experience in the engineering and construction industry. Through Mr. Barry’s efforts, we have successfully completed and integrated our investment in Westinghouse and entered into an engineering and construction management agreement for four new nuclear generation units in China, as well as the initial agreements with three separate U.S. utilities for the engineering, procurement and construction of the first six domestic nuclear generation units to be constructed in over 30 years. In light of the extremely competitive talent market, our need to retain Mr. Barry’s expertise and increased demands of his position resulting from the growth in the size, complexity and financial performance of the Nuclear Division of the Power Group, the Compensation Committee determined that Mr. Barry’s total compensation package was reasonable and appropriate.

Richard F. Gill.  Mr. Gill’s Target Total Direct Compensation for fiscal year 2008 was $2,390,000, which exceeded the 75th percentile for similar positions in our Heavy Industrial comparator group and was between the 50th and 75th percentiles for similar positions in our Industry Peer comparator group, and reflected an approximate 40.6% increase compared to his targeted fiscal year 2007 total compensation. Mr. Gill served as Executive Vice President, Chairman of the Executive Committee and President of the Power Group. Through Mr. Gill’s efforts, we are recognized as a leader in the resurgence of the nuclear power generation industry. He was directly responsible for the negotiation of our engineering and construction management contracts for four new nuclear generation units in China, as well as the initial agreements with three separate U.S. utilities for the engineering, procurement and construction of the first six domestic nuclear generation units to be constructed in over 30 years. We are also an industry leader in the engineering and construction of coal-fired generation facilities, as well. With strong international and domestic markets, the Power Group is in the process of expanding its domestic and international capacity. In light of the extremely competitive talent market, our need to retain Mr. Gill’s expertise and the increased demands of his position resulting from the growth in the size, complexity and financial performance of the Power Group, the Compensation Committee determined that the increased total compensation package awarded prior to his death was necessary and appropriate.

Gary P. Graphia.  Mr. Graphia’s Target Total Direct Compensation for fiscal year 2008 was $1,625,000, which was between the 50th and 75th percentiles for similar positions in our Heavy Industrial and Industry Peer comparator groups, and reflected an approximate 5.6% increase compared to his targeted fiscal year 2007 total compensation. Mr. Graphia served as General Counsel and Corporate Secretary for most of fiscal year 2007 until transitioning into his current role of Executive Vice President, Corporate Development & Strategy. He also serves on our Project Risk Committee, which reviews all major proposals prior to submission to our clients. In fiscal year 2007, he oversaw the successful acquisition and integration of our investment in Westinghouse. He oversees numerous corporate administrative functions and is a long-standing and key member of the executive management team.

Ronald W. Oakley.  Mr. Oakley’s Target Total Direct Compensation for fiscal year 2008 was $1,050,000, which was between the 50th and 75th percentiles for similar positions in our Heavy Industrial and Industry Peer comparator groups, and reflected an approximate 32.3% decrease compared to his targeted fiscal year 2007 total compensation. Mr. Oakley’s total compensation package places a greater emphasis on cash compensation when compared to our Industry Peer group. Mr. Oakley was recruited to our company as President of the Environmental & Infrastructure (“E&I”) Group in August of 2006, in part as a result of his prior experience managing government contracts and his expertise dealing with government affairs. Mr. Oakley is highly recognized in the engineering, procurement and construction industry. We offered Mr. Oakley a significant salary in order to attract him to the Baton Rouge area. The decrease in Mr. Oakley’s fiscal year 2008 total compensation is largely due to a reduction in Mr. Oakley’s fiscal year 2008 long-term equity incentive compensation as compared to that in fiscal year 2007 in connection with underperformance of the E&I Group in fiscal year 2007.

Base Salary

General.  Base salaries provide an underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. As noted above, although base salary levels for our executive officers are targeted, on average, between the 50th and 75th percentiles, when setting base salaries the Compensation Committee considers the competitive environment for executive talent and the need to retain a high-performing management team. Some variation above and below the competitive band is allowed when, in the judgment of our CEO and the Compensation Committee, the individual’s performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, the ability of the executive officer to impact our financial results, length of service, general changes in the compensation peer group in which we compete for executive talent, internal equity, our general financial performance or other factors justify variation. The Compensation Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual. In addition, our CEO, certain other named executive officers and certain other executive officers of Shaw have employment agreements that require a minimum base salary payable to such executive. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” Given the unusually strong demand for (and resulting high mobility of) experienced executive talent in the engineering and construction industry, the base salaries for certain of our named executive officers exceed the 75th percentile of base salaries for similar positions in the companies in both the Heavy Industrial and Industry Peer comparator groups.

Fiscal Year 2008 Base Salaries for Our Named Executive Officers.  At its November 1, 2007 meeting, the Compensation Committee approved the base salaries for fiscal year 2008 for our named executive officers, which are provided in the following table. See “Mix of Compensation Components — Fiscal Year 2008 Target Total

Direct Compensation” for a discussion of the specific factors that the Compensation Committee considered in connection with establishing fiscal year 2008 base salaries for our named executive officers.

	FY2008 Base	Percent Change
Named Executive Officer	Salary(1)	(relative to FY2007)

J.M. Bernhard, Jr.	$1,760,000	10%
Chairman, President and Chief Executive Officer
Brian K. Ferraioli	$604,000	3%
Executive Vice President and
Chief Financial Officer
Dirk J. Wild	$335,000	0%
Senior Vice President, Administration
(Former Interim Chief Financial Officer)
Robert L. Belk	$500,000	0%
Executive Vice President
David P. Barry	$475,000	13%
President of the
Nuclear Division of the Power Group
Richard F. Gill	$700,000	17%
Executive Vice President, Chairman of the Executive Committee and President of the Power Group
Gary P. Graphia	$500,000	11%
Executive Vice President, Corporate Development & Strategy
Ronald W. Oakley	$600,000	0%
Managing Director of Shaw Group UK Holdings, Ltd.

(1)	See Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table on page 57 for base salary history.

Annual Cash Incentive Compensation

Annual cash incentive compensation is designed to reward short-term performance results. It rewards our executive officers for short-term (annual) achievement in accomplishing target corporate financial goals. The Compensation Committee believes that a cash incentive bonus plan can serve to motivate our executive officers to address annual performance goals by using more immediate measures for performance than those reflected in the appreciation and value of equity awards. The bonus opportunity of each of our executive officers recognizes his senior-level responsibilities and duties and the competitive environment in which we must recruit and retain our senior management.

As previously described, target annual cash incentive compensation for our executive officers is established as a percentage of the applicable executive’s base salary and is targeted, on average, between the 50th and 75th percentiles of comparative market data, subject to the discretion of our Compensation Committee. Given the strong demand for (and resulting high mobility of) experienced executive talent in the engineering and construction industry, the target annual cash incentive compensation for certain of our named executive officers exceeds the 75th percentile of target annual cash incentive compensation for similar positions in the Heavy Industrial and Industry Peer comparator groups. Actual annual cash incentive compensation for our executive officers is based generally upon the applicable executive officer achieving or exceeding identified company and business unit goals in accordance with our MIP.

2005 Management Incentive Plan.  Under the MIP, which was approved by the Compensation Committee in January 2005, the Compensation Committee provides for short-term incentive awards to eligible key management and certain other employees based generally upon their ability to assist Shaw and its subsidiaries in achieving or exceeding identified company and business unit goals. Each individual has a MIP target expressed as a percentage of his or her base salary. Achievement of our financial performance targets and successful performance by the individual during the year would result in a MIP payment of one times the MIP target. The MIP target may increase to a maximum of two times target or be reduced to zero depending upon our financial performance and the performance of the individual during the year. Thus, we directly tie our MIP to our financial performance.

•	Determination of Target Amount — Annual cash incentive compensation targets, expressed as a percentage of base salary, are established for all eligible participants, including our named executive officers, at the beginning of each fiscal year. Generally, each participant is eligible to be granted an award ranging from 0% to 200% of his or her target depending upon performance, although the Compensation Committee retains the discretion to exceed 200% when it determines the circumstances warrant. For certain named executive officers, a minimum target is established in an employment agreement negotiated between the executive and Shaw. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

•	Financial Performance Targets, Discretionary Factors and Weighting — The performance targets selected for fiscal year 2008 were based upon Shaw’s fiscal year 2008 earnings before interest, taxes, depreciation and amortization (EBITDA) and operating cash flow (each determined on a corporate or business unit basis, as appropriate). Management and the Compensation Committee believe that these measures are a good proxy for shareholder value creation. One half of the award is based upon these two financial performance measures on a business unit and/or consolidated basis, as applicable: (1) for corporate center employees participating in the MIP — 10% consolidated operating cash flow and 40% consolidated EBITDA, and (2) for business unit employees participating in the MIP — 5% business unit operating cash flow, 5% consolidated operating cash flow, 20% business unit EBITDA and 20% consolidated EBITDA. The remaining 50% of the award is based upon a subjective evaluation of discretionary factors including: environmental, health and safety performance; legal and regulatory compliance; ethics; organizational development; earnings growth; new awards; revenue; effective cost management; attraction, retention and development of high potential employees; and other relevant factors determined by our CEO. At its April 7, 2008, meeting, upon the recommendation of our CEO, the Compensation Committee conditioned one half of the discretionary portion of the award (or 25%) upon the satisfactory remediation of all of the material weaknesses identified in the company’s Annual Report on Form 10-K for the period ended August 31, 2007.

Fiscal Year 2008 Annual Cash Incentive Compensation for Our Named Executive Officers.  The following table shows the fiscal year 2008 target cash incentive compensation amounts (including any portion thereof consisting of guaranteed minimum annual cash incentive compensation), financial performance goals and goal attainment levels, and cash amounts actually paid for each of our named executive officers. Despite record revenues, EBITDA, net income, operating cash flow and backlog of unfilled orders in fiscal year 2008, we fell short of certain of our financial performance targets. In addition, given the deterioration of general worldwide economic conditions, the ongoing financial and credit market crises, and the unprecedented decline in our share price and corresponding decline in shareholder value, upon the recommendation of our CEO, the Compensation Committee determined that none of the CEO discretionary portion of the fiscal year 2008 MIP award would be paid. Finally, although we did successfully remediate and/or mitigate all of the material weaknesses identified in our Annual Report on Form 10-K for the period ended August 31, 2007, we reported two material weaknesses in our Annual Report on Form 10-K for the period ended August 31, 2008. Consequently, upon the recommendation of our CEO, the Compensation Committee determined that none of the portion of the fiscal year 2008 MIP award attributable to remediation of material weaknesses would be paid.

The table is followed by a narrative discussion of actual cash incentive compensation for each named executive officer.

	Fiscal Year 2008
	Annual Cash Incentive
Named Executive	Compensation		Financial Performance Goals		Goal Attainment Level (millions)
Officer	Target	Actual	Goal	Weighting	Target	Actual

J.M. Bernhard, Jr.	$2,640,000	$264,000	Shaw Consolidated EBITDA	40%	$399.9	$362.5	(1)
Chairman, President			Shaw Consolidated Operating Cash Flow	10%	$555.2	$649.8	(1)
and Chief Executive			Material Weakness Remediation	25%	N/A	N/A
Officer			Discretionary Factors	25%	N/A	N/A
Brian K. Ferraioli	$604,000	$60,400	Shaw Consolidated EBITDA	40%	$399.9	$362.5	(1)
Executive Vice			Shaw Consolidated Operating Cash Flow	10%	$555.2	$649.8	(1)
President and Chief			Material Weakness Remediation	25%	N/A	N/A
Financial Officer			Discretionary Factors	25%	N/A	N/A
Dirk J. Wild	$167,500	$16,750	Shaw Consolidated EBITDA	40%	$399.9	$362.5	(1)
Senior Vice President,			Shaw Consolidated Operating Cash Flow	10%	$555.2	$649.8	(1)
Administration (Former			Material Weakness Remediation	25%	N/A	N/A
Interim Chief Financial			Discretionary Factors	25%	N/A	N/A
Officer)
Robert L. Belk	$100,000	$100,000	Shaw Consolidated EBITDA	40%	$399.9	$362.5	(1)
Executive Vice			Shaw Consolidated Operating Cash Flow	10%	$555.2	$649.8	(1)
President			Material Weakness Remediation	25%	N/A	N/A
			Discretionary Factors	25%	N/A	N/A
David P. Barry	$332,500	$16,625	Nuclear Division EBITDA	20%	$18.9	$(2.6)
President of the Nuclear			Nuclear Division Operating Cash Flow	5%	$65.1	$12.8
Division of the Power			Shaw Consolidated EBITDA	20%	$399.9	$362.5	(1)
Group			Shaw Consolidated Operating Cash Flow	5%	$555.2	$649.8	(1)
			Material Weakness Remediation	25%	N/A	N/A
			Discretionary Factors	25%	N/A	N/A
Gary P. Graphia	$375,000	$37,500	Shaw Consolidated EBITDA	40%	$399.9	$362.5	(1)
Executive Vice			Shaw Consolidated Operating Cash Flow	10%	$555.2	$649.8	(1)
President, Corporate			Material Weakness Remediation	25%	N/A	N/A
Development &			Discretionary Factors	25%	N/A	N/A
Strategy
Ronald W. Oakley	$450,000	$450,000	Power Group EBITDA	20%	$221.8	$161.9
Managing Director of			Power Group Operating Cash Flow	5%	$153.4	$246.4
Shaw Group UK			Shaw Consolidated EBITDA	20%	$399.9	$362.5	(1)
Holdings, Ltd.			Shaw Consolidated Operating Cash Flow	5%	$555.2	$649.8	(1)
			Material Weakness Remediation	25%	N/A	N/A
			Discretionary Factors	25%	N/A	N/A

(1)	Target and actual results for both Shaw Consolidated EBITDA and Shaw Consolidated Operating Cash Flow exclude financial results related to Westinghouse as this is the way many equity analysts review the company’s financial results.

The annual cash incentive compensation payouts in respect of fiscal year 2008 also appear in the Summary Compensation Table on page 51 in the “Non-Equity Incentive Plan Compensation” column.

Guaranteed Minimum Annual Bonuses.  Certain of our named executive officers have guaranteed minimum annual cash incentive compensation, as required by the employment agreement for such executive. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” The table below describes the guaranteed minimum annual cash incentive compensation. The amounts set forth below are included in (and not in addition to) the annual cash incentive compensation described in the discussion above.

Fiscal Year 2008
Guaranteed Minimum Annual Cash
Named Executive Officer	Incentive Compensation

Brian K. Ferraioli	$151,000
Executive Vice President and Chief Financial Officer
Robert L. Belk	$100,000
Executive Vice President
David P. Barry	$118,750
President of the Nuclear Division of the Power Group
Ronald W. Oakley	$450,000
Managing Director of Shaw Group UK Holdings, Ltd.

Each of Messrs. Ferraioli, Belk, Barry and Oakley are entitled to guaranteed minimum annual cash incentive compensation amounts under their respective employment agreements. Messrs. Ferraioli and Barry waived their rights to receive such guaranteed amounts for fiscal year 2008 and agreed to be paid fiscal year 2008 annual cash incentive compensation calculated using the fiscal year 2008 MIP formulae applied to all other eligible corporate center or Nuclear Division employees, as applicable, which were based upon the achievement of the metrics described in the foregoing table. Each of the other named executive officers received the fiscal year 2008 annual cash incentive compensation disclosed in the table, based upon the achievement of the metrics described.

The annual bonus amounts in respect of fiscal year 2008 also appear in the Summary Compensation Table on page 51 in the “Bonus” column. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Long-Term Equity Incentive Compensation

The long-term equity incentive compensation elements of our executive compensation program are designed to retain and motivate our executives to focus on achievement of our long-term financial goals. Equity awards are also intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our common stock. Long-term equity incentive compensation represents a major component of total executive compensation for our named executive officers.

We provide long-term equity incentive compensation through a combination of stock options, restricted stock awards and restricted stock unit awards. For fiscal year 2008, the Compensation Committee determined that 50% of the value of long-term equity incentive compensation at the time of award would be allocated as stock options and 50% would be allocated as restricted stock units. Stock options tend to act as an incentive for executives while restricted stock and restricted stock units act as a retention instrument. The Compensation Committee has concluded that this mix of stock options and restricted stock units is consistent with our overall compensation philosophy and objectives and adequately rewards our executive officers with equity ownership in the company and puts a major component of our executive officer’s total annual compensation directly at risk and subject to the performance of the executive officers and the company. The Compensation Committee believes that the equal allocation of stock options and stock awards provides the right mix of financial incentives to increase shareholder value and retain our key employees. This equal allocation of options and restricted stock units is applied to all employees receiving equity incentive compensation and not just our executive management.

The annual amount of long-term equity incentive compensation is determined by the Compensation Committee based on competitive market data and other factors. As with the other elements of total compensation, the Compensation Committee targets long-term equity incentive compensation for our executive officers, on average, between the 50th and 75th percentiles of similar positions in our Heavy Industrial and Industry Peer comparator groups. Some variation above and below the competitive band is allowed when, in the judgment of executive management and/or the Compensation Committee, as appropriate, the individual’s performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, the ability of the executive officer to impact our financial results, length of service, general changes in the compensation peer group in which we compete for executive talent, internal equity, our general financial performance or other factors justify variation. The Compensation Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual. As noted above, although it varies among executive officers, long-term equity incentive compensation of our executive officers is generally a lesser proportion of total compensation as compared with similarly situated officers at our comparator groups.

Stock Options.  Stock options represent the opportunity to purchase shares of our common stock at a fixed price at a future date. Our 2001 Employee Incentive Compensation Plan (the “Incentive Plan”) requires that the per-share exercise price of our options not be less than the fair market value of a share on the date of grant. This means that our stock options have value for our executive officers only if our common stock price appreciates from the date the options are granted and the executive officers remain employed by us through the vesting period. This design focuses our executive officers on increasing the value of our common stock over the long term, consistent with shareholders’ interests. Thus, our executive management has a strong financial incentive to increase shareholder value. The options generally vest over a period of four years and unvested options are generally forfeited in the event the employee’s employment ends.

A listing of the stock options granted to our named executive officers in fiscal year 2008 appears in the Grants of Plan-Based Awards in Fiscal Year 2008 Table on page 56. For additional information regarding the terms and conditions of stock options, see the notes to the Outstanding Equity Awards at 2008 Fiscal Year End Table.

Restricted Stock.  Restricted stock represents the right of the participant to vest in shares of common stock upon lapse of restrictions. Restricted stock awards are subject to forfeiture during the period of restriction. Depending on the terms of the award, restricted stock may vest over a period of time subject only to the condition that the executive officer remains an employee (“time vesting”), or may be subject to additional conditions, such as our company meeting target performance goals (“performance vesting”), or both. In each of fiscal year 2008 and fiscal year 2009, the Compensation Committee has approved the issuance of only time vesting restricted stock. Restricted stock is an incentive for retention and performance of both newly hired/promoted and existing executive officers and other officers. Unlike options, restricted stock retains some value even if our stock price declines. Since restricted stock is based on and payable in our stock, it serves to link the pecuniary interests of our executive officers with those of our shareholders. In addition, because restricted stock has a real, current value that is forfeited if an executive officer quits, it provides a significant retention incentive. Restricted stock awards generally vest over a period of four years.

There were no restricted stock awards granted to our named executive officers in fiscal year 2008.

Restricted Stock Units.  Restricted stock units represent the right of the participant to vest in shares of common stock upon lapse of restrictions. Restricted stock units may be settled by us upon vesting by the delivery of shares, cash or a combination thereof. Restricted stock unit awards are subject to forfeiture during the period of restriction. Depending on the terms of the award, restricted stock units may vest over a period of time subject only to time vesting, performance vesting or both. In each of fiscal year 2008 and fiscal year 2009, the Compensation Committee has approved the issuance of only time vesting restricted stock units. Restricted stock units are an incentive for retention and performance of both newly hired/promoted and existing executive officers and other officers. Unlike options, restricted stock units retain some value even if our stock price declines. Since restricted stock unit is based on our stock, it serves to link the pecuniary interests of our executive officers with those of our shareholders. In addition, because restricted stock units have a real, current value that is forfeited if an executive officer resigns, it provides a significant retention incentive. Restricted stock unit awards generally vest over a period of four years.

A listing of restricted stock unit awards granted to our named executive officers in fiscal year 2008 appears in the Grants of Plan-Based Awards in Fiscal Year 2008 Table on page 56. For information regarding the other terms and conditions of restricted stock unit awards granted to our named executive officers, see the Outstanding Equity Awards at 2008 Fiscal Year End Table and related notes.

Fiscal Year 2008 Long-Term Equity Incentive Compensation for Our Named Executive Officers.  At its November 1, 2007 meeting, the Compensation Committee approved the fiscal year 2008 long-term equity incentive compensation amounts for our named executive officers, which are forth in the table below. See “Mix of Compensation Components — Fiscal Year 2008 Target Total Direct Compensation” for a discussion of the specific factors that the Compensation Committee considered in connection with establishing fiscal year 2008 long-term equity incentive compensation amounts for our named executive officers.

	Fiscal Year 2008
	Long-Term Equity	Percent Change
	Incentive	(relative to Fiscal
Named Executive Officer	Compensation	Year 2007)

J.M. Bernhard, Jr. Chairman, President and Chief Executive Officer	$4,700,000	(8%)
Brian K. Ferraioli Executive Vice President and Chief Financial Officer	$1,000,000	N/A (1)
Dirk J. Wild Senior Vice President, Administration (Former Interim Chief Financial Officer)	$250,000	(13%)
Robert L. Belk Executive Vice President	$0	(100%)
David P. Barry President of the Nuclear Division of the Power Group	$400,000	(21%)
Richard F. Gill Executive Vice President, Chairman of the Executive Committee and President of the Power Group	$990,000	98%
Gary P. Graphia Executive Vice President, Corporate Development & Strategy	$750,000	0%
Ronald W. Oakley Managing Director of Shaw Group UK Holdings, Ltd.	$0	(100%)

(1)	Mr. Ferraioli’s employment by us commenced July 2007, and although he did receive a long-term equity incentive compensation award as part of his consideration for agreeing to join the company, he did not receive an annual fiscal year 2007 long-term equity incentive compensation award for the purposes of this comparison.

The fiscal year 2008 long-term equity incentive compensation for Messrs. Bernhard and Ferraioli was below the 50th percentile for their respective peers in our Heavy Industrial comparator group and was between the 50th and 75th percentiles for their respective peers in our Industry Peer comparator group. The fiscal year 2008 long-term equity incentive compensation for Mr. Barry was between the 50th and 75th percentiles for his peers in our Heavy Industrial comparator group and was below the 50th percentile for his peers in our Industry Peer comparator group. The fiscal year 2008 long-term equity incentive compensation for Mr. Graphia was between the 50th and 75th percentiles for his peers in our Heavy Industrial and Industry Peer comparator groups. We do not have applicable benchmark data comparing the long-term equity incentive compensation of Messrs. Wild, Belk and Oakley to our Heavy Industrial and Industry Peer comparator groups.

Fiscal Year 2009 Compensation Decisions

Fiscal Year 2009 Target Total Direct Compensation for Our Named Executive Officers.  In fiscal year 2008, Shaw experienced a number of significant accomplishments under the leadership of our executive management team: (i) we generated record revenues, EBITDA, net income, operating cash flow and backlog of unfilled orders in fiscal year 2008; (ii) we made numerous strategic personnel changes to allow for our continued growth and success; (iii) we executed the first engineering, procurement and construction contracts for new domestic nuclear generation facilities in over 30 years; (iv) we successfully obtained ratings upgrades from both Moody’s Investors Services and Standard & Poor’s; (v) despite the upheaval in the financial and credit markets in 2008, we were able to increase our primary credit facility from $850 million to $1.05 billion, and immediately after the close of fiscal year 2008, extended the majority of the credit facility for an additional year; and (vi) we successfully remediated and/or mitigated the five material weaknesses that we identified in our Form 10-K for the period ended August 31, 2007. However, during fiscal year 2008, general worldwide economic conditions deteriorated significantly, financial and credit crises led to a severely limited availability of business credit, and worldwide stock markets plummeted. Despite our record financial results, we experienced an unprecedented decline in our share price and a corresponding decline in shareholder value. Consequently, as more fully described below, upon the recommendation of our CEO, the Compensation Committee approved the following fiscal year 2009 base salaries, target fiscal year 2009 annual cash incentive compensation and fiscal year 2009 long-term equity incentive compensation for our CEO and our other named executive officers that are largely unchanged from those for fiscal year 2008.

The following table sets forth the fiscal year 2009 target compensation for our named executive officers by type of compensation as a percentage of the executives’ Target Total Direct Compensation. As described more fully below, the targets were set at the start of fiscal year 2009.

Fiscal Year 2009 Target Total Direct Compensation Table

			Target Annual Cash		Target Long-Term
	Annual Base		Incentive		Equity Incentive		Target Total
Named Executive Officer	Salary Rate		Compensation		Compensation		Direct Compensation

J.M. Bernhard, Jr. Chairman, President and Chief Executive Officer	$1,760,000	19.3%	$2,640,000	29.0%	$4,700,000	51.7%	$9,100,000	100%
Brian K. Ferraioli Executive Vice President and Chief Financial Officer	$604,000	24.1%	$800,000	32.0%	$1,100,000	43.9%	$2,504,000	100%
Dirk J. Wild Senior Vice President, Administration (Former Interim Chief Financial Officer)	$335,000	44.5%	$167,500	22.3%	$250,000	33.2%	$752,500	100%
Robert L. Belk Executive Vice President	$500,000	83.3%	$100,000	16.7%	$0	0.0%	$600,000	100%
David P. Barry President of the Nuclear Division of the Power Group	$500,000	39.2%	$350,000	27.5%	$425,000	33.3%	$1,275,000	100%
Gary P. Graphia Executive Vice President, Corporate Development & Strategy	$500,000	30.8%	$375,000	23.1%	$750,000	46.1%	$1,625,000	100%
Ronald W. Oakley Managing Director of Shaw Group UK Holdings, Ltd.	$600,000	57.1%	$450,000	42.9%	$0	0.0%	$1,050,000	100%

J.M. Bernhard, Jr. Mr. Bernhard’s Target Total Direct Compensation for fiscal year 2009 is $9,100,000, which falls between the 50th and 75th percentiles for similar positions in our Heavy Industrial comparator group and slightly above the 75th percentile for similar positions in our Industry Peer comparator group. During fiscal year 2008, we generated record revenues of approximately $7.0 billion, record EBITDA of approximately $363 million, record net income of approximately $191 million, record operating cash flow of approximately $650 million, and accumulated a record backlog of unfilled orders at August 31, 2008 in excess of $15 billion (all amounts exclude financial results related to Westinghouse). Under his leadership during fiscal year 2008, we also executed the first engineering, procurement and construction contracts for new domestic nuclear generation facilities in over 30 years. However, despite these accomplishments, due to the uncertainty surrounding the financial and credit markets and the unprecedented decline in our share price during fiscal year 2008 and corresponding decline in shareholder value, upon the recommendation of Mr. Bernhard, the Compensation Committee approved a fiscal year 2009 target total compensation package for Mr. Bernhard that is identical to his fiscal year 2008 target total compensation package.

Brian K Ferraioli.  Mr. Ferraioli’s Target Total Direct Compensation for fiscal year 2009 is $2,504,000, which falls between the 50th and 75th percentiles for similar positions in our Heavy Industrial comparator group and slightly above the 75th percentile for similar positions in our Industry Peer comparator group, and reflects an approximate 13% increase compared to his targeted fiscal year 2008 total compensation. Over the last year, Mr. Ferraioli has made numerous strategic personnel and policy changes within our finance organization to allow for our continued growth and success. Under his leadership, (i) we successfully obtained ratings upgrades from both Moody’s Investors Services and Standard & Poor’s, (ii) despite the upheaval in the financial and credit markets in 2008, we were able to increase our primary credit facility from $850 million to $1.05 billion and, immediately after the close of fiscal year 2008, extended the majority of the credit facility for an additional year, and (iii) we successfully remediated and/or mitigated the five material weaknesses that we identified in our Form 10-K for the period ended August 31, 2007.

Dirk J. Wild.  Mr. Wild’s Target Total Direct Compensation for fiscal year 2009 is $752,500 and is identical to his targeted fiscal year 2008 total compensation. We do not have applicable benchmark data for Mr. Wild from our Heavy Industrial and Industry Peer comparator groups because Mr. Wild’s position at fiscal year end 2008, Senior Vice President, Administration, was not one of the positions included in the information analyzed in preparing the benchmark data for the Heavy Industrial and Industry Peer comparator groups.

Robert L. Belk.  Mr. Belk’s Target Total Direct Compensation for fiscal year 2009 is $600,000 and is identical to his targeted fiscal year 2008 total compensation. We do not have applicable benchmark data for Mr. Belk from our Heavy Industrial and Industry Peer comparator groups because Mr. Belk’s position at fiscal year end 2008 was not one of the positions included in the information analyzed in preparing the benchmark data for the Heavy Industrial and Industry Peer comparator groups. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

David P. Barry.  Mr. Barry’s Target Total Direct Compensation for fiscal year 2009 is $1,275,000, which was between the 50th and 75th percentiles for similar positions in our Heavy Industrial comparator group and below the 50th percentile in our Industry Peer comparator group, and reflects an approximate 6% increase compared to his targeted fiscal year 2008 total compensation. Mr. Barry currently serves as President of the Nuclear Division of the Power Group. Through Mr. Barry’s efforts, we have become the market leader in the nuclear engineering and construction industry. With strong international and domestic markets, the Nuclear Division of the Power Group is in the process of further expanding its domestic and international capacity, including the completion during fiscal year 2008 of the first engineering, procurement and construction contracts for new domestic nuclear generation facilities in over 30 years. In light of the extremely competitive talent market, our need to retain Mr. Barry’s expertise and increased demands of his position resulting from the growth in the size, complexity and financial performance of the Nuclear Division of the Power Group, the Compensation Committee determined that the increased total compensation package was warranted and necessary.

Gary P. Graphia.  Mr. Graphia’s Target Total Direct Compensation for fiscal year 2009 is $1,625,000, which falls between the 50th and 75th percentiles for similar positions in our Heavy Industrial and Industry Peer comparator groups, and remains unchanged from his targeted fiscal year 2008 total compensation. Mr. Graphia currently serves as Executive Vice President, Corporate Development & Strategy, and serves on our Project Risk Committee. In fiscal year 2007, he oversaw the successful acquisition and integration of our investment in Westinghouse Electric Company and, in fiscal year 2008, the divestiture of our interests in our Electric Distribution Services division. He oversees numerous administrative functions and is an invaluable member of the executive management team. However, despite these accomplishments, due to the uncertainty surrounding the financial markets and the unprecedented decline in our share price during fiscal year 2008 and corresponding decline in shareholder value, upon the recommendation of Mr. Bernhard, the Compensation Committee approved a fiscal year 2009 target total compensation package for Mr. Graphia that is identical to his fiscal year 2008 target total compensation package.

Ronald W. Oakley.  Mr. Oakley’s Target Total Direct Compensation for fiscal year 2009 is $1,050,000 and is identical to his targeted fiscal year 2008 total compensation. We do not have applicable benchmark data for Mr. Oakley from our Heavy Industrial and Industry Peer comparator groups because Mr. Oakley’s position at fiscal year end 2008, Managing Director, was not one of the positions included in the information analyzed in preparing the benchmark data for the Heavy Industrial and Industry Peer comparator groups. Due to the uncertainty surrounding the financial and credit markets and the unprecedented decline in our share price during fiscal year 2008 and corresponding decline in shareholder value, the Compensation Committee approved a fiscal 2009 target total compensation package for Mr. Oakley that is identical to his fiscal year 2008 target total compensation package.

Fiscal Year 2009 Base Salaries for Our Named Executive Officers.  At its October 28, 2008 meeting, the Compensation Committee approved the base salaries for fiscal year 2009, which are provided below. See “Fiscal Year 2009 Compensation Decisions — Fiscal Year 2009 Target Total Direct Compensation” for a discussion of the specific factors that the Compensation Committee considered in connection with establishing fiscal year 2009 base salaries for our named executive officers.

		Percent Change
Named Executive Officer	FY2009 Base Salary	(relative to FY2008)

J.M. Bernhard, Jr. Chairman, President and Chief Executive Officer	$1,760,000	0%
Brian K. Ferraioli Executive Vice President and Chief Financial Officer	$604,000	0%
Dirk J. Wild Senior Vice President, Administration (Former Interim Chief Financial Officer)	$335,000	0%
Robert L. Belk Executive Vice President	$500,000	0%
David P. Barry President of the Nuclear Division of the Power Group	$500,000	5%
Gary P. Graphia Executive Vice President, Corporate Development & Strategy	$500,000	0%
Ronald W. Oakley Managing Director of Shaw Group UK Holdings, Ltd.	$600,000	0%

(1)	See Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table on page 57 for base salary history.

As noted above, the Compensation Committee has determined that it is appropriate to place more emphasis on the cash component of total compensation as compared to our comparator groups. Consequently, the fiscal year 2009 base salaries for Messrs. Bernhard, Barry and Graphia exceed the 75th percentile for their respective peers in our Heavy Industrial and Industry Peer comparator group. Mr. Ferraioli’s base salary is between the 50th and 75th percentiles for his peers in our Heavy Industrial and exceeds Industry Peer comparator groups. We do not have applicable benchmark data comparing the base salaries of Messrs. Wild, Belk and Oakley to our Heavy Industrial and Industry Peer comparator groups.

Fiscal Year 2009 Target Annual Cash Incentive Compensation for Our Named Executive Officers.  At its meeting on October 28, 2008, the Compensation Committee approved the fiscal year 2009 target annual cash incentive compensation amounts for our named executive officers as set forth in the table below. See “Fiscal Year 2009 Compensation Decisions — Fiscal Year 2009 Target Total Direct Compensation” for a discussion of the specific factors that the Compensation Committee considered in connection with establishing fiscal year 2009 target annual cash incentive compensation amounts for our named executive officers.

	Fiscal Year 2009
	Target Annual Cash	Percent Change
	Incentive	(relative to Fiscal
Named Executive Officer	Compensation	Year 2008 target)

J.M. Bernhard, Jr. Chairman, President and Chief Executive Officer	$2,640,000	0%
Brian K. Ferraioli Executive Vice President and Chief Financial Officer	$800,000	32%
Dirk J. Wild Senior Vice President, Administration (Former Interim Chief Financial Officer)	$167,500	0%
Robert L. Belk Executive Vice President	$100,000	0%
David P. Barry President of the Nuclear Division of the Power Group	$350,000	5%
Gary P. Graphia Executive Vice President, Corporate Development & Strategy	$375,000	0%
Ronald W. Oakley Managing Director of Shaw Group UK Holdings, Ltd.	$450,000	(25%)

At its meeting on December 19, 2008, the Compensation Committee also approved our fiscal year 2009 MIP corporate and business unit financial performance targets. The financial performance target weightings will remain the same as those for fiscal year 2008: (1) for corporate center employees participating in the MIP — 10% consolidated operating cash flow, 40% consolidated EBITDA and 50% discretionary, and (2) for business unit employees participating in the MIP — 5% business unit operating cash flow, 5% consolidated operating cash flow, 20% business unit EBITDA, 20% consolidated EBITDA and 50% discretionary. Our internal financial performance targets for fiscal year 2009 are tied to our forecast earnings which have not been disclosed in this level of detail to third parties. We have only disclosed a range of possible earnings per share and an approximate operating cash flow forecast for fiscal year 2009 but have not disclosed the exact amounts of earnings or operating cash flow on either a consolidated or operating unit basis because they represent confidential financial information that we do not disclose to the public, and we believe the disclosure of this information will cause us competitive harm by potentially revealing to our competitors our earnings targets. This could lead competitors to determine our expected profit margins, which would negatively impact our ability to win new work in our highly competitive markets. These concerns are evidenced by the nature of our business, where large discrete contracts are individually bid.

We set the performance targets at levels that we believe will not be easily achieved. In fiscal year 2008, for example, only seven of 16 financial performance targets were fully attained by us (and our business units, as applicable). In fiscal year 2007, only eight of 14 financial performance targets were fully attained.

Fiscal Year 2009 Long-Term Equity Incentive Compensation for Our Named Executive Officers.  At its October 28, 2008 meeting, the Compensation Committee approved the fiscal year 2009 long-term equity incentive compensation amounts for our named executive officers, which are forth in the table below. See “Fiscal Year 2009 Compensation Decisions — Fiscal Year 2009 Target Total Direct Compensation” for a discussion of the specific factors that the Compensation Committee considered in connection with establishing fiscal year 2009 target long-term equity incentive compensation amounts for our named executive officers.

In addition to the target fiscal year 2009 long-term equity incentive compensation amounts for our named executive officers set forth in the Fiscal Year 2009 Target Total Direct Compensation Table on page 43, at its October 28, 2008 meeting, upon the recommendation of our CEO, the Compensation Committee approved an extraordinary additional discretionary fiscal year 2009 long-term equity incentive compensation award to all eligible employees, including the named executive officers, which was granted in October of fiscal year 2009. As noted above, we fell short of certain of our financial performance targets associated with MIP, despite record revenues, EBITDA, net income, operating cash flow and backlog of unfilled orders in fiscal year 2008. In addition, given the deterioration of general worldwide economic conditions, the ongoing financial and credit market crises, and the unprecedented decline in our share price and corresponding decline in shareholder value, upon the recommendation of our CEO, the Compensation Committee determined that none of the CEO discretionary portion of the MIP award would be paid. However, the Compensation Committee also concluded that an additional discretionary long-term equity incentive compensation award was reasonable and appropriate and consistent with its compensation philosophy, given the dramatic decline in the value of the long-term equity incentive compensation (particularly stock options) previously granted to eligible employees, to more closely align the interests of eligible employees with those of our shareholders and to enhance our ability to motivate and retain high quality management personnel. The additional discretionary long-term equity incentive compensation award was an amount equal to the target fiscal year 2008 annual cash incentive compensation amount for each eligible participant in the MIP (including the named executive officers) multiplied by a percentage calculated by comparing our fiscal year 2008 operating performance (and that of the applicable business units) against the fiscal year 2008 MIP performance targets (and then subtracting the fiscal year 2008 annual cash incentive compensation amount actually paid to the eligible MIP participant). See “Annual Cash Incentive Compensation — Fiscal Year 2008 Annual Cash Incentive Compensation” on page 38.

	Fiscal Year 2009	Additional Discretionary
	Long-Term Equity	Fiscal Year 2009	Percent Change
	Incentive	Long-Term Equity	(relative to Fiscal
Named Executive Officer	Compensation	Incentive Compensation	Year 2008)(1)

J.M. Bernhard, Jr. Chairman, President and Chief Executive Officer	$4,700,000	$1,980,000	0%
Brian K. Ferraioli Executive Vice President and Chief Financial Officer	$1,100,000	$454,600	10%
Dirk J. Wild Senior Vice President, Administration (Former Interim Chief Financial Officer)	$250,000	$123,853	0%
Robert L. Belk Executive Vice President	$0	$0	0%
David P. Barry President of the Nuclear Division of the Power Group	$425,000	$257,383	6%
Gary P. Graphia Executive Vice President, Corporate Development & Strategy	$750,000	$281,250	0%
Ronald W. Oakley Managing Director of Shaw Group UK Holdings, Ltd.	$0	$0	0%

(1)	The Additional Discretionary Fiscal Year 2009 Long-Term Equity Incentive Compensation is included as a separate category and is excluded from the percentage change calculation due to its extraordinary nature, as described above. The award was granted in fiscal year 2009 and is not included in our fiscal year 2008 Summary Compensation Tables. See the notes to the Grants of Plan-Based Awards in Fiscal Year 2008 Table for additional information.

The fiscal year 2009 long-term equity incentive compensation amounts for Messrs. Bernhard and Ferraioli are below the 50th percentile for their respective peers in our Heavy Industrial and Industry Peer comparator groups. The fiscal year 2009 long-term equity incentive compensation amount for Mr. Barry is below the 50th percentile for his peers in our Heavy Industrial and Industry Peer comparator groups. The fiscal year 2009 long-term equity incentive compensation amount for Mr. Graphia is between the 50th and 75th percentiles for his peers in our Heavy Industrial and Industry Peer comparator groups. We do not have applicable benchmark data comparing the long-term equity incentive compensation amounts of Messrs. Wild, Belk and Oakley to our Heavy Industrial and Industry Peer comparator groups.

Retirement Programs

Retirement Plan.

We maintain The Shaw Group Inc. 401(k) Plan (the “401(k) Plan”), which is a tax-qualified, defined contribution retirement plan available to all eligible employees (including our named executive officers). The plan offers a voluntary pre-tax salary deferral feature under Section 401(k) of the Internal Revenue Code. The value of company paid contributions to our named executive officers under our 401(k) Plan are set forth in the Summary Compensation Table on page 51 under the “All Other Compensation” column and related notes. We provide our 401(k) Plan to assist our employees in saving some amount of their cash compensation for retirement in a tax efficient manner. Our 401(k) Plan also promotes retention because executives must remain with the company for five years in order receive certain additional benefits under the plan.

Deferred Compensation Plan.

The Shaw Group Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan for a select group of our management or highly compensated employees. None of our named executive officers for fiscal year 2008 participated in the Deferred Compensation Plan. We provide our Deferred Compensation Plan to assist our employees in receiving a portion of their cash compensation in a tax efficient manner. Our Deferred Compensation Plan also promotes retention because executives must remain with the company for at least three years in order to receive amounts invested pursuant to the plan.

Additional information regarding the Deferred Compensation Plan is set forth under the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 64.

Welfare and Other Benefits

We maintain welfare benefit programs to meet the health care and welfare needs of our employees and their families, including medical and prescription coverage, dental and vision programs, short-term disability insurance, long-term disability insurance, group life insurance, supplemental life insurance and dependent life insurance, as well as customary vacation, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as our other salaried employees except (1) long-term disability insurance premiums are paid by us, and (2) life and accidental death and dismemberment coverages are two times the base salary of the applicable executive officer (up to a maximum of $750,000).

In addition to participating in the benefit programs provided to all other employees, our executive officers participate in the executive medical reimbursement plan. The executive medical reimbursement plan reimburses participants for qualified out-of-pocket expenses incurred by them or their eligible dependents for medical, dental and vision care, as well as prescription drugs. The plan also provides executives with an additional $100,000 of accidental death and dismemberment coverage.

The Compensation Committee believes these health and welfare benefits are reasonable and consistent with our overall compensation philosophy and necessary to ensure that we are able to maintain a competitive position in terms of attracting and retaining top executive talent and other employees.

Perquisites

During fiscal year 2005, the Compensation Committee approved a Flexible Perquisites Program (the “Flex Program”) for some of Shaw’s executive officers, including our CEO and some of the other named executive officers. The Flex Program provides eligible executive officers with annual grants of “flex dollars” that equate to 4% of the annual base salary of the executive. Prior to April 2008, under the Flex Program, the executives were reimbursed for actual out-of-pocket expenditures for whatever combination of perquisites best suits them while maintaining a common dollar value benefit among the management team. Subsequent to April 2008, under the Flex Program, the executives receive quarterly payments which total 4% of the executive’s base salary. We believe that these benefits generally allow our named executive officers to work more efficiently, and the costs of these benefits constitute only a small percentage of each named executive’s total compensation. In addition, the Flex Program helps reduce administrative costs typically associated with maintaining a fleet of company cars and country club memberships, etc.

The Flex Program superseded, for the participating executives, certain other perquisites (such as car allowances and country club membership dues) that may have been provided by Shaw prior to its implementation in fiscal year 2005. However, the Flex Program is supplemental to, and does not supersede, any perquisites or other personal benefits that a participating executive is otherwise entitled to under any employment agreement that the executive has in place with Shaw. A description of the relevant provisions of the employment agreements with each of our named executive officers is set forth in “Employment Agreements” on page 58.

These perquisites represent a small portion of the total compensation of each named executive officer. The Compensation Committee believes the perquisites available to our executive officers under the Flex Program are reasonable and consistent with our overall compensation philosophy and necessary to remain competitive for top executive talent. The incremental values ascribed to these perquisites are set forth in the Summary Compensation Table on page 51 under the “All Other Compensation” column and related notes.

Policies Relating to Our Common Stock

Our Equity-Based Compensation Award Practices.

The annual grant cycle for executive officer stock option grants and other equity awards typically occurs at the same time as decisions relating to salary increases and other annual cash incentive compensation awards. This occurs at the start of each fiscal year following the release of our financial results for the preceding fiscal year and the completion of the audit of our financial statements. The Compensation Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions. We do not back date or reprice options, and if our stock price declines after the grant date, we do not replace options. We do not seek to time equity grants to take advantage of information, either positive or negative, about Shaw that has not been publicly disclosed.

Insider Trading Policy.

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while the trading window is closed or if aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities, or entering into puts, calls or other “derivative” transactions with respect to our securities. We also have procedures that require trades by directors and executive officers to be pre-cleared by appropriate Shaw personnel.

Stock Ownership Guidelines.

Equity compensation encourages our executives to have an owner’s perspective in managing our company. However, stock ownership guidelines have not been implemented by the Compensation Committee for our executive officers.

Compensation Recoupment Policy

We do not have a formal policy for adjusting or recovering payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under Section 304 of the Sarbanes-Oxley Act, if our financials must be restated as a result of misconduct by our CEO or Chief Financial Officer, then our CEO or Chief Financial Officer, as applicable, must repay bonuses, incentive-based compensation, equity based compensation and stock sale profits received during the 12-month period following the initial filing of the financial filings that required restatement. If this situation occurs we would expect to recover such awards. In other events we would review the situation in light of the responsibility of the individuals involved and the extent to which the award or payment to individuals not responsible nevertheless represented appropriate compensation for their services.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to named executive officers in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, tax deductible, the Compensation Committee considers the net cost to Shaw, and its ability to effectively administer executive compensation in the long-term interest of shareholders. Grants made to executive officers under our equity incentive plans and cash payments under our MIP are structured generally to be deductible under Section 162(m). The Compensation Committee intends, however, to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of Shaw and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Shaw and our shareholders. For example, grants of restricted stock or restricted stock units are not performance-based under Section 162(m) and, in certain instances; deductibility of such compensation may be limited.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A. Under recently published final regulations, however, we may be required to amend some of our plans and arrangements to make them either exempt from, or compliant with, Section 409A.

Accounting for Share-Based Compensation.

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award. Consequently, the Compensation Committee has consistently approved long-term equity incentive compensation in the form of stock options and restricted stock (or restricted stock units) that are satisfied by the delivery of shares in order to avoid potential mark-to-market accounting issues associated with awards that may be satisfied by the delivery of cash, such as stock appreciation rights. However, with respect to the fiscal year 2009 long-term equity incentive compensation grants, due to the limited availability of shares under our Incentive Plan, the Compensation Committee approved approximately 1,270,000 shares, which may be settled in cash if the Omnibus Plan is not approved at the Annual Meeting.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee does not constitute soliciting material and the report should not be deemed filed or incorporated by reference into any other previous or future filings by The Shaw Group Inc. under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that The Shaw Group Inc. specifically incorporates this report by reference therein.

The Compensation Committee has reviewed and discussed with management the disclosure set forth above under the heading “Compensation Discussion and Analysis.” Based on its review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement for the Annual Meeting and incorporated by reference in The Shaw Group Inc.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008.

Submitted by the Compensation Committee of the Board of Directors.

Daniel A. Hoffler, Chairman
James F. Barker
Albert D. McAlister

SUMMARY COMPENSATION

The following table summarizes the compensation for each of our named executive officers for the fiscal years ended August 31, 2008 and 2007.

Summary Compensation Table for the Fiscal Years Ended August 31, 2008 and 2007

						Non-Equity
						Incentive	All
				Stock	Option	Plan	Other
	Fiscal Years	Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Ended	(3)	(4)	(5)	(6)	(7)	(8)	Total
J. M. Bernhard, Jr.	2008	$1,735,386	$—	$2,578,369	$2,639,443	$264,000	$1,026,166	$8,243,364
Chairman, President and Chief Executive Officer	2007	1,579,400	—	2,618,397	2,313,726	2,112,000	786,832	9,410,355

Brian K. Ferraioli(1)(2)	2008	603,891	135,400	266,984	208,519	—	628,041	1,842,835
Executive Vice President and Chief Financial Officer

Dirk J. Wild(2)	2008	335,000	—	154,746	155,858	16,750	17,661	680,015
Senior Vice President, Administration and Former Interim Chief Financial Officer	2007	334,087	110,000	132,646	99,527	146,000	12,087	834,347

Robert L. Belk	2008	500,002	100,000	395,261	294,292	—	166,498	1,456,053
Executive Vice President	2007	619,629	100,000	763,225	391,082	—	99,652	1,973,588

David P. Barry(1)	2008	465,625	16,625	261,377	224,393	—	412,310	1,380,330
President of the Nuclear Division of the Power Group

Gary P. Graphia(1)	2008	497,023	—	416,448	367,143	37,500	44,295	1,362,409
Executive Vice President, Corporate Development and Strategy

Ronald W. Oakley	2008	600,001	450,000	525,630	60,978	—	223,529	1,860,138
Managing Director, Shaw Group UK Holdings and Former President of the Environmental & Infrastructure Group	2007	601,155	450,000	552,087	49,955	—	118,395	1,771,592

Richard F. Gill(1)	2008	431,414	—	725,101	648,888	—	814,862	2,620,265
Former Executive Vice President, Chairman of the Executive Committee and President of the Power Group

(1)	Mr. Ferraioli, Mr. Barry, Mr. Graphia and Mr. Gill were not named executive officers in fiscal year 2007; therefore, only fiscal year 2008 information has been included in the Summary Compensation Table.

(2)	Mr. Wild served as Interim Chief Financial Officer from June 1, 2007 through October 9, 2007. Mr. Ferraioli currently serves as Executive Vice President and Chief Financial Officer and assumed this position on October 10, 2007.

(3)	This column reflects the base salary for each of our named executive officers. The amounts shown include any portion of base salary deferred and contributed by the named executive officers to our 401(k) Plan.

(4)	For all named executive officers except Mr. Ferraioli, Mr. Wild and Mr. Barry, this column represents guaranteed minimum annual cash incentive compensation, which is paid in accordance with the employment agreements of the named executive officers, and which is related to services performed during the fiscal years indicated. For Mr. Ferraioli and Mr. Barry, this column includes only a portion of the guaranteed minimum bonuses specified in their employment agreements. Mr. Ferraioli and Mr. Barry waived their right to receive the full amount of their guaranteed minimum bonuses related to fiscal year 2008. Mr. Barry was entitled to a $118,750 minimum annual bonus; however, he elected to forego $102,125. Mr. Ferraioli was entitled to a $151,000 minimum annual bonus; however, he elected to forego $90,600. For Mr. Ferraioli, the fiscal year 2008 amount also includes a $75,000 special bonus paid in connection with the filing of our Quarterly Report on Form 10-Q for the period ended November 30, 2007. For Mr. Wild, the fiscal year 2007 amount includes a

$10,000 special bonus paid in connection with the filing of our Quarterly Report on Form 10-Q for the period ended November 30, 2006, and a $100,000 bonus paid subsequent to Mr. Wild’s acceptance of the position of Interim Chief Financial Officer.

(5)	This column includes the dollar amount of compensation expense we recognized for the fiscal years ended August 31, 2008 and 2007, in accordance with SFAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Under SFAS 123R, the fair value of restricted stock awards or restricted stock units is determined as of the date of grant using our closing market price on the date of grant, and that amount is amortized by us generally over the vesting periods. Amounts shown reflect the partial amortization of restricted stock granted in fiscal year 2008 as well as the partial amortization of restricted stock granted in prior years which was not fully vested. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal years ended August 31, 2008 and 2007. See “Grants of Plan-Based Awards in Fiscal Year 2008” for information with respect to the restricted stock granted in fiscal year 2008 and “Outstanding Equity Awards at 2008 Fiscal Year End” for information with respect to the unvested restricted stock granted prior to fiscal year 2008. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by our named executive officers.

(6)	This column includes the dollar amount of compensation expense we recognized for the fiscal years ended August 31, 2008 and 2007, in accordance with SFAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We recognize expense generally over the vesting periods. Amounts shown reflect the partial amortization of stock option grants made in fiscal year 2008 as well as the partial amortization of stock options granted in prior years which were not fully vested. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal years ended August 31, 2008 and 2007. See “Grants of Plan-Based Awards in Fiscal Year 2008” for information with respect to the stock options granted in fiscal year 2008 and “Outstanding Equity Awards at 2008 Fiscal Year End” for information with respect to the stock options granted prior to fiscal year 2008. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by our named executive officers.

(7)	Amounts shown in this column represent cash paid for fiscal year 2008 and 2007 performance-based awards granted under our MIP. Amounts do not include any guaranteed minimum annual cash incentive compensation. For additional information, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — 2005 Management Incentive Plan” above and “Grants of Plan-Based Awards in Fiscal Year 2008” below.

(8)	The following table describes the components of the “All Other Compensation” column for fiscal year 2008. Some of the amounts in the table below were paid directly by us or reimbursed by us to the named executive officers, and some of the amounts were provided through our Flex Program. See “Compensation Discussion and Analysis — Perquisites” for additional information on this program.

	J. M.	Brian K.			David P.	Gary P.	Ronald W.	Richard F.
	Bernhard, Jr.	Ferraioli	Dirk J. Wild	Robert L. Belk	Barry	Graphia	Oakley	Gill
(a) Company Paid Insurance Premiums	$2,317	$2,317	$2,182	$2,317	$2,317	$2,317	$2,317	$1,346
(b) Other Insurance Premiums	—	2,915	—	20,000	—	—	15,240	1,808
(c) Executive Medical Reimbursement Plan	12,721	6,061	7,039	25,289	7,316	5,023	588	11,449
(d) Company Contributions to 401(k) Plan	7,750	2,788	6,958	7,750	8,563	7,750	7,750	4,846
(e) Post Employment Payments	—	—	—	—	—	—	—	700,000
(f) Personal Use of Corporate Aircraft	527,745	511,228	—	106,555	—	12,693	—	80,266
(g) Personal Use of Chartered Aircraft	114,720	—	—	—	—	—	—	—
(h) Automobile Expenses	22,563	19,650	—	—	—	5,206	123	4,906
(i) Security Services	258,750	—	—	—	325	—	—	—
(j) Relocation Benefits	—	—	—	—	238,495	—	175,409	—
(k) Commuting and Temporary Living Expenses	—	66,906	—	—	—	—		—
(l) Country Club Dues & Fees	31,074	—	—	1,212	4,520	4,368	6,091	9,259
(m) Financial & Legal Consulting Fees	—	—	—	2,500	—	—	2,370	—
(n) Telecommuting/Home Office Expenses	224	—	84	—	—	—	—	—
(o) Spouse Travel & Meals	—	5,267	—	—	2,839	—	—	—
(p) Gifts	—	714	714	714	714	714	714	714
(q) Flex Program Payout	46,933	8,987	—	—	11,324	6,189	10,872	—
(r) Tax Gross-up Payments	1,053	1,208	11	161	135,273	35	13	163
(s)(t) Other	316	—	673	—	624	—	2,042	105

TOTAL	$1,026,166	$628,041	$17,661	$166,498	$412,310	$44,295	$223,529	$814,862

(a)	Represents the dollar value of the premiums paid directly by us for life insurance, long-term disability insurance, accidental death and dismemberment insurance and our executive medical reimbursement plan.

(b)	Represents amounts reimbursed by us through our Flex Program for life insurance.

(c)	Represents amounts reimbursed by us for out-of-pocket expenses incurred by the named executive officers for medical, dental and vision care, as well as prescription drugs.

(d)	Represents our contributions to our 401(k) Plan, which is a tax-qualified, defined contribution retirement plan. As a result of nondiscrimination testing of highly compensated employees, refunds of employee 401(k) withholdings and the forfeiture of our corresponding contribution may take place in subsequent years. Our contributions have not been reduced for past or potential forfeitures as a result of nondiscrimination testing. Our contributions on behalf of Mr. Barry are greater than the annual limit of $7,750 due to the fact that we are reporting contributions made during our fiscal year rather than on a calendar year basis.

(e)	Represents payments made by us in accordance with the death benefit provisions in Mr. Gill’s employment agreement. See “Potential Payments Upon Termination or a Change in Control” for additional information.

(f)	The incremental cost of personal usage of the corporate aircraft was calculated by multiplying our variable operating costs per hour by the number of hours flown (excluding the hours associated with deadhead legs) by each named executive officer for personal use. The following variable operating costs were included in our calculation of incremental cost:

- fuel,

- repairs and maintenance,

- catering and supplies,

- travel and lodging expenses for the crew, and

- landing, flight planning and other related fees.

The following costs were not included in our calculation of incremental cost:

- fixed costs, such as crew compensation, lease expenses and hangar rent; and

- the amount of our fiscal year 2008 disallowed tax deduction. Internal Revenue Code Section 274(e) limits the amount that companies can deduct for the personal use of corporate aircraft to the amount recognized as income by the executive that used the aircraft. For fiscal year 2008, the total amount of our disallowed tax deduction resulting from personal use of the corporate aircraft by our employees, including our named executive officers, was $1,629,064.

Mr. Ferraioli’s personal usage of the corporate aircraft was primarily related to commuting from his home in New Jersey to our home office in Baton Rouge. For additional information, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

(g)	The incremental cost of personal usage of chartered aircraft was based on the actual cost of the chartered flight for each flight taken by a named executive officer for personal use.

(h)	We provide Mr. Bernhard with a company-owned automobile for business and personal use. The aggregate incremental cost reflected in the table above includes fuel, maintenance, insurance and annual depreciation expense based on an estimated useful life of five years. We reimbursed Mr. Ferraioli for fuel for his personal automobile, and we reimbursed Mr. Oakley for the use of a rental car. We also made reimbursements through our Flex Program to Mr. Ferraioli for costs associated with a monthly lease payment as well as the purchase of an automobile. We made reimbursements through our Flex Program to Mr. Graphia and Mr. Gill for monthly car lease payments. For all named executive officers, we have included 100% of the costs paid by us as the aggregate incremental cost.

(i)	Represents the cost of security services provided at Mr. Bernhard’s personal residence and a reimbursement through our Flex Program for the cost of a home security system at Mr. Barry’s personal residence.

(j)	During fiscal year 2008, we incurred costs related to Mr. Barry’s relocation to the Charlotte, North Carolina area. We also incurred costs related to Mr. Oakley’s relocation to the United Kingdom. We have included the following amounts in the table above:

- $238,495 represents the actual costs incurred by us (or reimbursed to Mr. Barry by us) during fiscal year 2008 related to the sale of Mr. Barry’s home in Virginia. This amount includes the difference between the actual selling price on January 17, 2007 and the original purchase price paid by Mr. Barry on June 20, 2005 as well as other lending costs related to the sale of Mr. Barry’s old home and the purchase of his new home. The amount also includes expenses related to the transportation of Mr. Barry’s household goods and other related travel costs.

- $175,409 represents the actual costs incurred by us (or reimbursed to Mr. Oakley by us) during fiscal year 2008 related to the sale of Mr. Oakley’s home in New York. The amount represents the commission fees paid by Mr. Oakley to his real estate broker. This amount also includes expenses related to the transportation of Mr. Oakley’s household goods and other related travel costs.

(k)	Includes commuting expenses in the amount of $18,572 for Mr. Ferraioli from his home in New Jersey to his home office in Baton Rouge, Louisiana and includes $48,334 for Mr. Ferraioli’s living expenses, primarily for meals and an apartment in Baton Rouge, Louisiana.

(l)	Represents the total amount paid for country club dues and related fees. These club memberships are not used exclusively for business purposes. Some of these amounts were paid directly by us, and some were reimbursed through our Flex Program.

(m)	Represents amounts reimbursed by us through our Flex Program primarily for tax preparation and legal fees.

(n)	Represents home office expenses, including home phone and internet services.

(o)	Represents transportation costs and meal expenses incurred by us for the named executive officers’ spouses and/or family to accompany them to business and other events. Some of these amounts were paid directly by us, and some were reimbursed through our Flex Program.

(p)	Represents food gift packages for the named executive officers and their spouses.

(q)	Represents 4% of each named executive officer’s annual base salary paid out on a calendar quarter basis in accordance with our Flex Program. See discussion above under “Compensation Discussion and Analysis — Perquisites.”

(r)	Represents gross-ups to cover Medicare taxes on certain perquisites. For Mr. Ferraioli, the amount also includes gross-ups to cover all taxes on Commuting and Temporary Living Expenses. For Mr. Barry, the amount also includes gross-ups to cover all taxes on amounts incurred in connection with his relocation. See the narrative following the Summary Compensation Table and Grants of Plan-Based Awards Table for a description of the perquisites included.

(s)	Mr. Bernhard’s “Other” compensation includes expenses related to his spouse’s attendance at a business event. Mr. Wild’s “Other” compensation includes subscriptions to various business publications. Mr. Barry’s “Other” compensation includes car rental for personal travel, which was reimbursed through our Flex Program, and parking at his home office in Charlotte, North Carolina. Mr. Oakley’s “Other” compensation includes personal travel expenses, some of which were reimbursed through our Flex Program. Mr. Gill’s “Other” compensation includes personal expenses related to his attendance at a business event.

(t)	The table above does not include amounts for the following perquisites because there was no incremental cost to us during fiscal year 2008.

- We purchase tickets to athletic and other entertainment events generally for client entertainment purposes. If the tickets are not being used for client entertainment purposes, employees, including our named executive officers, may use the tickets.

- We are a member of a hunting and fishing club in southwest Louisiana that we use primarily for client entertainment purposes. If we are not using the club for client entertainment purposes, employees, including our named executive officers, may use the club.

- Guests may accompany named executive officers on business trips at times. If our aircraft is used and a guest travels with the named executive officer on the business trip, there is no incremental cost to us.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

The following table provides information about cash and equity incentive compensation awarded to our named executive officers in fiscal year 2008. During fiscal year 2008, the named executive officers received three types of plan-based awards:

MIP — Our 2005 Management Incentive Plan is based on achieving pre-established annual EBITDA, operating cash flow and individual performance goals. Awards under the plan are allowed to be made in the form of cash, stock, stock options, or in any other form or combination of forms as approved by the Compensation Committee. For additional information about the plan, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — 2005 Management Incentive Plan.”

Restricted Stock Units — The restricted stock units were granted under our 2001 Employee Incentive Compensation Plan. For additional information, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Restricted Stock.”

Options — The options were granted under our 2001 Employee Incentive Compensation Plan. For additional information, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Stock Options.”

Grants of Plan-Based Awards for the Fiscal Year Ended August 31, 2008

								All Other	All Other		Grant
								Stock	Option	Exercise	Date
								Awards:	Awards:	or Base	Fair
				Estimated Future Payouts				Number of	Number of	Price of	Value of
				Under Non-Equity Incentive Plan				Shares of	Securities	Option	Stock and
	Grant	Grant	Approval	Awards (2)				Stock or	Underlying	Awards	Option
Name	Type	Date (1)	Date (1)	Threshold ($)	Target ($)	Maximum ($)		Units (3)	Options (4)	($/Share) (5)	Awards ($)(6)
J. M. Bernhard, Jr.(10)	MIP			(9)	2,640,000	5,280,000	(7)
	Restricted Stock Units	12/7/2007	11/1/2007					38,862			2,611,138
	Options	12/7/2007	11/1/2007						72,130	67.19	3,466,568

Brian K. Ferraioli(10)	MIP			(9)	453,000	1,057,000	(7)
	Restricted Stock Units	12/7/2007	11/1/2007					8,268			555,527
	Options	12/7/2007	11/1/2007						15,347	67.19	462,405

Dirk J. Wild(10)	MIP			(9)	167,500	335,000	(7)
	Restricted Stock Units	12/7/2007	11/1/2007					2,067			138,882
	Options	12/7/2007	11/1/2007						3,837	67.19	115,609

Robert L. Belk	MIP			(9)	(9)	100,000	(7)
	Restricted Stock Units	N/A	N/A					0			0
	Options	N/A	N/A						0	0	0

David P. Barry(10)	MIP			(9)	213,750	831,250	(8)
	Restricted Stock Units	12/7/2007	11/1/2007					3,307			222,197
	Options	12/7/2007	11/1/2007						6,139	67.19	184,968

Gary P. Graphia(10)	MIP			(9)	375,000	750,000	(7)
	Restricted Stock Units	12/7/2007	11/1/2007					6,201			416,645
	Options	12/7/2007	11/1/2007						11,510	67.19	346,796

Ronald W. Oakley	MIP			(9)	(9)	750,000	(8)
	Restricted Stock Units	N/A	N/A					0			0
	Options	N/A	N/A						0	0	0

Richard F. Gill	MIP			(9)	700,000	1,400,000	(7)
	Restricted Stock Units	12/7/2007	11/1/2007					8,186			550,017
	Options	12/7/2007	11/1/2007						15,193	67.19	457,765

(1)	The Compensation Committee approved the awards on November 1, 2007 and determined that the grants would be priced at the higher of the closing market price of our stock on December 5, 2007 or December 7, 2007.

(2)	These columns show the range of possible cash payouts under the performance-based portion of our MIP related to fiscal year 2008 performance. This table does not include any guaranteed minimum annual cash incentive compensation amounts that are payable under the plan. For additional information related to our annual cash incentive awards, including performance targets, measures, discretionary factors and weighting, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — 2005 Management Incentive Plan.”

(3)	This column shows the number of shares of restricted stock units granted to our named executive officers during fiscal year 2008. For additional information related to the terms and conditions of the restricted stock units granted by us, see “Outstanding Equity Awards at 2008 Fiscal Year End.”

(4)	This column shows the number of stock options granted to our named executive officers during fiscal year 2008. For additional information related to the terms and conditions of the stock options granted by us, see “Outstanding Equity Awards at 2008 Fiscal Year End.”

(5)	This column shows the exercise price of the stock options granted, which was the closing market price of our common stock on December 7, 2007.

(6)	This column shows the full grant date fair value, calculated in accordance with SFAS 123R, of the restricted stock units and stock options granted to the named executive officers in fiscal year 2008. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used for determining stock option values are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by our named executive officers.

(7)	Calculated as (1) 200% of the sum of the named executive officer’s fiscal year 2008 annual cash incentive compensation target and any guaranteed minimum annual cash incentive compensation, (2) minus the guaranteed minimum annual cash incentive compensation amount. For additional information, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation.”

(8)	Calculated in accordance with the respective named executive officer’s employment agreement as 200% of the named executive officer’s fiscal year 2008 base salary minus any guaranteed minimum annual cash incentive compensation. For additional information, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation.”

(9)	No threshold or target amount, as applicable, exists for these executives.

(10)	On October 31, 2008, subsequent to the end of our fiscal year, we issued two long-term equity incentive compensation awards to eligible employees. The first award was a discretionary award, and the second award was our annual fiscal year 2009 long-term equity incentive compensation award. See “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation” for additional information.

	Discretionary
	Fiscal Year 2009
	Long-Term Equity		Fiscal Year 2009
	Incentive Compensation		Long-Term Equity Incentive Compensation
	Restricted		Restricted
Name	Stock Units	Options	Stock Units	Options

J. M. Bernhard, Jr.	110,676	—	138,272	226,871
Brian K. Ferraioli	25,411	—	32,362	53,097
Dirk J. Wild	6,923	—	7,355	12,068
Robert L. Belk	—	—	—	—
David P. Barry	14,387	—	12,503	20,515
Gary P. Graphia	15,721	—	22,065	36,203
Ronald W. Oakley	—	—	—	—
Richard F. Gill	—	—	—	—

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to understand the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Fiscal 2008 Salary.  Our named executive officers were paid annual base salaries during fiscal year 2008 as follows:

•	Mr. Bernhard — $1,600,000 from September 1, 2007 through October 28, 2007, and $1,760,000 for the remainder of the fiscal year;

•	Mr. Ferraioli — $585,000 from September 1, 2007 through October 28, 2007, and $604,000 for the remainder of the fiscal year;

•	Mr. Wild — $335,000 for the entire fiscal year;

•	Mr. Belk — $500,000 for the entire fiscal year;

•	Mr. Barry — $420,000 from September 1, 2007 through October 28, 2007, and $475,000 for the remainder of the fiscal year;

•	Mr. Graphia — $450,000 from September 1, 2007 through October 28, 2007, and $500,000 for the remainder of the fiscal year;

•	Mr. Oakley — $600,000 for the entire fiscal year; and

•	Mr. Gill — $600,000 from September 1, 2007 through October 28, 2007, and $700,000 through the date of his death.

Amounts reflected in the Salary column of the Summary Compensation Table are pro-rated accordingly.

For fiscal year 2008, salaries and bonuses earned by our named executive officers accounted for the following percentages of their total compensation: Mr. Bernhard 21%, Mr. Ferraioli 40%, Mr. Wild 49%, Mr. Belk 41%, Mr. Barry 35%, Mr. Graphia 36%, Mr. Oakley 56% and Mr. Gill 16%.

Equity Awards.  For a discussion of the amounts appearing in the Stock Awards and Option Awards columns of the Summary Compensation Table, please read “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation.”

Non-equity Incentive Plan Compensation.  For a discussion of the amounts appearing in this column of the Summary Compensation Table, please read “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — 2005 Management Incentive Plan.”

Tax Gross-Ups.  We provide tax reimbursement payments to certain executives to cover FICA and Medicare taxes on certain perquisites received during employment. These perquisites primarily include company-paid insurance premiums, personal use of corporate aircraft, automobile expenses, commuting and temporary living expenses, country club dues and fees, telecommuting/home office expenses, spouse travel and meals, and gifts. Our executive management may also approve tax reimbursement payments to cover all taxes on certain expenses. Certain executives also have additional gross-up provisions in their employment agreements that allow for gross-up payments in connection with a termination resulting from a change-in-control. See “Potential Payments Upon Termination or a Change in Control” for additional information.

Employment Agreements

J. M. Bernhard, Jr.  Mr. Bernhard serves as President and Chief Executive Officer under an employment agreement entered into on April 10, 2001, which was amended and restated as of January 23, 2007. Unless either party gives notice to terminate the agreement, the agreement will automatically renew on each day of the term for a successive three-year term. The agreement provides that Mr. Bernhard will, among other things, be entitled to:

(a)	an annual base salary in an amount set by our Board, which may be increased by the Board at its discretion but may not be decreased without Mr. Bernhard’s consent;

(b)	bonus awards under any bonus program established by us or, in the absence of or in addition to a bonus program, bonus awards as may be determined by our Board;

(c)	reimbursement of expenses;

(d)	reasonable vacation at Mr. Bernhard’s discretion, but in no event less than five weeks of vacation per year with unlimited carryover;

(e)	participation in our discretionary long-term incentive compensation plan;

(f)	other benefits in addition to those made available to our management, including country club memberships, an automobile and a mid-size jet aircraft for his personal use and benefit; and

(g)	participation in the various employee benefit plans or programs we provide to our employees in general.

Brian K. Ferraioli.  Mr. Ferraioli serves as Executive Vice President and Chief Financial Officer under an employment agreement, effective July 17, 2007. Unless either party gives notice to terminate the agreement, the agreement will automatically renew on each day of the term for a successive two-year term. Under the agreement, Mr. Ferraioli is entitled to:

(a)	an annual base salary of $585,000, which may be increased by the Board at its discretion but may not be decreased without Mr. Ferraioli’s consent;

(b)	participation in our MIP, with an annual performance bonus range of 25% to 200% of his bonus target;

(c)	reimbursement of expenses;

(d)	four weeks of paid vacation per year with unlimited carryover;

(e)	participation in our discretionary long-term incentive compensation plan, under which the overall target value of Mr. Ferraioli’s annual combined grants of options and restricted shares will be in the range of 100% to 200% of his annual base salary;

(f)	initiation fee for a country club membership (not used to date);

(g)	reimbursement of living expenses, including air travel, until the earlier of (i) June 17, 2008, (ii) permanent relocation to our home office in Baton Rouge, or (iii) date of termination;

(h)	relocation assistance in connection with permanent relocation to our home office in Baton Rouge, including moving expenses, home sale assistance, real estate fees, and home purchase assistance; and

(i)	participation in the various employee benefit plans or programs we provide to our employees in general.

On August 1, 2007, pursuant to his agreement, Mr. Ferraioli received shares with an aggregate value of $1,000,000, which were divided equally between restricted shares and options. The $500,000 grant of restricted shares will vest in annual installments of 33.33% each, with full vesting after three years. The $500,000 grant of options will vest in annual installments of 25% each, with full vesting after four years.

Pursuant to Mr. Ferraioli’s employment agreement, to the extent that any amount reimbursed by us in connection with Mr. Ferraioli’s travel and living expenses is determined to constitute taxable income, we must “gross-up” the reimbursement so that Mr. Ferraioli is in the same “net” after-tax position he would have been if such reimbursement had not constituted taxable income to Mr. Ferraioli.

Dirk J. Wild.  Mr. Wild serves as Senior Vice President, Administration under an employment agreement, effective October 10, 2007. Mr. Wild also served as Interim Chief Financial Officer during fiscal year 2008. Unless either party gives notice to terminate the agreement, the agreement has a fixed two-year term that ends on October 10, 2009. Under the agreement, Mr. Wild is entitled to:

(a)	an annual base salary of $335,000, which may be increased by the Board at its discretion but may not be decreased without Mr. Wild’s consent;

(b)	participation in our MIP, with an annual performance bonus range of 0% to 200% of his bonus target, which is initially 50% of his annual base salary;

(c)	reimbursement of expenses;

(d)	four weeks of paid vacation per year with unlimited carryover;

(e)	participation in our discretionary long-term incentive compensation plan; and

(f)	participation in the various employee benefit plans or programs we provide to our employees in general.

Robert L. Belk.  Mr. Belk serves as Executive Vice President under an employment agreement dated May 1, 2000, as amended on December 1, 2004, March 10, 2006, December 31, 2006, and July 6, 2007. Unless either party gives notice to terminate the agreement, the agreement has a fixed three-year term that ends on December 31, 2010. Under the agreement, Mr. Belk is entitled to:

(a)	an annual base salary of $500,000, which may be increased by the Board at its discretion but may not be decreased without Mr. Belk’s consent;

(b)	participation in our MIP, with a minimum annual bonus of 20% of base salary;

(c)	reimbursement of expenses;

(d)	five weeks of paid vacation per year with unlimited carryover;

(e)	personal use of company-owned aircraft for up to 50 hours per calendar year; and

(f)	participation in the various employee benefit plans or programs we provide to our employees in general.

David P. Barry.  Mr. Barry serves as President of our Nuclear Group under an employment agreement, effective March 13, 2006. Unless either party gives notice to terminate the agreement, the agreement will automatically renew on each day of the term for a successive two-year term. Under the agreement, Mr. Barry is entitled to:

(a)	an annual base salary of $420,000, which may be increased by the Board at its discretion but may not be decreased without Mr. Barry’s consent;

(b)	participation in our MIP, with a minimum annual bonus of 25% of base salary, a potential maximum bonus of 200% base salary, and an initial target bonus set at 70% of base salary;

(c)	reimbursement of expenses;

(d)	four weeks of paid vacation per year;

(e)	participation in our discretionary long-term incentive compensation plan, under which the overall target value of Mr. Barry’s annual combined grants of options and restricted shares will be 120% of his annual base salary; and

(f)	participation in the various employee benefit plans or programs we provide to our employees in general.

Gary P. Graphia.  Mr. Graphia serves as Executive Vice President — Corporate Development and Strategy under a May 7, 2007 amendment to his employment agreement dated October 14, 2005. The agreement automatically renews on each day of the term for a successive two-year term and applies to Mr. Graphia’s current position as well as any and all additional or other executive officer positions mutually agreed upon by Mr. Graphia and us. Upon notice from either party, the term of the agreement will be fixed and not subject to automatic renewal at which point the agreement will terminate on the second anniversary of the date established in the notice. Under the agreement, Mr. Graphia is entitled to:

(a)	an annual base salary as of the date of the agreement which may be increased by the Board at its discretion but may not be decreased without Mr. Graphia’s consent;

(b)	reimbursement of expenses;

(c)	three weeks of paid vacation per year with unlimited carryover; and

(d)	participation in our various employee benefit plans or programs we provide to our employees in general.

Ronald W. Oakley.   From September 1, 2007 through June 27, 2008, Mr. Oakley served as President of our E&I Group under an employment agreement, effective August 3, 2006. In June, 2008, the agreement was amended to provide that Mr. Oakley would serve as Managing Director of Shaw Group UK Holdings, effective as of June 28, 2008. Unless either party gives notice to terminate the agreement, the agreement will terminate February 28, 2011. Under the agreement, Mr. Oakley is entitled to:

(a)	an annual base salary of $600,000, which may be increased by the Board at its discretion but may not be decreased without Mr. Oakley’s consent;

(b)	participation in our MIP, with an annual performance bonus range of 25% to 200% of base salary and a guaranteed minimum bonus of 75% of base salary for fiscal years 2007 and 2008;

(c)	reimbursement of expenses;

(d)	four weeks of paid vacation per year;

(e)	participation in our discretionary long-term incentive compensation plan;

(f)	a one-time relocation bonus in the amount of $50,000 paid by us to Mr. Oakley no later than 15 days after the date of permanent relocation to our business operations in the United Kingdom, which should occur no later than October 31, 2008; and

(g)	participation in our various employee benefit plans or programs we provide to our employees in general.

Effective upon commencement of employment, pursuant to his agreement, Mr. Oakley received restricted shares with a value of $1,000,000, which vest in two equal annual installments of 50% each. In addition to this initial restricted share award, on November 31, 2006, Mr. Oakley was granted a long-term incentive award valued at $500,000, payable 50% in restricted stock and 50% in stock options which vest in four equal annual installments of 25% each.

Richard F. Gill (Deceased).  Mr. Gill served as Executive Vice President, Chairman of the Executive Committee and President of the Power Group until his death on March 20, 2008. Mr. Gill’s employment agreement was executed on May 5, 2000, amended on January 10, 2001 and August 12, 2003, and automatically renewed on each day of the term for a successive three-year term. Under the agreement, Mr. Gill was entitled to:

(a)	an annual base salary of $450,000, which could be increased by the Board at its discretion but could not be decreased without Mr. Gill’s consent;

(b)	reimbursement of expenses;

(c)	four weeks of paid vacation per year with unlimited carryover;

(d)	participation in our various employee benefit plans or programs we provide to our employees in general.

Under the agreement, Mr. Gill’s surviving spouse or estate was also entitled to the following benefits in the event of Mr. Gill’s death:

(a)	a lump sum payment of one year of his annual base salary and

(b)	one year of paid group health and dental insurance benefits.

See “Tables of Potential Payments Upon Termination or a Change in Control — Richard F. Gill” for additional information.

Each of the employment agreements contain provisions governing payments and benefits owed to our named executive officers upon the termination of such officer’s employment with us, which are discussed in further detail below in “Potential Payments Upon Termination or a Change in Control.”

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of August 31, 2008. Each grant of stock options or unvested stock awards is shown separately for each named executive officer.

Outstanding Equity Awards as of August 31, 2008

	Option Awards					Stock Awards
								Market
								Value
							Number	of Shares
		Number of	Number of				of Shares	or Units
		Securities	Securities				or Units	of Stock
	Option	Underlying	Underlying			Stock	of Stock	that
	Grant	Unexercised	Unexercised	Option	Option	Award	that	have
	Date	Options	Options	Exercise	Expiration	Grant	have	not Vested
Name	(2)	Exercisable	Unexercisable	Price ($)	Date	Date(2)	not Vested	($)(1)
J. M. Bernhard, Jr.	7/28/2000	400,000	—	21.00	7/28/2010	10/13/2004	39,675	1,965,500
	10/10/2003	304,000	—	11.20	10/10/2013	1/27/2006	51,500	2,551,310
	10/13/2004	174,600	58,200	12.66	10/13/2014	11/1/2006	71,629	3,548,501
	10/13/2005	103,000	103,000	20.76	10/13/2015	12/7/2007	38,862	1,925,223
	11/1/2006	51,748	155,243	26.70	11/1/2016		—	—
	12/7/2007	—	72,130	67.19	12/7/2017		—	—

Total							201,666	9,990,534

Brian K. Ferraioli	8/1/2007	5,308	15,923	48.99	8/1/2017	8/1/2007	6,804	337,070
	12/7/2007	—	15,347	67.19	12/7/2017	12/7/2007	8,268	409,597

Total							15,072	746,667

Dirk J. Wild	10/13/2004	—	3,900	12.66	10/13/2014	10/13/2004	2,650	131,281
	10/13/2005	—	6,500	20.76	10/13/2015	1/27/2006	3,250	161,005
	11/1/2006	2	8,736	26.70	11/1/2016	11/1/2006	4,031	199,696
	12/7/2007		3,837	67.19	12/7/2017	12/7/2007	2,067	102,399

Total							11,998	594,381

Robert L. Belk	10/13/2005	—	24,500	20.76	10/13/2015	1/27/2006	12,500	619,250
	11/1/2006	—	38,050	26.70	11/1/2016	11/1/2006	17,556	869,724

Total							30,056	1,488,974

David P. Barry	3/13/2006	—	17,500	31.18	3/13/2016	3/13/2006	5,000	247,700
	11/1/2006	—	15,342	26.70	11/1/2016	11/1/2006	7,079	350,694
	12/7/2006	—	6,139	67.19	12/7/2017	12/7/2006	3,307	163,829

Total							15,386	762,223

Gary P. Graphia	10/13/2004	—	10,250	12.66	10/13/2014	10/13/2004	7,000	346,780
	10/13/2005	—	17,000	20.76	10/13/2015	1/27/2006	8,500	421,090
	11/1/2006	—	22,830	26.70	11/1/2016	11/1/2006	10,533	521,805
	12/7/2007	—	11,510	67.19	12/7/2017	12/7/2007	6,201	307,198

Total							32,234	1,596,873

Ronald W. Oakley	11/1/2006	—	15,220	26.70	11/1/2016	11/1/2006	7,023	347,919

Total							7,023	347,919

Richard F. Gill(3)	11/1/2006	3,763	—	26.70	11/1/2016		—	—
	12/7/2007	15,193	—	67.19	12/7/2017		—	—

Total							—	—

(1)	The market value shown was determined by multiplying the number of unvested shares of stock by $49.54, which is the closing market price of our common stock on August 29, 2008, the last trading day of our fiscal year.

(2)	Unless noted in the table below, the outstanding equity awards as of August 31, 2008 vest ratably over four-years from the grant date.

Grant Date	Vesting Dates-Option Awards
12/7/2007	1/1/2009	1/1/2010	1/1/2011	1/1/2012

Grant Date	Vesting Dates-Stock Awards
3/13/2006	3/13/2007	3/13/2008	3/13/2009
1/27/2006	10/13/2006	10/13/2007	10/13/2008	10/13/2009
8/1/2007	8/1/2008	8/1/2009	8/1/2010
12/7/2007	1/1/2009	1/1/2010	1/1/2011	1/1/2012

(3)	Mr. Gill’s employment with us ended on March 20, 2008. As discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Awards” and under “Potential Payments Upon Termination or a Change in Control” below, upon Mr. Gill’s death, we accelerated the vesting of 30,413 unvested stock options and 15,209 unvested shares of restricted stock. The stock options became immediately exercisable, and the outstanding amounts are included in the table above.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

The following table provides information for each of our named executive officers regarding (1) stock option exercises during fiscal year 2008, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock during fiscal year 2008 and the value realized:

Option Exercises and Stock Vested for the Fiscal Year Ended August 31, 2008

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise (1)	Vesting (#)	Vesting (2)
J. M. Bernhard, Jr.	400,000	$19,658,766	153,972	$10,266,516
Brian K. Ferraioli	—	—	3,402	193,064
Dirk J. Wild	43,988	2,093,912	6,472	455,312
Robert L. Belk	394,824	16,824,585	21,853	1,504,359
David P. Barry	22,614	772,565	7,360	480,502
Gary P. Graphia	129,460	6,369,485	17,887	1,253,580
Ronald W. Oakley	5,074	156,381	25,586	1,399,075
Richard F. Gill	174,350	7,636,155	17,550	963,224

(1)	The value realized upon the exercise of stock options is the difference between the exercise price and the closing market price of our common stock on the date of exercise for each option. The value realized was determined without considering any taxes and commissions that were owed upon exercise.

(2)	The value realized upon the vesting of restricted stock awards is the number of shares acquired on vesting multiplied by the closing market price of our common stock on the vesting date. Upon the vesting of restricted stock, shares may be surrendered to satisfy income tax withholding requirements. The amounts shown and the value realized do not give effect to the surrender of shares to cover such tax withholding obligations.

NONQUALIFIED DEFERRED COMPENSATION

The Shaw Group Deferred Compensation Plan is a nonqualified plan that we maintain primarily for a select group of our management or highly compensated employees. We made discretionary contributions on behalf of certain eligible employees in fiscal years 2007 and 2008. The long-term deferral awards are evidenced by individual agreements with the participating employees and a plan document, and they generally vest after three years of continuous employment with us or an affiliate. However, none of our named executive officers received a discretionary employer contribution during fiscal year 2008.

Participants in the Deferred Compensation Plan are allowed to invest deferred amounts in a number of approved investment options. Withdrawals of unvested funds from the Deferred Compensation Plan prior to the applicable employee’s vesting date are not permitted, although participants are allowed to take hardship distributions from the vested portion of their account balances for unforeseeable emergencies. Once vested, the participant’s account balance is paid out at a time selected by the participant in either annual installments or a lump sum, also as elected by the participant, subject to certain plan provisions. However, upon a participant’s disability or death, or a change in control, regardless of the participant’s distribution election, his or her unpaid account balance will become 100% vested and paid out in a single lump sum.

We have also set aside deferred amounts pursuant to the employment agreement entered into with Mr. Bernhard. Mr. Bernhard’s agreement provides that we will pay Mr. Bernhard a lump sum amount of $15,000,000 plus interest earned during the period in which the funds have been set aside in consideration for his agreement not to compete with us for a two-year period following termination of his employment with us. During each of fiscal years 2001, 2002 and 2003, we set aside $5,000,000 to fund the non-compete payment. These funds were invested in short-term interest-bearing securities in accordance with our investment policy and earned interest at a rate of 3.46% during fiscal year 2008. The $15,000,000, plus earnings, is payable to Mr. Bernhard upon his termination for any reason including a Corporate Change, as defined below under “Potential Payments Upon Termination or a Change in Control.”

The following table provides summary information with respect to amounts credited, earnings and account balances for our named executive officers under our deferred compensation plans or other agreements.

Nonqualified Deferred Compensation for the Fiscal Year Ended August 31, 2008

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings		Aggregate
	in Last	in Last	in Last	Aggregate	Balance
	Fiscal Year	Fiscal Year	Fiscal Year	Withdrawals/	at Last
Name	($)	($)	($)(1)	Distributions ($)	Fiscal Year End ($)
J. M. Bernhard, Jr.	—	—	601,220	—	17,958,464 (2)

Brian K. Ferraioli	—	—	—	—	—

Dirk J. Wild	—	—	—	—	—

Robert L. Belk	—	—	—	—	—

David P. Barry	—	—	—	—	—

Gary P. Graphia	—	—	—	—	—

Ronald W. Oakley	—	—	—	—	—

Richard F. Gill	—	—	—	—	—

(1)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above-market.

(2)	This amount was not included in the Summary Compensation Table because it represents an amount being held in a trust fund in connection with the non-compete clause in Mr. Bernhard’s employment agreement. For additional information, see the “Nonqualified Deferred Compensation” narrative above.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

This section of the proxy statement sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control without termination of employment or in the event of termination of employment under several different circumstances, including: (1) voluntary resignation by the named executive officer; (2) resignation by the named executive officer for good reason; (3) involuntary termination by us without cause; (4) termination by us for cause; (5) death; (6) disability; or (7) resignation by the named executive officer for good reason following a change in control.

The employment agreements of Mr. Bernhard, Mr. Belk, Mr. Barry, Mr. Graphia and Mr. Oakley generally contain the following definitions:

Good Reason shall exist upon the occurrence of any of the following events without the employee’s express written consent: (1) a material breach of any of our obligations to the employee under their respective employment agreements; (2) the continued assignment to the employee of any duties inconsistent with the office that employee holds in our company; (3) our failure to pay to the employee any portion of the employee’s compensation on the date such compensation is due; (4) our failure to provide an employee with benefits substantially similar to those provided to other employees in a comparable position within our company under any of our medical, health, accident, and/or disability plans; (5) our inability to obtain a satisfactory agreement from any successor to assume the employee’s employment agreement; or (6) a Corporate Change.

Misconduct, or “Cause,” means (1) the continued failure by an employee to substantially perform his duties with us (other than a failure resulting from an employee’s disability (as defined below)); (2) engaging in conduct which is demonstrably and materially injurious to us, monetarily or otherwise, (other than such conduct resulting from an employee’s incapacity due to physical or mental illness and other than any such actual or anticipated conduct after the issuance of a notice of termination by an employee for good reason); or (3) an employee’s conviction for the commission of a felony.

Disability means that an employee has been absent from the full-time performance of the employee’s duties with us for a period ranging from 90 to 180 consecutive calendar days, as individually specified in each employment agreement, as a result of the employee’s incapacity due to physical or mental illness.

A Corporate Change shall occur if (1) we are not the surviving entity in any merger or consolidation (or if we only survive as a subsidiary of another entity); (2) we sell all or substantially all of our assets to any other person or entity other than a wholly-owned subsidiary; (3) we completely dissolve and liquidate; (4) any “person” or “group” as defined in the Exchange Act, as amended, but excluding any 10% or larger shareholder of record, directly or indirectly, becomes the “beneficial owner,” as defined in the Exchange Act, as amended, of our securities representing 20% or more of the combined voting power of all of our then outstanding securities which are entitled to vote with respect to the election of the Board; or (5) as a result of or in connection with a contested election, the members of the Board at the time specified in the respective employment agreements shall cease to be a majority of the Board.

The employment agreements of Mr. Ferraioli and Mr. Wild generally contain the following definitions:

Good Reason shall exist upon the occurrence of any of the following events without the employee’s express written consent: (1) any material diminution of the employee’s duties or responsibilities; (2) our failure to provide the employee with benefits substantially similar to those provided to other employees in a comparable position within our company under any of our medical, health, accident, life and/or disability plans; (3) any material change in the geographic location at which the employee must perform services; (4) any other material breach by us of the obligations under the employee’s employment agreement without the employee’s express written consent and which is not cured within 30 days of the employee providing us with written notice of the breach; or (5) our inability to obtain a satisfactory agreement from any successor to assume the employee’s employment agreement.

Misconduct, or “Cause,” means: (1) any willful breach or habitual neglect of duty or the employee’s material and continued failure to substantially perform his duties for us (other than for a failure resulting from the employee’s incapacity due to disability) in a professional manner and in a manner reasonably expected as appropriate for the position, which breach is not cured within 30 days of receipt of written notice from us specifying the alleged breach; (2) the misappropriation or attempted misappropriation of a material business opportunity of ours, including an attempt to secure any personal profit in connection with entering into any transaction on behalf of us; (3) the intentional misappropriation or attempted misappropriation of any of our funds or property; (4) the violation of our Code of Corporate Conduct or Fraud Policy; or (5) the commission of a felony offense or a misdemeanor offense involving violent or dishonest behavior, or the engagement in any other conduct involving fraud or dishonesty.

Disability shall exist if the employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the employee is receiving income replacement benefits for a period of not less than three months under any of our employee accident and health plans.

A Corporate Change shall occur if: (1) any “person” or “group” as defined in the Exchange Act, as amended, but excluding any 10% or larger shareholder of record as of the effective date of each employment agreement, directly or indirectly, becomes the “beneficial owner,” as defined in the Exchange Act, as amended, of our securities representing 50% or more of the combined voting power of all of our then outstanding securities which are entitled to vote with respect to the election of the Board; or (2) as a result of or in connection with a contested election, the then-current members of the Board shall cease to be a majority of the Board. A Corporate Change requires the employee to provide us with notice of his intent to terminate within 90 days following the effective date of the Corporate Change.

Tables of Potential Payments Upon Termination or a Change in Control

The following tables set forth the details, on an executive-by-executive basis, of the estimated compensation and benefits that would be provided to each named executive officer in the event that such executive’s employment with us is terminated for any reason or in the event of a change in control. We have assumed that the termination events occurred effective as of August 31, 2008, the last day of our fiscal year. The actual amounts that would be paid can only be determined at the time of a named executive officer’s termination of employment or a change in control. The amounts included in the tables are based on the following:

—	The applicable provisions in the employment agreements and other arrangements between the named executive officers and us, which are summarized under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” and below.

—	The applicable provisions of our deferred compensation plans, which are summarized under “Nonqualified Deferred Compensation.”

—	The applicable provisions of our long-term equity incentive plans, which are summarized below, and the related stock option and restricted stock award agreements between the named executive officers and us.

—	Resignation versus Retirement — The designation of an event as a resignation or retirement is dependent upon an individual’s age. We use the normal retirement age, as defined by the Social Security Administration, to determine when an employee is eligible for retirement. For our named executive officers, the normal retirement age is 66 or older. An individual who does not satisfy these criteria is considered to have resigned. As of August 31, 2008, none of our named executive officers met the eligibility criteria for retirement.

—	Insurance Proceeds and Benefits — In the event of death or disability (including accidental death or disability resulting from dismemberment), life insurance, accidental death and dismemberment insurance and long-term disability insurance benefits are paid by our third party insurance providers directly to the employee or the beneficiary designated by the employee. As discussed in “Compensation Discussion and Analysis — Welfare and Other Benefits,” we provide life insurance to certain executives, including our named executive officers, with a benefit of two times the executive’s annual base salary (up to a maximum of $750,000). The amount provided to all other salaried employees only includes a benefit of one times the employee’s annual base salary (up to a maximum of $100,000). We also provide accidental death and dismemberment insurance to certain executives, including our named executive officers, under two different policies, one with a benefit of two times the executive’s annual base salary (up to a maximum of $750,000) and one with a benefit of up to $100,000. Amounts included in the tables below will not be paid by us; they are simply additional amounts the named executive officers may be entitled to receive from the third party insurance providers.

—	Continuing Health and Welfare Benefits — We have included health, dental and vision insurance benefits at the COBRA rates in effect as of August 31, 2008. The cost of these benefits also includes the following items related to our executive medical reimbursement plan: a $250 annual premium, the maximum allowable benefit of $50,000 per year that the named executive officers are eligible to receive for out-of-pocket medical expenses, and the maximum administration fee of $5,500 per year (calculated as 11% of the total out-of-pocket medical expenses submitted for reimbursement). If the executives do not use the maximum benefits allowed under the executive medical reimbursement plan each year, the actual amounts that we pay out may be less than those listed in the tables below.

Once an employee is terminated, they are no longer eligible to participate in our group plans for life, long-term disability and accidental death and dismemberment insurance; therefore, we have obtained estimated rates for individual polices for each named executive officer, when applicable.

—	Accelerated Vesting of Stock Options, Restricted Stock and Restricted Stock Units — We have assumed that the value of our common stock for purposes of valuing stock options and restricted stock was $49.54 per share based on the closing market price on August 29, 2008, the last trading day of our fiscal year, and that all unvested stock options not automatically forfeited were exercised on such day. We have not included in the tables the value of any stock options that were vested prior to August 31, 2008. In addition, we have applied the following provisions from our long-term equity incentive plans to the tables below:

Our 1993 Employee Stock Option Plan and our 2001 Employee Incentive Compensation Plan provide for the immediate vesting of restricted stock in the event of retirement, death or disability. Our 2001 Employee Incentive Compensation Plan provides for the immediate vesting of restricted stock, restricted stock units and stock options upon a change in control; each of these terms are defined below as they are used in the 2001 Employee Incentive Compensation Plan, and may differ from the definitions provided for the same terms in the employment agreements of our named executive officers. Our 2001 Employee Incentive Compensation Plan also gives the Compensation Committee the discretion to allow for immediate vesting of stock options. In April 2006, the Compensation Committee approved the immediate vesting of stock options in the event of death for all existing awards and future awards granted under our 2001 Employee Incentive Compensation Plan.

Retirement shall mean the participant’s voluntary retirement on or after the participant’s normal retirement date as determined by the Compensation Committee in its sole discretion.

Disability shall mean the inability of the participant to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of 12 months or more.

Change in Control shall mean the occurrence of any of the following events: (1) any “person” or “group” as defined in the Exchange Act, as amended, but excluding any 10% or larger shareholder of record, directly or indirectly, becomes the “beneficial owner” (as defined in the Exchange Act, as amended) of our securities representing 20% or more of the combined voting power of all of our then outstanding securities which are entitled to vote with respect to the election of the Board; (2) during a period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board cease for any reasons other than death or disability to constitute a majority of the Board (unless the individual was elected by or with the recommendation of at least two-thirds of the directors of the Board at the beginning of such 24 month period); (3) an entity other than us or a subsidiary of us acquires all or substantially all of our assets; or (4) we file a report or a proxy statement with the SEC disclosing that a change in control may have, has, or will occur.

—	Nonqualified Deferred Compensation — The tables below do not include amounts reflecting the value of any potential acceleration of deferred compensation. As noted above in the Nonqualified Deferred Compensation Table, Mr. Bernhard may receive a payment pursuant to his employment agreement in consideration for his non-compete agreement; however, no other named executive officer is currently participating in our deferred compensation plans, nor are we responsible for paying any deferred compensation amounts to the remaining executives pursuant to their employment agreements.

—	Reimbursement of Excise Tax and Gross-up — As discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Tax Gross-Ups,” certain executives are eligible to receive a payment in an amount necessary to offset any excise tax imposed under the Internal Revenue Code on payments received under the change in control termination scenario and any other excise or regular income taxes imposed on the executive as a result of this initial excise tax reimbursement. We have determined that none of the named executive officers would receive a benefit in an amount that would trigger a gross-up payment under their employment agreements for fiscal year 2008, and thus, no amounts attributable to this item will be included in the tables.

—	Reimbursement of Expenses & Accrued Vacation — We have assumed that all reimbursements of expenses are current and that all vacation has been taken as of August 31, 2008; therefore, amounts related to expenses and accrued vacation for all named executive officers except Mr. Gill are excluded from the tables below.

J. M. Bernhard, Jr.

Mr. Bernhard’s employment agreement provides that in the event he resigns for Good Reason (as defined both above and below) or is terminated by us for any reason other than his Misconduct (as defined above) or Disability (as defined above, with the number of absent consecutive days required for disability in Mr. Bernhard’s employment agreement being 180 days):

(a)	we must pay Mr. Bernhard, in a lump sum, his base salary in effect immediately prior to termination plus the highest bonus paid by us during the three years prior to termination multiplied by the number of years remaining in the term of the agreement;

(b)	we must provide disability, accident and group health and dental insurance benefits substantially similar to those that Mr. Bernhard was receiving immediately prior to termination for the remainder of the term of his agreement; provided, however that our obligation is reduced to the extent Mr. Bernhard receives comparable benefits from another employer; and

(c)	all long-term incentive awards previously granted to Mr. Bernhard will become fully vested.

In addition to the general “Good Reason” events stated above, Mr. Bernhard’s employment agreement also provides that the following events shall constitute Good Reason: (1) our failure to elect or re-elect or to appoint or re-appoint Mr. Bernhard to the office of Chairman, President and Chief Executive Officer; (2) the occurrence of any act or omission of ours, other than that which is the result of Mr. Bernhard’s unreasonable or intentional conduct, which is a material violation of law or regulation and exposes Mr. Bernhard to material personal civil penalty or personal criminal liability, or (3) without Mr. Bernhard’s consent, the relocation of our principal executive offices outside of Baton Rouge, Louisiana or our requirement that Mr. Bernhard’s principal office be relocated outside of Baton Rouge.

In the event of Mr. Bernhard’s death, his surviving spouse or estate is entitled to a lump sum payment of one year’s base salary and a pro-rata bonus in the amount he would have otherwise been entitled to receive. Further, his surviving spouse and minor children are entitled to receive one year of paid group health and dental insurance benefits. Mr. Bernhard will also be considered immediately and totally vested in all long-term incentives previously granted to him.

In the event of Mr. Bernhard’s disability (as defined above), Mr. Bernhard will receive: (1) for a 12-month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) a pro-rata bonus in the amount he would have otherwise been entitled to receive, (3) continued paid group health and dental insurance benefits (for Mr. Bernhard and his dependents) for the 12-month period following termination and (4) immediate and total vesting of all long-term incentive awards previously granted to him.

As described in “Nonqualified Deferred Compensation,” Mr. Bernhard has agreed not to reveal our confidential information during and after the termination of his employment with us, and to not compete with us for a two-year period following termination of employment, and in consideration for this agreement, we have agreed to pay Mr. Bernhard a lump sum amount of $15,000,000 plus interest earned during the period in which the funds are set aside. These funds are invested in short-term interest-bearing securities in accordance with our investment policy and earned interest at a rate of 3.46% during fiscal year 2008. The funds are held in Rabbi Trusts and are accounted for as trading assets. Our Rabbi Trust deposits are accounted for in accordance with Emerging Issues Task Force Issue No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested.” Trading assets are stated at fair value, with gains or losses resulting from changes in fair value recognized currently in earnings. The $15,000,000 plus interest is payable upon Mr. Bernhard’s termination for any reason or in the event of a Corporate Change (as described above). As of August 31, 2008, the amount due to Mr. Bernhard in connection with this non-compete agreement, including interest earned, was $17,958,464.

For 10 years from the date of Mr. Bernhard’s resignation or termination, other than for his Misconduct or in the event of death, Mr. Bernhard is entitled to the use of our aircraft for up to 150 hours annually for his private use, provided that the value of the aircraft use does not exceed an annual benefit of $300,000 (based upon our “incremental cost” of operating the aircraft used by Mr. Bernhard).

To the extent that any payment or benefit received or to be received by Mr. Bernhard under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Code, we must “gross-up” such payment and benefit by paying to Mr. Bernhard additional amounts (“gross-up payments”), which must include any excise taxes and income taxes imposed upon such gross-up payments, so that Mr. Bernhard is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments. As noted above, we do not believe that Mr. Bernhard would be entitled to such a gross-up payment for fiscal year 2008.

In addition to the items specified in Mr. Bernhard’s employment agreement, Mr. Bernhard will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Bernhard’s unvested shares of restricted stock, restricted stick units and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

			Resignation by
			Executive		Termination								Resignation by
			for Good		by								Executive in
	Voluntary		Reason		Shaw								Connection		Change in
	Resignation,		(excluding		(Other than for		Termination by						with a		Control
	including		a Change in		Misconduct or		Shaw for						Change in		without
	Retirement		Control)		Disability)		Misconduct		Death		Disability		Control		Termination

Base salary	$—		$5,280,000	(1)	$5,280,000	(1)	$—		$1,760,000	(2)	$1,640,000	(3)	$5,280,000	(1)	$—
Incentive compensation	—		6,336,000	(4)	6,336,000	(4)	—		264,000	(5)	132,000	(5)	6,336,000	(4)	—
Insurance proceeds and benefits	—		—		—		—		1,600,000	(6)	2,122,197	(7)	—		—
Continuing health & welfare benefits	—		240,017	(8)	240,017	(8)	—		65,565	(9)	72,299	(9)	240,017	(8)	—
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2008	—		18,647,040	(10a)	18,647,040	(10a)	—		18,647,040	(10a)	18,647,040	(10a)	18,647,040	(10a)	18,647,040	(10b)
Nonqualified deferred compensation	—	(11)	—	(11)	—	(11)	—	(11)	—	(11)	—	(11)	—	(11)	—	(11)
Other benefits	3,000,000	(12)	3,000,000	(12)	3,000,000	(12)	—		—		3,000,000	(12)	3,000,000	(12)	—

TOTAL	$3,000,000		$33,503,057		$33,503,057		$—		$22,336,605		$25,613,536		$33,503,057		$18,647,040

Brian K. Ferraioli

Mr. Ferraioli’s employment agreement provides that in the event he resigns for Good Reason (as defined above), is terminated by us for any reason other than his Misconduct or Disability (both as defined above, with the number of absent consecutive days required for disability in Mr. Ferraioli’s employment agreement being 120 days) or resigns for a Corporate Change (as defined above):

(a)	we must pay Mr. Ferraioli, in a lump sum, within 15 calendar days following the date of termination, an amount equal to the lesser of (1) $450,000 or (2) his annual base salary in effect immediately prior to termination plus the most recent annual bonus paid by us (which, for this purpose, prior to December 31, 2009, is deemed to be not less than his signing bonus amount of $450,000) multiplied by two (the “termination payment amount”), and on the first business day following the six-month anniversary of the termination of employment, a lump sum amount (if greater than zero) equal to the termination payment amount minus $450,000;

(b)	we must provide dental, disability, accident, life and group health insurance benefits substantially similar to those that Mr. Ferraioli was receiving immediately prior to termination for the lesser of 24 months or the remaining term of his agreement; provided, however that our obligation is reduced to the extent Mr. Ferraioli receives comparable benefits from another employer; and

(c)	all long-term incentive awards previously granted to Mr. Ferraioli will become fully vested.

In the event of Mr. Ferraioli’s death, we must provide to his surviving spouse and minor children one year of paid group health and dental insurance benefits. Mr. Ferraioli will also be considered immediately and totally vested in all long-term incentives previously granted to him.

In the event of Mr. Ferraioli’s disability (as defined above), Mr. Ferraioli will receive (1) for a 24 month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) continued paid group health, dental, accident and life insurance benefits (for Mr. Ferraioli and his dependents) for the 24 month period following termination, and (3) immediate and total vesting of all long-term incentive awards previously granted to him.

To the extent that any payment or benefit received or to be received by Mr. Ferraioli under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Code, we must “gross-up” such payment and benefit by paying to Mr. Ferraioli additional amounts (“gross-up payments”), so that Mr. Ferraioli is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments. As noted above, we do not believe that Mr. Ferraioli would be entitled to such a gross-up payment for fiscal year 2008.

During his employment or after termination of his employment, to the extent allowed by applicable law, Mr. Ferraioli will not disclose any of our confidential, proprietary or non-public information.

In addition to the items specified in Mr. Ferraioli’s employment agreement, Mr. Ferraioli will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Ferraioli’s unvested shares of restricted stock, restricted stock units and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

		Resignation by
		Executive		Termination by							Resignation by
	Voluntary	for Good Reason		Shaw							Executive in		Change in
	Resignation,	(excluding		(Other than for		Termination by					connection with a		Control
	including	a Change in		Misconduct or		Shaw for					Change in		without
	Retirement	Control)		Disability)		Misconduct	Death		Disability		Control		Termination

Base salary	$—	$1,208,000	(14)	$1,208,000	(14)	—	—		$960,564	(3)	$1,208,000	(14)	$—
Incentive compensation	—	900,000	(16)	900,000	(16)	—	—		—		900,000	(16)	—
Insurance proceeds and benefits	—	—		—		—	1,600,000	(6)	2,265,113	(7)	—		—
Continuing health & welfare benefits	—	162,039	(8)	162,039	(8)	—	65,194	(9)	148,400	(9)	162,039	(8)	—
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2008	—	755,425	(10a)	755,425	(10a)	—	755,425	(10a)	755,425	(10a)	755,425	(10a)	755,425	(10b)

TOTAL	$—	$3,025,464		$3,025,464		$—	$2,420,619		$4,129,502		$3,025,464		$755,425

Dirk J. Wild

Mr. Wild’s employment agreement provides that in the event he resigns for Good Reason (as defined above), is terminated by us for any reason other than his Misconduct or Disability (both as defined above, with the number of absent consecutive days required for disability in Mr. Wild’s employment agreement being 120 days), or resigns for a Corporate Change (as defined above):

(a)	we must pay Mr. Wild, pro rata over the 24 months following termination, his base salary in effect immediately prior to termination plus the highest bonus paid by us during the two fiscal years prior to termination multiplied by two;

(b)	we must provide dental, disability, accident, life and group health insurance benefits substantially similar to those that Mr. Wild was receiving immediately prior to termination for 18 months following termination of his employment; provided, however that our obligation is reduced to the extent Mr. Wild receives comparable benefits from another employer; and

(c)	all long term incentive awards previously granted to Mr. Wild will become fully vested.

In the event of Mr. Wild’s death, we must provide to his surviving spouse and minor children one year of paid group health and dental insurance benefits. Mr. Wild will also be considered immediately and totally vested in all long-term incentives previously granted to him.

In the event of Mr. Wild’s disability (as defined above), Mr. Wild will receive: (1) for a 12-month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) continued paid group health, dental, accident and life insurance benefits (for Mr. Wild and his dependents) for the 12-month period following termination, and (3) immediate and total vesting of all long term incentive awards previously granted to him.

To the extent that any payment or benefit received or to be received by Mr. Wild under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Code, we must “gross-up” such payment and benefit by paying to Mr. Wild additional amounts (“gross-up payments”), so that Mr. Wild is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments. As noted above, we do not believe that Mr. Wild would be entitled to such a gross-up payment for fiscal year 2008.

During his employment and for a period of two years after the termination of his employment, to the extent allowed by applicable law, Mr. Wild will not disclose any of our confidential, proprietary or non-public information and will not compete with us or solicit our customers.

In addition to the items specified in Mr. Wild’s employment agreement, Mr. Wild will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Wild’s unvested shares of restricted stock, restricted stock units and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

		Resignation by									Resignation by
		Executive		Termination by							Executive
	Voluntary	for Good Reason		Shaw							in connection		Change in
	Resignation,	(excluding		(Other than for		Termination by					with a		Control
	including	a Change in		Misconduct		Shaw for					Change in		without
	Retirement	Control)		or Disability)		Misconduct	Death		Disability		Control		Termination

Base salary	$—	$670,000	(14)	$670,000	(14)	$—	$—		$208,426	(3)	$670,000	(14)	$—
Incentive compensation	—	292,000	(15)	292,000	(15)	—	—		—		292,000	(15)	—
Insurance proceeds and benefits	—	—		—		—	1,440,000	(6)	3,634,312	(7)	—		—
Continuing health & welfare benefits	—	117,066	(8)	117,066	(8)	—	65,194	(9)	73,150	(9)	117,066	(8)	—
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2008	—	1,124,813	(10a)	1,124,813	(10a)	—	1,124,813	(10a)	1,124,813	(10a)	1,124,813	(10a)	1,124,813	(10b)

TOTAL	$—	$2,203,879		$2,203,879		$—	$2,630,007		$5,040,701		$2,203,879		$1,124,813

Robert L. Belk

Mr. Belk’s employment agreement provides that in the event he resigns for Good Reason (as defined both above and below), or is terminated by us for any reason other than his Misconduct (as defined above) or Disability (as defined above, with the number of absent consecutive days required for disability in Mr. Belk’s employment agreement being 90 days):

(a)	we must pay Mr. Belk, in a lump sum, his base salary in effect prior to termination plus the highest bonus paid by us during the three years prior to termination multiplied by the number of years remaining in the term of his agreement;

(b)	we must provide disability, accident and group health and dental insurance benefits substantially similar to those that Mr. Belk was receiving immediately prior to termination for the remainder of the term of his agreement; provided, however that our obligation is reduced to the extent Mr. Belk receives comparable benefits from another employer; and

(c)	all long-term incentive awards previously granted to Mr. Belk will become fully vested.

In addition to the general “Good Reason” events stated above, Mr. Belk’s employment agreement provides an additional event under the definition of Corporate Change (as defined above). Mr. Belk’s employment agreement provides that a Corporate Change has taken place in the event that Mr. Bernhard ceases to be the Chairman of the Board and Chief Executive Officer for reasons other than Mr. Bernhard’s death or disability. Mr. Belk’s employment agreement also requires that he provide us with notice of his intent to terminate within 90 days following the effective date of the Corporate Change.

In the event of Mr. Belk’s death, his surviving spouse or estate is entitled to a lump sum payment of one year’s base salary, and his surviving spouse and minor children are entitled to receive one year of paid group health and dental insurance benefits.

In the event of Mr. Belk’s disability (as defined above), Mr. Belk will receive: (1) for a 12-month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) continued paid group health and dental insurance benefits (for Mr. Belk and his dependents) for the 12-month period following termination and (3) immediate and total vesting of all long-term incentive awards previously granted to him.

To the extent that any payment or benefit received or to be received by Mr. Belk under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Code, we must “gross-up” such payment and benefit by paying to Mr. Belk additional amounts (“gross-up payments”), so that Mr. Belk is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments. As noted above, we do not believe that Mr. Belk would be entitled to such a gross-up payment for fiscal year 2008.

Mr. Belk has agreed that during the term of his employment agreement, he will not directly or indirectly participate in a competing business without first obtaining our permission. Mr. Belk has also agreed that, both during and after the term of his employment with us, he will not disclose any of our confidential, proprietary or non-public information. For a period of two years following Mr. Belk’s termination of employment for any reason, he will also refrain from: (1) assisting any competitor in any of the territories serviced by us by sharing any such confidential, proprietary or non-public information; (2) competing with us; and (3) soliciting any of our customers or distributors.

In addition to the items specified in Mr. Belk’s employment agreement, Mr. Belk will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Belk’s unvested shares of restricted stock, restricted stock units and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

		Resignation by
		Executive		Termination by							Resignation by
	Voluntary	for Good Reason		Shaw							Executive		Change in
	Resignation,	(excluding		(Other than for		Termination by					in connection with a		Control
	including	a Change in		Misconduct		Shaw for					Change in		without
	Retirement	Control)		or Disability)		Misconduct	Death		Disability		Control		Termination

Base salary(13)	$—	$1,165,000	(1)	$1,165,000	(1)	$—	$500,000	(2)	$410,000	(3)	$1,165,000	(1)	$—
Incentive compensation	—	966,950	(4)	966,950	(4)	—	—		—		966,950	(4)	—
Insurance proceeds and benefits	—	—		—		—	1,600,000	(6)	1,503,224	(7)	—		—
Continuing health & welfare benefits	—	184,532	(8)	184,532	(8)	—	65,565	(9)	72,299	(9)	184,532	(8)	—
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2008	—	3,063,146	(10a)	3,063,146	(10a)	—	3,063,146	(10b)	3,063,146	(10a)	3,063,146	(10a)	3,063,146	(10b)

TOTAL	$—	$5,379,628		$5,379,628		$—	$5,228,711		$5,048,669		$5,379,628		$3,063,146

David P. Barry

Mr. Barry’s employment agreement provides that in the event he resigns for Good Reason (as defined both above and below), or is terminated by us for any reason other than his Misconduct (as defined both above and below) or Disability (as defined above, with the number of absent consecutive days required for disability in Mr. Barry’s employment agreement being 90 days):

(a)	we must pay Mr. Barry, in a lump sum, his base salary in effect prior to termination plus the highest bonus paid by us during the two years prior to termination multiplied by the number of years remaining in the term of his agreement;

(b)	we must provide disability, accident and group health and dental insurance benefits substantially similar to those that Mr. Barry was receiving immediately prior to termination for the remainder of the term of his agreement; provided, however that our obligation is reduced to the extent Mr. Barry receives comparable benefits from another employer;

(c)	all long-term incentive awards previously granted to Mr. Barry will become fully vested; and

(d)	Mr. Barry will retain all portions of the signing bonus awarded to him in August 2006.

In the event of resignation for Good Reason, in connection with a change in control, Mr. Barry’s employment agreement requires that he provide us with notice of his intent to terminate within 90 days following the effective date of the Corporate Change. The definition of Corporate Change is also modified in Mr. Barry’s employment agreement to include only the first three events listed in the definition above.

Mr. Barry’s employment agreement expands the definition of Misconduct to further include: (1) the misappropriation or attempted misappropriation of a material business opportunity of ours, including an attempt to secure any personal profit in connection with entering into any transaction on behalf of us; (2) the intentional misappropriation or attempted misappropriation of any of our funds or property; and (3) engaging in any other conduct involving fraud or dishonesty which is demonstrably injurious us.

In the event of Mr. Barry’s death, we must provide to his surviving spouse and minor children one year of paid group health and dental insurance benefits. Mr. Barry will also be considered immediately and totally vested in all long-term incentives previously granted to him.

In the event of Mr. Barry’s disability (as defined above), Mr. Barry will receive: (1) for a 12-month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) continued paid group health and dental insurance benefits (for Mr. Barry and his dependents) for the 12-month period following termination and (3) immediate and total vesting of all long term incentive awards previously granted to him.

To the extent that any payment or benefit received or to be received by Mr. Barry under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Code, we must “gross-up” such payment and benefit by paying to Mr. Barry additional amounts (“gross-up payments”), so that Mr. Barry is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments. As noted above, we do not believe that Mr. Barry would be entitled to such a gross-up payment for fiscal year 2008.

Mr. Barry has agreed that during the term of his employment agreement, he will not directly or indirectly participate in a competing business without first obtaining our permission. Mr. Barry has also agreed that, both during and after the term of his employment with us, he will not disclose any of our confidential, proprietary or non-public information. For a period of six months following Mr. Barry’s termination of employment, he will also refrain from assisting any competitor in any of the territories serviced by us by sharing any such confidential, proprietary or non-public information. Mr. Barry will also refrain from competing with us and soliciting any of our customers or distributors for a period of six months if he is terminated other than for “Cause” or if he resigns for Good Reason.

In addition to the items specified in Mr. Barry’s employment agreement, Mr. Barry will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Barry’s unvested shares of restricted stock, restricted stock units and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

		Resignation by
		Executive		Termination by							Resignation by
	Voluntary	for Good Reason		Shaw							Executive
	Resignation,	(excluding a		(Other than for		Termination by					in connection		Change in Control
	including	Change in		Misconduct or		Shaw for					with a		without
	Retirement	Control)		Disability)		Misconduct	Death		Disability		Change in Control		Termination

Base salary	$—	$950,000	(1)	$950,000	(1)	$—	$—		$385,000	(3)	$950,000	(1)	$—
Incentive compensation	—	350,000	(4)	350,000	(4)	—	—		—		350,000	(4)	—
Insurance proceeds and benefits	—	—		—		—	1,600,000	(6)	1,770,000	(7)	—		—
Continuing health & welfare benefits	—	149,656	(8)	149,656	(8)	—	61,349	(9)	67,435	(9)	149,656	(8)	—
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2008	—	1,433,934	(10a)	1,433,934	(10a)	—	1,433,934	(10a)	1,433,934	(10a)	1,433,934	(10a)	1,433,934	(10b)

TOTAL	$—	$2,883,590		$2,883,590		$—	$3,095,283		$3,656,369		$2,883,590		$1,433,934

Gary P. Graphia

Mr. Graphia’s employment agreement provides that in the event he resigns for Good Reason (as defined both above and below), or is terminated by us for any reason other than his Misconduct (as defined above) or Disability (as defined above, with the number of absent consecutive days required for disability in Mr. Graphia’s employment agreement being 90 days):

(a)	we must pay Mr. Graphia, in a lump sum, his base salary in effect prior to termination plus the highest bonus paid by us during the two years prior to termination multiplied by the number of years remaining in the term of his agreement;

(b)	we must provide disability, accident and group health and dental insurance benefits substantially similar to those that Mr. Graphia was receiving immediately prior to termination for the remainder of the term of his agreement; provided, however that our obligation is reduced to the extent Mr. Graphia receives comparable benefits from another employer; and

(c)	all long-term incentive awards previously granted to Mr. Graphia will become fully vested.

In the event of resignation for Good Reason, in connection with a change in control, Mr. Graphia’s employment agreement also requires that he provide us with notice of his intent to terminate within 90 days following the effective date of the Corporate Change.

In the event of Mr. Graphia’s death, his surviving spouse or estate is entitled to a lump sum payment of one year’s base salary, and his surviving spouse and minor children are entitled to receive one year of paid group health and dental insurance benefits.

In the event of Mr. Graphia’s disability (as defined above), Mr. Graphia will receive: (1) for a 12-month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) continued paid group health and dental insurance benefits (for Mr. Graphia and his dependents) for the 12-month period following termination, and (3) immediate and total vesting of all long-term incentive awards previously granted to him.

To the extent that any payment or benefit received or to be received by Mr. Graphia under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Code, we must “gross-up” such payment and benefit by paying to Mr. Graphia additional amounts (“gross-up payments”), so that Mr. Graphia is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments. As noted above, we do not believe Mr. Graphia would be entitled to such a gross-up payment for fiscal year 2008.

Mr. Graphia has agreed that during the term of his employment agreement, he will not directly or indirectly participate in a competing business without first obtaining our permission. Mr. Graphia has also agreed that, both during and after the term of his employment with us, he will not disclose any of our confidential, proprietary or non-public information. For a period of two years following Mr. Graphia’s termination of employment for any reason, he will also refrain from: (1) assisting any competitor in any of the territories serviced by us by sharing any such confidential, proprietary or non-public information; (2) competing with us; and (3) soliciting any of our customers or distributors.

In addition to the items specified in Mr. Graphia’s employment agreement, Mr. Graphia will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Graphia’s unvested shares of restricted stock, restricted stock units and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

		Resignation by
		Executive		Termination by							Resignation by
	Voluntary	for Good Reason		Shaw							Executive in		Change
	Resignation,	(excluding a		(Other than		Termination by					connection		in Control
	including	Change in		for Misconduct		Shaw					with a Change		without
	Retirement	Control)		or Disability)		for Misconduct	Death		Disability		in Control		Termination

Base salary	$—	$1,000,000	(1)	$1,000,000	(1)	$—	$500,000	(2)	$410,000	(3)	$1,000,000	(1)	$—
Incentive compensation	—	674,000	(4)	674,000	(4)	—	—		—		674,000	(4)	—
Insurance proceeds and benefits	—	—		—		—	1,600,000	(6)	3,100,924	(7)	—		—
Continuing health & welfare benefits	—	156,957	(8)	156,957	(8)	—	65,194	(9)	71,730	(9)	156,957	(8)	—
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2008	—	2,985,590	(10a)	2,985,590	(10a)	—	2,985,590	(10b)	2,985,590	(10a)	2,985,590	(10a)	2,985,590	(10b)

TOTAL	$—	$4,816,547		$4,816,547		$—	$5,150,784		$6,568,244		$4,816,547		$2,985,590

Ronald W. Oakley

Mr. Oakley’s employment agreement provides that in the event he resigns for Good Reason (as defined both above and below), or is terminated by us for any reason other than his Misconduct (as defined below) or Disability (as defined above, with the number of absent consecutive days required for disability in Mr. Oakley’s employment agreement being 120 days):

(i)	we must pay Mr. Oakley, in a lump sum, his base salary in effect immediately prior to termination plus the highest annual bonus paid by us during the two years immediately prior to termination multiplied by the number of years remaining in the term of his agreement;

(ii)	we must provide disability, accident and group health and dental insurance benefits substantially similar to those that Mr. Oakley was receiving immediately prior to termination for the remainder of the term of his agreement; provided, however that our obligation is reduced to the extent Mr. Oakley receives comparable benefits from another employer;

(iii)	all long-term incentive awards previously granted to Mr. Oakley will become fully vested; and

(iv)	Mr. Oakley will retain all portions of the signing bonus awarded to him in August 2006.

Mr. Oakley’s employment agreement expands the definition of Good Reason to further include, without Mr. Oakley’s prior consent, the material diminution in his title, position, or duties, including no longer serving as the Managing Director of Shaw Group UK Holdings. The definition of Corporate Change is also modified in Mr. Oakley’s employment agreement to include only the first three events listed in the definition above and to also require Mr. Oakley to provide us with notice of his intent to terminate within 120 days following the effective date of the Corporate Change.

Mr. Oakley’s employment agreement defines Misconduct as: (1) any willful breach or habitual neglect of duty or the employee’s material and continued failure to substantially perform his duties for us (other than for a failure resulting from the employee’s incapacity due to disability), which breach is not cured within 30 days of receipt of written notice from us specifying the alleged breach; (2) the misappropriation or attempted misappropriation of a material business opportunity of ours, including an attempt to secure any personal profit in connection with entering into any transaction on behalf of us; (3) the intentional misappropriation or attempted misappropriation of any of our funds or property; or (4) the conviction of a felony offense or the engagement in any other conduct involving fraud or dishonesty.

In the event of Mr. Oakley’s death, we must provide to his surviving spouse and minor children one year of paid group health and dental insurance benefits. Mr. Oakley will also be considered immediately and totally vested in all long-term incentives previously granted to him.

In the event of Mr. Oakley’s disability (as defined above), Mr. Oakley will receive: (1) for a 12-month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) continued paid group health and dental insurance benefits (for Mr. Oakley and his dependents) for the 12-month period following termination, and (3) immediate and total vesting of all long-term incentive awards previously granted to him.

To the extent that any payment or benefit received or to be received by Mr. Oakley under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Code, we must “gross-up” such payment and benefit by paying to Mr. Oakley additional amounts (“gross-up payments”), so that Mr. Oakley is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments. As noted above, we do not believe Mr. Oakley would be entitled to such a gross-up payment for fiscal year 2008.

Mr. Oakley has agreed that during the term of his employment agreement, he will not directly or indirectly participate in a competing business without first obtaining our permission. Mr. Oakley has also agreed that, both during and after the term of his employment with us, he will not disclose any of our confidential, proprietary or non-public information. For a period of six months following Mr. Oakley’s termination of employment, he will also refrain from assisting any competitor in any of the territories serviced by us by sharing any such confidential, proprietary or non-public information, as well as from soliciting any of our customers or distributors.

In addition to the items specified in Mr. Oakley’s employment agreement, Mr. Oakley will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Oakley’s unvested shares of restricted stock and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

		Resignation by
		Executive for		Termination by							Resignation by
	Voluntary	Good Reason		Shaw							Executive in		Change in
	Resignation,	(excluding a		(Other than		Termination by					connection		Control
	including	Change in		for Misconduct		Shaw					with a Change		without
	Retirement	Control)		or Disability)		for Misconduct	Death		Disability		in Control		Termination

Base salary	$—	$1,500,000	(1)	$1,500,000	(1)	$—	$—		$472,577	(3)	$1,500,000	(1)	$—
Incentive compensation	—	1,125,000	(4)	1,125,000	(4)	—	—		—		1,125,000	(4)	—
Insurance proceeds and benefits	—	—		—		—	1,600,000	(6)	1,629,055	(7)	—		—
Continuing health & welfare benefits	—	171,598	(8)	171,598	(8)	—	—		61,492	(9)	171,598	(8)	—
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2008	—	695,544	(10a)	695,544	(10a)	—	695,544	(10a)	695,544	(10a)	695,544	(10a)	695,544	(10b)

TOTAL	$—	$3,492,142		$3,492,142		$—	$2,295,544		$2,858,668		$3,492,142		$695,544

Richard F. Gill

Mr. Gill’s employment with us ended on March 20, 2008 as a result of his death. In accordance with Mr. Gill’s employment agreement, in the event of Mr. Gill’s death, his surviving spouse or estate is entitled to a lump sum payment of one year’s base salary, and his surviving spouse and children are entitled to receive one year of paid group health and dental insurance benefits. Although not specified in his employment agreement, all long-term incentive awards previously granted to Mr. Gill became fully vested in accordance with the provisions of our long-term equity incentive plans. The value calculation of Mr. Gill’s accelerated equity awards utilized $52.01, our stock price on March 20, 2008, the date of Mr. Gill’s death, and not the price of our stock on the last trading day of our fiscal year. In addition to these benefits, Mr. Gill’s surviving spouse or estate is entitled to receive payouts from third parties under certain insurance policies paid for by us.

The table below includes the death benefits that were paid by us and third party insurance providers:

	Death

Base salary	$700,000	(2)
Incentive compensation	—
Insurance proceeds and benefits	750,000	(6)
Continuing health & welfare benefits	61,377	(9)
Value estimated as realized due to the vesting of restricted stock awards and stock options that were accelerated to March 20, 2008, the date of Mr. Gill’s death	1,176,238	(10b)
Accrued vacation	60,668

TOTAL	$2,748,283

(1)	Represents a lump sum payment of the named executive officer’s base salary as of August 31, 2008 multiplied by the remaining term of the named executive officer’s employment agreement, as specified below:

–	Mr. Bernhard: 3 years (September 1, 2008 through August 31, 2011)
–	Mr. Belk: 2 1/3 years (September 1, 2008 through December 31, 2010)
–	Mr. Barry: 2 years (September 1, 2008 through August 31, 2010)
–	Mr. Graphia: 2 years (September 1, 2008 through August 31, 2010)
–	Mr. Oakley: 2 1/2 years (September 1, 2008 through February 28, 2011)

(2)	For all named executive officers with amounts listed, excluding Mr. Gill, represents a lump sum payment of one year of the named executive officer’s annual base salary as of August 31, 2008. For Mr. Gill, represents a lump sum payment of one year of the named executive officer’s annual base salary as of the date of his death.

(3)	Represents monthly payments of the amount by which the named executive officer’s monthly base salary exceeds the monthly benefit received pursuant to any disability insurance, for a period of one year for all named executive officers with amounts listed, excluding Mr. Ferraioli, and for a period of two years for Mr. Ferraioli.

(4)	For all named executive officers with amounts listed, excluding Mr. Barry, Mr. Graphia and Mr. Oakley, represents a lump sum payment of the highest bonus paid to the named executive officer in the last three fiscal years multiplied by the remaining term of the named executive officer’s employment agreement, as noted in (1) above. For Mr. Barry, Mr. Graphia and Mr. Oakley, represents a lump sum payment of the highest annual bonus paid in the last two fiscal years multiplied by the remaining term of the respective employment agreement, as noted in (1) above.

(5)	In the event of Mr. Bernhard’s death, represents a lump sum payment of the full amount expected to be paid for fiscal year 2008 performance under our MIP. In the event of Mr. Bernhard’s disability, represents a lump sum payment of half of the amount expected to be paid for fiscal year 2008 performance under our MIP. As described above, in order for us to have terminated Mr. Bernhard on August 31, 2008 for disability, he must have been absent from the full-time performance of his duties for 180 consecutive calendar days. Therefore, as of August 31, 2008, Mr. Bernhard would only have been entitled to receive a bonus for the portion of the year (approximately six months) that he actually worked prior to becoming disabled.

(6)	For all named executive officers, excluding Mr. Gill, includes a benefit of:

–	two times each named executive officer’s annual base salary, capped at $750,000 (payable in accordance with our life insurance policies), plus
–	two times each named executive officer’s annual base salary, capped at $750,000 (payable in accordance with our accidental death and dismemberment insurance policies), plus
–	an additional $100,000 benefit (payable in accordance with our accidental death and dismemberment insurance policies).

The amounts that are payable in accordance with our accidental death and dismemberment insurance policies will only be paid in the event that death is accidental; therefore, amounts shown may be higher than those actually paid. Since Mr. Gill’s death was not accidental, the amount shown represents two times his annual base salary, capped at $750,000 (payable in accordance with our life insurance policies).

(7)	Includes the payment of:

–	disability benefits to each named executive officer until age 65 (calculated in accordance with our long-term disability plan), plus
–	two times each named executive officer’s annual base salary, capped at $750,000 (payable in accordance with our accidental death and dismemberment insurance policies), plus
–	an additional $100,000 benefit (payable in accordance with our accidental death and dismemberment insurance policies).

The amounts that are payable in accordance with our accidental death and dismemberment insurance policies will only be paid in the event that disability is caused by dismemberment; therefore, amounts shown may be higher than those actually paid.

(8)	For all named executive officers with amounts listed, except Mr. Ferraioli and Mr. Wild, represents long-term disability, accidental death and dismemberment, and group health, dental and vision insurance benefits, including benefits under our executive medical reimbursement plan, for the remaining term of the named executive officer’s employment agreement, as noted in (1) above. For Mr. Ferraioli and Mr. Wild, amount also includes life insurance benefits. All insurance benefits shall be provided for the remaining term of Mr. Ferraioli’s employment agreement and for 18 months for Mr. Wild. See the narrative above the tables for additional information.

(9)	For all named executive officers with amounts listed, represents one year of group health, dental and vision insurance benefits, including benefits under our executive medical reimbursement plan. For Mr. Ferraioli and Mr. Wild, amounts also include accident and life insurance benefits in the event of disability. In the event of death, benefits shall be provided to each named executive officer’s spouse and minor children, if any. See the narrative above the tables for additional information.

(10)	Our named executive officers’ employment agreements and our long-term equity incentive plans provide for accelerated vesting of stock options and restricted stock in certain circumstances. See the narrative above for additional information. If a named executive officer’s employment agreement provides for the accelerated vesting under a certain termination scenario, the amount calculated in accordance with the employment agreement was included in the table above. Otherwise, the appropriate amount under the equity incentive plan was used. The table below provides the number of stock options and restricted shares used to determine the value estimated to be realized upon accelerated vesting and distinguishes between amounts specified in our named executive officers’ employment agreements and our long-term equity incentive plans. The value of stock options was estimated by multiplying the number of accelerated “in-the-money” stock options by the difference between the closing market price of our stock on August 29, 2008, the last trading day of our fiscal year (other than for Mr. Gill, where the closing market price of our stock on March 20, 2008, the date of his death, was used) and the stated exercise price of the stock options. The value of restricted stock was estimated by multiplying the number of accelerated restricted shares by $49.54, the closing price of our stock on August 29, 2008, the last trading day of our fiscal year (other than for Mr. Gill, where a price of $52.01 was used, the closing market price of our stock on March 20, 2008, the date of his death).

a. Calculated in accordance with the named executive officer’s employment agreement.

b. Calculated in accordance with our long-term equity incentive plans.

	Resignation by
	Executive for Good
	Reason (including a
	Change in Control)
	or Termination by
	Shaw
	Without Cause												Change in Control
	(Misconduct)				Death				Disability				(Without Termination)
Named Executive	Stock		Restricted		Stock		Restricted		Stock		Restricted		Stock		Restricted
Officer	Options		Stock		Options		Stock		Options		Stock		Options		Stock
J. M. Bernhard, Jr.	316,443	(a)	201,666	(a)	316,443	(a)	201,666	(a)	316,443	(a)	201,666	(a)	316,443	(b)	201,666	(b)
Brian K. Ferraioli	15,923	(a)	15,072	(a)	15,923	(a)	15,072	(a)	15,923	(a)	15,072	(a)	15,923	(b)	15,072	(b)
Dirk J. Wild	19,136	(a)	11,998	(a)	19,136	(a)	11,998	(a)	19,136	(a)	11,998	(a)	19,136	(b)	11,998	(b)
Robert L. Belk	62,550	(a)	30,056	(a)	62,550	(b)	30,056	(b)	62,550	(a)	30,056	(a)	62,550	(b)	30,056	(b)
David P. Barry	32,842	(a)	15,386	(a)	32,842	(a)	15,386	(a)	32,842	(a)	15,386	(a)	32,842	(b)	15,386	(b)
Gary P. Graphia	50,080	(a)	32,234	(a)	50,080	(b)	32,234	(b)	50,080	(a)	32,234	(a)	50,080	(b)	32,234	(b)
Ronald W. Oakley	15,220	(a)	7,023	(a)	15,220	(a)	7,023	(a)	15,220	(a)	7,023	(a)	15,220	(b)	7,023	(b)
Richard F. Gill	NA		NA		15,220	(b)	15,209	(b)	NA		NA		NA		NA

(11)	Upon termination or a change in control, Mr. Bernhard is entitled to receive a lump sum payment in connection with the non-compete clause in his employment agreement. For additional information, see “Nonqualified Deferred Compensation” and the narrative above. Please note that we have not included the amount in the table above since it is already reflected in the Nonqualified Deferred Compensation Table.

(12)	Mr. Bernhard will be entitled to the use of a mid-size jet aircraft for 150 hours per year for the next ten years. As discussed in the narrative above, the incremental cost of his aircraft usage to us cannot exceed $300,000 per year. If Mr. Bernhard does not use the maximum amount allowed each year, the actual cost incurred by us may be less than the total amount listed.

(13)	If Mr. Belk resigns from us before December 1, 2008, he may continue to provide services to us as a consultant for no more than 120 hours per year through December 1, 2008. As a result, Mr. Belk may be entitled to receive additional payments from us at some point in the future under a consulting arrangement.

(14)	Represents payment of the named executive officer’s base salary as of August 31, 2008 multiplied by two. Mr. Ferraioli’s payment will be made in two installments — the first payment is due fifteen calendar days after the date of termination, and the second payment is due on the first business day following the six-month anniversary of the termination of employment. Mr. Wild’s payment will be made pro-rata over the 24 month period subsequent to the date of termination in accordance with our customary pay periods.

(15)	Represents a pro-rata payment over the 24-month period subsequent to the date of termination (paid in accordance with our customary pay periods) of the highest bonus paid by us in the last two fiscal years.

(16)	Represents payment of Mr. Ferraioli’s most recent annual bonus paid by us multiplied by two (which, for this purpose, prior to December 31, 2009, is deemed to be not less than his signing bonus amount of $450,000). The payment will be made in accordance with the methodology described in (14) above.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and the report should not be deemed filed or incorporated by reference into any other previous or future filings by The Shaw Group Inc. under the Securities Act of 1933, as amended, or the Exchange Act except to the extent The Shaw Group Inc. specifically incorporates this report by reference therein.

The Board of Directors, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Principles on Corporate Governance. The Board of Directors has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the NYSE listing standards. In addition, the Board of Directors has determined that Mr. Mancuso is qualified as an “audit committee financial expert” under the SEC’s rules and regulations.

The role of the Audit Committee is, among other things, to assist the Board of Directors in its oversight of:

•	the integrity of the financial statements of Shaw;

•	Shaw’s compliance with legal and regulatory requirements;

•	Shaw’s system of internal accounting and financial control;

•	the independence and qualifications of Shaw’s independent registered public accounting firm;

•	the performance of the annual independent audit of Shaw’s financial statements; and

•	the performance of Shaw’s independent registered public accounting firm and internal audit function.

Management of Shaw is responsible for the preparation, presentation and integrity of Shaw’s financial statements and the effectiveness of Shaw’s system of internal control over financial reporting and disclosure controls and procedures. Management and the internal auditing department are responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Shaw’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States (“GAAP”). Shaw’s independent registered public accounting firm is also responsible for auditing Shaw’s internal control over financial reporting.

During fiscal year 2008, the Audit Committee has met and held discussions with management, the head of Shaw’s Internal Audit Department and the independent registered public accounting firm regarding the annual and quarterly financial statements before they are filed. The Audit Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope of and plans for their respective audits. The Audit Committee also met with the independent registered public accounting firm, the head of Shaw’s Internal Audit Department, the principal accounting officer and the chief financial officer, with and without management present, to discuss the results of its examinations, the reasonableness of significant judgments, the evaluations of Shaw’s internal control over financial reporting and the overall quality of Shaw’s financial reporting. Management has represented to the Audit Committee that Shaw’s consolidated financial statements were prepared in accordance with GAAP.

In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accounting firm Shaw’s internal control over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of reports they received on the effectiveness of Shaw’s internal control over financial reporting and any significant deficiencies or material weaknesses;

•	considered, reviewed and discussed the audited financial statements with management and Shaw’s independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, Communication with Audit Committees;

•	received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed the independence of the independent registered public accounting firm with the independent registered public accounting firm;

•	reviewed all services provided by the independent registered public accounting firm to Shaw other than its audit services and considered whether the provision of such other services by the independent registered public accounting firm are compatible with maintaining its independence, discussed with the independent registered public accounting firm its independence and concluded that the independent registered public accounting firm is independent from Shaw and its management; and

•	reviewed the contents of certain certifications required under applicable securities laws and regulations from the chief executive officer and chief financial officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in The Shaw Group Inc. Annual Report on Form 10-K for the fiscal year ended August 31, 2008, are true in all material respects, and that the report contains all appropriate material information of which they are aware.

In reliance upon the reports, reviews and discussions described in this report, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in The Shaw Group Inc.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of the appointment of, KPMG as Shaw’s independent registered public accounting firm for the fiscal year ending August 31, 2009.

Submitted by the Audit Committee of the Board of Directors,

Michael J. Mancuso, Chairman
James F. Barker
Thos. E. Capps
David W. Hoyle

Change in Independent Registered Public Accounting Firm

As previously reported in our Current Report on Form 8-K filed on February 12, 2007, Ernst & Young LLP (“Ernst & Young”) notified certain members of our management and the Audit Committee of our Board on February 7, 2007 of its decision to resign as our independent registered public accounting firm effective upon the filing of our Quarterly Report on Form 10-Q for the quarter ended February 28, 2007. On February 9, 2007, the Audit Committee of our Board approved Ernst & Young’s resignation. As further reported in our Current Report on Form 8-K filed on April 5, 2007, we agreed with Ernst & Young that it would conclude its services and engagement and that its resignation would become effective as of April 2, 2007.

The reports of Ernst & Young on our financial statements for the fiscal years ended August 31, 2006 and August 31, 2005, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended August 31, 2006 and August 31, 2005, and through the date hereof, there were no disagreements between us and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make a reference to the matter in its reports on our financial statements for those years.

During the fiscal years ended August 31, 2006 and August 31, 2005, and through the date hereof, there were no “reportable events” (as defined by Item 304 (a)(1)(v) of Regulation S-K), except for the material weaknesses in our internal controls over financial reporting as of August 31, 2006, described in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006, as follows:

•	E&C Segment Control Environment Deficiency — A material weakness arising from the internal control over financial reporting within our E&C segment that resulted from a lack of emphasis on our internal controls and procedures and from inadequate communication of project concerns on a timely basis.

•	E&C Segment Project Reporting Deficiency — A material weakness resulting from the insufficient design of policies and procedures to ensure reasonable estimates are maintained and reported on contracts within our E&C segment with total revenues of less than $50 million.

•	Complex Accounting Matters and Insufficient Accounting Resources Deficiency — A material weakness resulting from insufficient accounting resources to properly analyze, record and disclose accounting matters.

•	Accounting for Stock Options Deficiency — A material weakness resulting from the misapplication of GAAP relating to recording compensation expense in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. Shaw restated its consolidated financial statements for the years ended August 31, 2001 through 2005, to record non-cash, stock-based compensation expense related to a stock option grant.

•	Revenue Recognition Deficiency — A material weakness resulting from the recognition of revenue on one contract accounted for under the percentage-of-completion method due to a clerical error in the computation. Shaw’s condensed consolidated financial statements for the three-month and six-month periods ended February 28, 2006, were restated to correct this error.

•	Application of FIN 46(R) Deficiency — A material weakness resulting from the misapplication of GAAP relating to consolidation accounting under FIN 46(R) for a minority interest in one variable interest entity for which we are the primary beneficiary. Shaw’s condensed consolidated financial statements for the three-month and six-month periods ended February 28, 2006, were restated to correct this error.

Ernst & Young has furnished a letter to us addressed to the SEC, which we have filed as Exhibit 16.1 to our Current Report on Form 8-K filed on April 11, 2007, stating that it agrees with the foregoing statements.

On March 19, 2007, the Audit Committee of our Board engaged KPMG to serve as our independent registered public accounting firm for the fiscal year ending August 31, 2007, and to perform procedures related to the financial statements included in our Quarterly Reports on Form 10-Q, as amended, which commenced with and included the quarter ended November 30, 2006.

During our two prior fiscal years ended August 31, 2006 and August 31, 2005, and during any subsequent interim period prior to the date of the engagement of KPMG as our independent registered public accounting firm, neither we nor anyone acting on our behalf consulted with KPMG regarding (1) either: (a) the application of accounting principles to a specific transaction, either completed or proposed; or (b) the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Independent Registered Public Accounting Firm Fees

The following table shows the fees related to the audit and other services provided by Ernst & Young for the fiscal year ended August 31, 2007, preceding their resignation in April 2007, as well as fees associated with issuing an opinion on the restatement of various periods included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007:

	Fiscal Year 2007

Audit Fees	$2,402,910	78%
Audit-Related Fees	383,911	1%
Tax Fees	729,761	21%
All Other Fees	—	0%

Total	$3,516,582	100%

The following table shows the fees related to the audit and other services provided by KPMG for the fiscal years ended August 31, 2008 and 2007:

	Fiscal Year 2008		Fiscal Year 2007

Audit Fees	$9,425,000	75%	$10,400,000	92%
Audit-Related Fees	993,000	8%	491,000	5%
Tax Fees	2,136,000	17%	363,000	3%
All Other Fees	—	0%	—	0%

Total	$12,554,000	100%	$11,254,000	100%

Audit Fees.  Services within audit fees primarily include the annual audit and the audit of internal control over financial reporting, as well as reviews of our quarterly reports and accounting and reporting consultations.

Audit-Related Fees.  Services within audit-related fees primarily include statutory audits for our international subsidiaries, audits of certain joint ventures and system control assessment.

Tax Fees.  Services within tax fees primarily include tax compliance services, tax advice, Form 5500 preparation and tax planning, including expatriate tax services.

KPMG did not perform any professional services related to financial information systems design and implementation for us in fiscal year 2008.

Pre-Approval of Audit and Permissible Non-Audit Services

Under the policy on pre-approval of services to be provided by independent accountant, as adopted by the Audit Committee and attached as Appendix A, the Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm as well as the fees charged for such services.

All of the fees and services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were approved by the Audit Committee, which concluded that the provision of such services by KPMG were compatible with the maintenance of those firms’ independence in the conduct of their auditing functions.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as our independent registered public accounting firm to conduct our audit for the fiscal year ending August 31, 2009.

We engaged KPMG to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended August 31, 2007. The engagement of KPMG has been recommended by the Audit Committee and approved by our Board. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, and has recommended, and our Board has approved, their inclusion therein. See “Audit Committee Report” included elsewhere in this proxy statement.

Although Louisiana law does not require shareholder ratification of the appointment, our Board has decided to ascertain the position of our shareholders on the appointment. If our shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

We expect that a representative of KPMG will be present at the Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

Required Vote

The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of our independent registered public accounting firm. The enclosed form of proxy provides a means for shareholder to vote “For,” “Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2009.

SHAREHOLDER PROPOSAL CONCERNING
CERTAIN EXECUTIVE COMPENSATION AGREEMENTS

Amalgamated Bank’s LongView MidCap 400 Index Fund, 275 Seventh Avenue, New York, N.Y. 10001 (“Amalgamated Bank”), beneficial owner of approximately 30,500 shares of our common stock, has given notice of its intention to introduce the following resolution at the 2009 Annual Meeting of Shareholders:

RESOLVED: The shareholders of The Shaw Group Inc. (the “Company”) hereby request the board of directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could oblige the Company to make payments or awards following the death of a senior executive for any unearned salary or bonuses, the accelerated vesting or continuation in force of unvested equity grants, compensation under an agreement not to compete with the Company following termination, any other payments or awards made in lieu of compensation, and any perquisites. This policy would not affect earned compensation the receipt of which a senior executive has chosen to defer. As used herein, “future agreements” include modifications, amendments or extensions of existing agreements.

SUPPORTING STATEMENT

As shareholders, we support a compensation philosophy that provides sufficient remuneration to motivate and retain talented executives and that ties their pay to the Company’s long-term performance. We believe that such a “pay for performance” approach is needed to align the interests of executives with those of shareholders.

“Golden coffin” agreements, which can require a company to make significant payments or awards after an executive’s death, are in our view inconsistent with that approach. Senior executives should have ample opportunities while they are alive to contribute to a pension fund, purchase life insurance, voluntarily defer compensation or engage in other estate planning strategies suitable to their needs. We see no reason to saddle shareholders with payments or awards when shareholders receive no services in return.

The problem is well illustrated at Shaw Group. According to the December 2007 proxy statement, the Company would be obliged under agreements with J.M. Bernhard, Jr., the chairman, president and chief executive officer, to pay upon his death an estimated $38.2 million, representing, inter alia, a year’s salary, a pro rata bonus, and $32.5 million worth of accelerated equity awards. Additionally, the Company would be obliged to pay $15 million plus interest under an agreement that Mr. Bernhard will not compete with Shaw Group after his employment is terminated, whether by death or otherwise. The value of compensation awards upon the death of other senior executives ranges from $2.5 million to $7.1 million per executive.

These potential payments can cost shareholders significantly. Consequently, we request the Company to adopt a policy of providing shareholders with a vote on agreements and other corporate policies that could provide payments or awards after a senior executive’s death that are unrelated to services actually being rendered to the Company.

We believe that the existence of a shareholder approval requirement may induce restraint when parties negotiate such agreements. The proposal does not require prior shareholder approval, which may not always be practical to obtain, and the proposal leaves flexibility to seek approval after material terms of an agreement are agreed upon.

We urge shareholders to vote FOR this proposal.

COMPANY RESPONSE

The Board of Directors recommends a vote AGAINST the above proposal

Our Board of Directors and its Compensation Committee (the “Committee”) are fully aware of public policy concerns surrounding executive compensation, specifically compensation that is paid upon an executive’s death. However, our Board believes that the Committee must have the flexibility to provide competitive compensation programs that provide benefits of all types, including those to be paid upon an executive’s death, which programs are crucial to attracting and retaining executive talent in today’s market. Without question, benefits to be paid upon death play a prominent role in executive employment decisions, despite the fact that such benefits are rarely paid, as most executives will retire or cease their employment relationship in advance of death. Only one of our executive officers, Richard Gill, has died while still employed by the Company. Mr. Gill, who had been employed by us for over 11 years, died unexpectedly, and his death was a significant loss to our company. We believe that the death benefits received by Mr. Gill’s estate are further recognition by us of Mr. Gill’s long-term commitment to our company. Amalgamated Bank’s proposal, which effectively calls for shareholder intrusion into the management of the Company, would restrict the flexibility and discretion of our Board, and, in our Board’s view, would impede its mission to maximize shareholder value. Therefore, after extensive consideration of this proposal, the burden it would impose on our Board and on our competitive position in our industry, and the slim likelihood that these benefits would ever be paid out, our Board has concluded that the proposal’s adoption would hinder its ability to recruit and retain qualified senior executives by restricting the use of an important compensation component.

Our Board believes its ability to attract and keep hold of qualified senior executives is one of the most important issues in our industry at this time. The current global economic crisis is presenting unique challenges across all industries, including the energy, chemical and environmental markets. These challenges require companies to respond thoughtfully, decisively, and even creatively. Accordingly, it is imperative that Shaw continue to recruit and retain the best and the brightest minds in our industry. Given the magnitude of the difficulties presented by this historic time, our Board must maintain the flexibility to attract and retain senior executive talent to manage and execute our current and future projects and to conduct our business free of unnecessary interference, allowing us to focus on remaining competitive and maximizing shareholder value. Amalgamated Bank’s proposal could cause the Company to suffer substantial opportunity costs in the form of time and energy spent seeking shareholder approval and delaying, or conditioning, Company action on such approval. In the event our Board determines that a special meeting of Shaw shareholders for approval or ratification of these few executive compensation agreements is necessary under the particular circumstances, such a special meeting could be expensive and disruptive. Furthermore, to our knowledge, none of our competitors has adopted a policy such as that proposed, therefore our Board feels strongly that it would be placed at a competitive disadvantage if the Company were to implement Amalgamated Bank’s proposal.

Our compensation policies and procedures are structured to guard against excessive and unjustified compensation. Importantly, the Committee is composed of independent non-employee directors who recommend the compensation of the Chief Executive Officer for approval by the independent members of our Board and must approve the compensation of other executive officers. Additionally, Shaw’s compensation programs, including those concerning benefits to be paid upon an executive’s death, are evaluated by the Committee, often with input by independent executive compensation consultants. These programs have been developed to be consistent with general industry practice for companies of comparable size. The Committee devotes considerable time and effort to compensation issues, including establishing the appropriate balance among various objectives.

Furthermore, contrary to Amalgamated Bank’s suggestion, Mr. Bernhard’s employment agreement is not justification for its proposal. Mr. Bernhard’s agreement is extraordinary because of the circumstances surrounding it. The benefits set forth in that agreement were agreed upon in April 2001, after several months of negotiation, shortly after Mr. Bernhard successfully led the Company through what was at the time, the largest acquisition in the Company’s history, Stone & Webster, Inc. The Stone & Webster acquisition was a transforming event for Shaw, catapulting it into significantly larger energy and chemical markets, with a widely recognized engineering and construction “brand,” the “Stone & Webster” name. With the acquisition, Shaw became a leading engineering and construction company which placed us in direct competition with other well known firms such as Bechtel, Fluor, and Jacobs. This accomplishment, along with the Company’s impressive growth, justified the Company to secure

Mr. Bernhard’s continued employment and also to discourage competitors from actively recruiting him; and if he did leave, to provide for his agreement not to compete with us. The agreement satisfied the mutual best interests of the Company and Mr. Bernhard for his long-term employment with us.

In addition, due to the facts and circumstances existing in 2001 (as described above), a material term of the employment agreement (and related non-compete agreement) negotiated with Mr. Bernhard was the Company’s agreement to set aside $5 million per year in fiscal 2001 through 2003, to fund the referenced $15 million future payment obligation. This $15 million (and the investment earnings thereon) are presently held in a separate account of the Company and has already been expensed by the Company. At the time, our Board determined that $15 million was fair and reasonable consideration for Mr. Bernhard’s agreement not to compete against the Company for two years after his departure from the Company. Further, Mr. Bernhard and the Company agreed that this payment would be made upon his departure from the Company for any reason, by death or otherwise. Considering the special facts and circumstances existing at the time of Mr. Bernhard’s 2001 employment agreement, our Board continues to believe that it is reasonable and justifiable for the Company to make the referenced $15 million payment to Mr. Bernhard (or his estate) upon his departure from the Company, by death or otherwise.

Our Board believes that the use of executive compensation agreements that provide for benefits to be paid upon death for a limited group of key executives is reasonable, appropriate and necessary. Our Board and the Committee possess specialized knowledge and expertise and exercise great discretion in choosing which senior executives are to receive those benefits and what form those benefits should take. Accordingly, our Board and the Committee believe that the responsibility for senior executive compensation arrangements should lie with our independent, non-employee directors rather than being circumscribed by rigid limitations reflected in the Amalgamated Bank proposal.

Required Vote.  The affirmative vote of a majority of the voting power present at this Annual Meeting shall be required for approval of this proposal. The enclosed form of proxy provides a means for shareholder to vote “For”, “Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and certain beneficial owners of our common stock to file with the SEC reports of ownership and changes in ownership of our common stock. The reporting persons are required to furnish us with copies of all reports filed pursuant to Section 16.

Based upon a review of the SEC reports and written representations to us from certain reporting persons, we believe that, during fiscal year 2008, all filing obligations under Section 16 applicable to the reporting persons were complied with except for the following: J. M. Bernhard, Jr., Chairman, President and Chief Executive Officer, failed to timely file a Form 4 to report a grant of restricted stock units and stock options awarded on December 7, 2007; James F. Barker, a director, failed to timely file a Form 4 to report the exercise of stock options and sale of shares on December 7, 2007; Gary P. Graphia, Executive Vice President, Corporate Development and Strategy, failed to timely file a Form 4 to report a grant of restricted stock units and stock options awarded on December 7, 2007; David L. Chapman, Sr., President of our Fabrication & Manufacturing Group, failed to timely file a Form 4 to report a grant of restricted stock units and stock options awarded on December 7, 2007; R. Monty Glover, President of the Fossil Division of our Power Group, failed to timely file a Form 4 to report a grant of restricted stock units and stock options awarded on December 7, 2007; Clifton S. Rankin, General Counsel and Corporate Secretary, failed to timely file a Form 4 to report a grant of restricted stock units and stock options awarded on December 7, 2007; Louis J. Pucher, President of our Energy & Chemicals Group, failed to timely file a Form 4 to report a grant of restricted stock units and stock options awarded on December 7, 2007; Brian K. Ferraioli, Executive Vice President and Chief Financial Officer, failed to timely file a Form 4 to report a grant of restricted stock units and stock options awarded on December 7, 2007; Michael J. Kershaw, Senior Vice President and Chief Accounting Officer, failed to timely file a Form 4 to report a grant of restricted stock units and stock options awarded on December 7, 2007; Dirk

J. Wild, Senior Vice President of Administration (former interim Chief Financial Officer, failed to timely file a Form 4 to report a grant of restricted stock units and stock options awarded on December 7, 2007. All Form 4s referenced in this paragraph have now been filed.

OTHER MATTERS

As of the date of this proxy statement, management knows of no other matters, which may be properly, or are likely to be, brought before the Annual Meeting. However, if any proper matters are brought before the Annual Meeting, the persons named as proxy holders will vote the proxies in accordance with their judgment.

ANNUAL REPORT TO SHAREHOLDERS

The Annual Report on Form 10-K containing our consolidated financial statements for the fiscal year ended August 31, 2008, has been mailed to shareholders prior to or with this proxy statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting Investor Relations at 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON JANUARY 28, 2009

The Notice of the 2009 Annual Meeting of Shareholders, the Proxy Statement for the 2009 Annual Meeting of Shareholders, the Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended August 31, 2008 of The Shaw Group Inc. are available at http://www.shawgrp.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” permits us and other intermediaries, such as brokers and banks, to send a single annual report and/or a single proxy statement to any household at which two or more different shareholders reside or we believe such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process. Each shareholder will continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces our expenses. We may institute householding in the future and will notify registered shareholders who will be affected by householding at that time.

Many brokers/dealers and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own shares of our common stock, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

We will undertake to promptly deliver upon oral or written request a separate copy of the annual report [to shareholders] and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

In order to receive a separate annual report to shareholders and proxy statement in the future please contact Investor Relations at 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500.

APPENDIX A

The Shaw Group Inc.

Pre-approval of services to be provided by Independent Accountant

The Committee is required to pre-approve the engagement of the Company’s independent accountant to perform any services for the Company or its subsidiaries. This pre-approval is required to be obtained prior to the engagement of the independent accountant. The Committee has determined to categorize the services that might be performed by the independent accountant in the following list. For engagements to provide services included in “Level 1”, the Committee must pre-approve the services. For engagements to provide services included in “Level 2”, the Committee has delegated its full authority to any single member of the Committee to pre-approve these services. All services pre-approved by a single member shall be reviewed by the Committee at the following Committee meeting.

Audit Services

The Committee will pre-approve the auditors for recurring engagements annually as a matter of course. The Levels below are intended as minimums and generally would only be required for an unforeseen audit or for audit services performed outside of recurring annual audits.

Level 1

•	Audit of the annual consolidated financial statements of The Shaw Group Inc., including quarterly reviews

•	Any other audit services not specifically listed

Level 2

•	Consents to include the Independent Accountant’s report in Company filings with the SEC

•	Comfort letters

•	Statutory audits of foreign subsidiaries

•	Audits of wholly-owned consolidated entities (e.g., Shaw Constructors for State Contractors’ licenses)

Audit Related Services

Level 1

•	Audits of Employee Benefit Plans

•	Due diligence related to Mergers & Acquisition when fees exceed $200,000

•	Internal control reviews

•	Any other audit related services not specifically listed

Level 2

•	Due diligence related to Mergers & Acquisitions when fees do not exceed $200,000

•	Accounting assistance & audits in connection with proposed or consummated acquisitions when fees do not exceed $200,000

•	Consultation concerning financial accounting and reporting standards when fees do not exceed $200,000

A-1

Tax Services

Level 1

•	Tax compliance services related to the consolidated Shaw Group Federal tax return

•	Any other tax services not specifically listed

Level 2

•	Tax payment planning services when fees do not exceed $200,000

•	Tax consultation and tax planning services when fees do not exceed $200,000

Other Services

Level 1

•	Any other services when fees exceed $100,000

Level 2

•	Any other services when fees do not exceed $1tain engagements, such as due diligence assistance related to mergers and acquisitions, the total fees are usually unknown. In these circumstances, a single engagement may be pre-approved at Level 2, and then as it becomes apparent that the fees will exceed he Level 2 limitations, a Level 1 “pre-approval” will need to be obtained. This provision is a practical recognition that certain engagements will require pre-approval in a very short time frame, while providing a reasonable limitation to ensure Level 2 pre-approval is provided for larger, more material engagements.

A-2

APPENDIX B

The Shaw Group Inc.

2008 Omnibus Incentive Plan

B-i

The Shaw Group Inc.
2008 Omnibus Incentive Plan

Article 1. Establishment, Purpose and Duration

1.1       Establishment.  The Shaw Group Inc., a Louisiana corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as The Shaw Group Inc. 2008 Omnibus Incentive Plan (hereinafter referred to as, the “Plan”), as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Other Stock-Based Awards. This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3.

1.2       Purpose of this Plan.  The purpose of this Plan is to provide a means whereby Employees, Directors, and Third-Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or Third-Party Service Providers of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its shareholders.

1.3       Duration of this Plan.  Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1	“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4	“Award Agreement” means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.

2.8	“Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant:

(a)	Willful failure to substantially perform his or her duties as an Employee (for reasons other than physical or mental illness) or Director after reasonable notice to the Participant of that failure;

(b)	A fraud against, or theft of property of, the Company or any Subsidiary or Affiliate;

(c)	Conviction of, or entering into a plea of nolo contendere or guilty to, a felony or a misdemeanor offense involving violent or dishonest behavior under the laws of the United States or any State;

(d)	Gross negligence or willful misconduct that causes, or the knowing failure to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company or any Subsidiary or Affiliate; or

(e)	A material breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.

2.9	“Change of Control” means a “change in ownership,” a “change in effective control,” or a “change in the ownership of substantial assets” of the Company.

(a)	A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of paragraph (b) below).

(b)	Notwithstanding that the Company has not undergone a change in ownership under paragraph (a) above, a “change in effective control” of the Company occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this paragraph (b), the term “Company” refers solely to the relevant corporation identified in the opening paragraph of this Agreement, for which no other corporation is a majority shareholder.

(c)	A “change in the ownership of substantial assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 75% percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

2.10	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11	“Commission” means the Securities and Exchange Commission.

2.12	“Committee” means the Compensation Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.13	“Company” means The Shaw Group Inc., a Louisiana corporation, and any successor thereto as provided in Article 22.

2.14	“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.15	“Director” means any individual who is a member of the Board of Directors of the Company.

2.16	“Disability” has the meaning assigned to such term in Code Section 22(e)(3).

2.17	“Dividend Equivalent” means a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the dividends paid on one Share for each Share represented by an Award held by such Participant

2.18	“Effective Date” has the meaning set forth in Section 1.1.

2.19	“Employee” means any individual performing services for the Company, an Affiliate or a Subsidiary and designated as an employee of the Company, the Affiliate or the Subsidiary on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company, Affiliate or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company, Affiliate or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Affiliates or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.20	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.21	“Extraordinary Items” means (i) extraordinary, unusual and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report.

2.22	“Fair Market Value” or “FMV” means, as applied to a specific date, the price of a Share that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on any established stock exchange or national market system including without limitation the New York Stock Exchange and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share on the most recent date on which Shares were publicly traded.

2.23	“Full Value Award” means an Award other than in the form of an ISO, NQSO or SAR that is settled by the issuance of Shares.

2.24	“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.25	“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7.

2.26	“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

2.27	“Insider” shall mean an individual who is, on the relevant date, an officer (as defined in Rule 16a-1(f) (or any successor provision) promulgated by the Commission under the Exchange Act) or Director of the Company, or a more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.28	“Nonemployee Director” means a Director who is not an Employee.

2.29	“Nonemployee Director Award” means any NQSO, SAR or Full Value Award granted, whether singly, in combination or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan.

2.30	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.31	“Option” means an Award granted to a Participant pursuant to Article 6, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

2.32	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.33	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Article 12.

2.34	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.35	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award that does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.36	“Performance Measures” means measures, as described in Article 14, upon which performance goals are based and that are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.37	“Performance Period” means the period of time during which pre-established performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.38	“Performance Share” means an Award granted to a Participant pursuant to Article 10.

2.39	“Performance Unit” means an Award granted to a Participant pursuant to Article 11.

2.40	“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Articles 8 and 9.

2.41	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.42	“Plan” means The Shaw Group Inc. 2008 Omnibus Incentive Plan, as the same may be amended from time to time.

2.43	“Plan Year” means the Company’s fiscal year.

2.44	“Prior Plans” means The Shaw Group Inc. 2001 Employee Incentive Compensation Plan, as amended and restated through November 2, 2007 and the 2005 Non-Employee Director Stock Incentive Plan, as amended and restated through November 2, 2007.

2.45	“Restricted Stock” means an Award granted to a Participant pursuant to Article 9.

2.46	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 9 that represents an unfunded and unsecured promise to deliver Shares, some other form of payment, or a combination thereof in accordance with the terms of the applicable Award Agreement.

2.47	“Share” means a share of common stock of the Company, no par value per share.

2.48	“Stock Appreciation Right” or “SAR” means an Award designated as an SAR pursuant to the terms of Article 7.

2.49	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than 50% by reason of stock ownership or otherwise.

2.50	“Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders services to the Company, a Subsidiary or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1       General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, any Affiliate or Subsidiary, and all other interested individuals.

3.2       Authority of the Committee.  Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a)	To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award, and the number of Shares subject to an Award;

(b)	To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c)	To approve forms of Award Agreements for use under the Plan;

(d)	To determine Fair Market Value of a Share in accordance with Section 2.19 of the Plan;

(e)	To amend the Plan or any Award Agreement as provided in the Plan;

(f)	To adopt sub-plans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such sub-plans and/or special provisions, the provisions of the Plan shall govern;

(g)	To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board;

(h)	To determine whether Awards will be settled in shares of common stock, cash or in any combination thereof;

(i)	To determine whether Awards will be adjusted for Dividend Equivalents;

(j)	To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(k)	To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards;

(l)	To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, (i) restrictions under an insider trading policy and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(m)	To provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of Shares.

3.3       Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to This Plan and Maximum Awards

4.1       Number of Shares Authorized and Available for Awards.  The number of Shares authorized and available for Awards under the Plan shall be determined in accordance with the following provisions:

(a)	Subject to adjustment as provided in Section 4.4 of the Plan, the maximum number of Shares available for issuance under the Plan shall be 4.5 million Shares plus the number of Shares subject to Awards outstanding under the Prior Plans as of Effective Date but only to the extent that such outstanding Awards are forfeited, expire or otherwise terminate without the issuance of such Shares. To the extent that a Share is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the number of Shares reserved under the Plan by 1.57 Shares, and to the extent that a Share is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the number of Shares reserved under the Plan by 1.00 Share.

(b)	The maximum number of Shares that may be issued pursuant to ISOs under the Plan shall be 4.5 million Shares.

4.2       Share Usage.  Shares covered by an Award shall be counted as used only to the extent they are actually issued; provided, however, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Rights and the full number of Options granted that are exercised and settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon exercise of such

Options. Further, any Shares withheld to satisfy tax withholding obligations on Awards issued under the Plan and Shares tendered to pay the exercise price of Awards under the Plan will no longer be eligible to be returned as available Shares under the Plan. Any Shares related to Awards under this Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares shall be available again for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3       Annual Award Limits.  Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits, as adjusted pursuant to Sections 4.4 and 20.2, shall apply to grants of such Awards under this Plan:

(a)	Options and SARs: The maximum aggregate number of Shares subject to Options and SARs granted to any one Participant in any one Plan Year shall be 2.5 million.

(c)	Restricted Stock and Restricted Stock Units: The maximum aggregate number of Shares subject to Restricted Stock and Restricted Stock Units granted to any one Participant in any one Plan Year shall be 500,000.

(e)	Performance Units: The maximum aggregate amount awarded or credited with respect to Performance Units to any one Participant in any one Plan Year may not exceed $2,000,000 determined as of the date of payout.

(f)	Performance Shares: The maximum aggregate number of Shares subject to Performance Shares that a Participant may receive in any one Plan Year shall be 100,000 Shares determined as of the date of payout.

(g)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed $10 million determined as of the date of payout.

(h)	Other Stock-Based Awards: The maximum aggregate number of Shares subject to an Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed 100,000 Shares determined as of the date of payout.

4.4       Adjustments in Authorized Shares.  Adjustment in authorized Shares available for issuance under the Plan or under an outstanding Award and adjustments in Annual Award Limits shall be subject to the following provisions:

(a)	In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits and other value determinations applicable to outstanding Awards; provided that the Committee, in its sole discretion, shall determine the methodology or manner of making such substitution or adjustment.

(b)	The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.

(c)	The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(d)	Subject to the provisions of Article 19 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5. Eligibility and Participation

5.1       Eligibility.  Individuals eligible to participate in this Plan include all Employees, Directors and Third-Party Service Providers.

5.2       Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1       Grant of Options.  Subject to the terms and provisions of this Plan, an Option may be granted to a Participant in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.2       Option Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the term of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become vested and exercisable, and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3       Option Price.  The Option Price for each grant of an Option shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to 100% of the FMV of a Share as of the Option’s Grant Date, subject to adjustment as provided for under Section 4.4.

6.4       Term of Option.  The term of an Option granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no Option shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten years.

6.5       Exercise of Option.  An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6       Payment.  An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a)	In cash or its equivalent;

(b)	By tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c)	By a cashless (broker-assisted) exercise;

(d)	By any combination of (a), (b) and (c); or

(e)	Any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

6.7       Termination of Employment.  Each Award Agreement shall set forth the extent to which a Participant shall have the right to exercise an Option following termination of the Participant’s employment or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination.

6.8       Special Rules Regarding ISOs.  Notwithstanding any provision of the Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a)	Special ISO definitions:

(i)	“Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii)	“ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii)	A “10% Owner” is an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

(b)	Eligible employees. An ISO may be granted solely to eligible Employees of the Company, Parent Corporation, or ISO Subsidiary.

(c)	Specified as an ISO. An Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d)	Option price. The Option Price of an ISO granted shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal 100% of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% owners, the Option Price may not be not less than 110% of such Fair Market Value), subject to adjustment provided for under Section 4.4.

(e)	Right to exercise. Any ISO granted to a Participant shall be exercisable during his or her lifetime solely by such Participant.

(f)	Exercise period. The period during which a Participant may exercise an ISO shall not exceed ten years (five years in the case of a Participant who is a 10% owner) from the date on which the ISO was granted.

(g)	Termination of employment. In the event a Participant terminates employment due to death or Disability, the Participant (or, in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) shall have the right to exercise the Participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or Disability; as applicable, provided, however that such period may not exceed one year from the date of such termination of employment or if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or disability, the Participant shall have the right to exercise the Participant’s ISO during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such termination of employment; provided, however, that such period may not exceed three months from the date of such termination of employment or if shorter, the remaining term of the ISO.

(h)	Dollar limitation. To the extent that the aggregate Fair Market Value of (a) the Shares with respect to which Options designated as Incentive Stock Options plus (b) the shares of stock of the Company, Parent Corporation and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of an ISO during any calendar year under all plans of the Company and any Affiliate and Subsidiary exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, (a) Options shall be taken into account in the order in which they were granted, and (b) the Fair Market Value of the Shares shall be determined as of the time the Option or other incentive stock option is granted.

(i)	Duration of plan. No ISO may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board and (b) the Effective Date.

(j)	Notification of disqualifying disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within 30 days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code section 421(b) has occurred.

(k)	Transferability. No ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, at the discretion of the Committee, an ISO may be transferred to a grantor trust under which Participant making the transfer is the sole beneficiary.

Article 7. Stock Appreciation Rights

7.1       Grant of SARs.  Subject to the terms and conditions of this Plan, an SAR may be granted to a Participant in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

7.2       SAR Award Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, the number of shares to which the SAR pertains, the conditions upon which the SAR shall become vested and exercisable, and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan.

7.3       Grant Price.  The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to 100% of the FMV of a Share as of the Grant Date, subject to adjustment as provided for under Section 4.4.

7.4       Term of SAR.  The term of an SAR granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten years.

7.5       Exercise of SAR.  An SAR shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

7.6       Notice of Exercise.  An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

7.7       Settlement of SARs.  Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.6, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.

(b)	The number of Shares with respect to which the SAR is exercised.

7.8       Form of Payment.  Payment, if any, with respect to an SAR settled in accordance with Section 7.7 of the Plan shall be made in accordance with the terms of the applicable Award Agreement. If payment is made in Shares, then subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares issued under the SAR.

7.9       Termination of Employment.  Each Award Agreement shall set forth the extent to which a Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Article 7, and may reflect distinctions based on the reasons for termination.

Article 8. Restricted Stock

8.1       Grant of Restricted Stock.  Subject to the terms and provisions of this Plan, Restricted Stock may be granted to a Participant in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

8.2       Restricted Stock Award Agreement.  Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock granted, the Period of Restriction, and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan.

8.3       Other Restrictions.  The Committee shall impose such other conditions or restrictions on any grant of Restricted Stock granted as it may deem advisable including, without limitation, one or more of the following:

(a)	A requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock;

(b)	Restrictions based upon the achievement of specific performance goals;

(c)	Time-based restrictions on vesting following the attainment of the performance goals;

(d)	Time-based restrictions; or

(e)	Restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded.

8.4       Issuance of Shares.  To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse. Shares of Restricted Stock covered by each Restricted Stock grant shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations); provided that subject to any governing rules or regulations, as soon as practicable after such Shares become freely transferable, the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount.

8.5       Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion: The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in The Shaw Group Inc. 2008 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from The Shaw Group Inc.

8.6       Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, a Participant holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.7       Termination of Employment.  Each Award Agreement shall set forth the extent to which a Participant shall vest in or forfeit a Restricted Stock grant following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock and may reflect distinctions based on the reasons for termination.

Article 9. Restricted Stock Units

9.1       Grant of Restricted Stock Units.  Subject to the terms and provisions of this Plan, Restricted Stock Units may be granted to a Participant in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of a Restricted Stock Unit or Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Restriction Period.

9.2       Restricted Stock Unit Award Agreement.  Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of the number of Restricted Stock Units granted, the Period of Restriction, and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan.

9.3       Other Restrictions.  The Committee shall impose such other conditions or restrictions on any grant of Restricted Stock Units as it may deem advisable including, without limitation, one or more of the following:

(a)	A requirement that a Participant pay a stipulated purchase price for each Restricted Stock Unit;

(b)	Restrictions based upon the achievement of specific performance goals;

(c)	Time-based restrictions on vesting following the attainment of the performance goals;

(d)	Time-based restrictions; and/or

(e)	Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.

9.4       Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

9.5       Settlement and Payment Restricted Stock Units.  Unless otherwise elected by the Participant or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement may be made in Shares, cash or a combination thereof, as specified in the Award Agreement. If Restricted Stock Units are settled in Shares, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount.

9.6       Termination of Employment.  Each Award Agreement shall set forth the extent to which a Participant shall vest in or forfeit Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all grants of Restricted Stock Units, and may reflect distinctions based on the reasons for termination.

Article 10. Performance Shares

10.1       Grant of Performance Shares.  Subject to the terms and provisions of this Plan, Performance Shares may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

10.2       Performance Share Award Agreement.  Each grant of Performance Shares shall be evidenced by an Award Agreement that shall specify the number of Performance Shares granted, the Performance Period over which such Performance Shares may be earned, the applicable performance measures and performance goals and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan.

10.3       Value of Performance Shares.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.4       Earning of Performance Shares.  After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

10.5       Form and Timing of Payment of Performance Shares.  The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s Award Agreement. Any Shares paid to a Participant under this Section 10.5 may be subject to any restrictions deemed appropriate by the Committee. If Performance Shares are settled in Shares, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount.

10.6       Termination of Employment.  Each Award Agreement shall set forth the extent to which a Participant shall vest in or forfeit Performance Shares following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 11. Performance Units

11.1       Grant of Performance Units.  Subject to the terms and provisions of this Plan, Performance Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

11.2       Performance Share Award Agreement.  Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares granted, the Performance Period over which such Performance Units may be earned, the applicable performance measures and performance goals and such other provisions as the Committee shall determine that are consistent with the terms of this Plan.

11.3       Value of Performance Units.  Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of Performance Units that shall be settled and paid to the Participant.

11.4       Earning of Performance Units.  After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

11.5       Form and Timing of Payment of Performance Units.  The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s Award Agreement. Any Shares paid to a Participant under this Section 11.5 may be subject to any restrictions deemed appropriate by the Committee. If Performance Units are settled in Shares, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount.

11.6       Termination of Employment.  Each Award Agreement shall set forth the extent to which a Participant shall vest in or forfeit Performance Shares following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 12. Cash-Based Awards and Other Stock-Based Awards

12.1       Other Cash-Based and Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. In addition, the Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

12.2       Value of Cash-Based Awards and Other Stock-Based Awards.  Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee, in its sole discretion. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

12.3       Payment of Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

12.4       Termination of Employment.  The Committee shall determine the extent to which the Participant shall vest in or forfeit Cash-Based Awards and Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and may be included in an agreement entered into with each Participant, but need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination.

Article 13. Transferability of Awards and Shares

13.1       Transferability of Awards.  Except as provided in Section 13.2, during a Participant’s lifetime, Options shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relation order entered into by a court of competent jurisdiction; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Section 13.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

13.2       Committee Action.  Except as provided in Section 6.8(k), the Committee may, in its discretion, determine that notwithstanding Section 13.1, any or all Awards shall be transferable, without compensation to the transferor, to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value without shareholder approval.

13.3       Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.

Article 14. Performance Measures

14.1       Performance Measures.  The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Cost reduction or savings;

(m)	Performance against operating budget goals;

(n)	Margins;

(o)	Operating efficiency;

(p)	Market share;

(q)	Customer satisfaction;

(r)	Working capital targets;

(s)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(t)	Completion of securities offering; and

(u)	Completion of corporate refinancing.

Any Performance Measure(s) may be used to measure the performance of the Company, any Subsidiary or Affiliate as a whole or any business unit of the Company, any Subsidiary or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 14.

14.2       Evaluation of Performance.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported financial results, (d) any reorganization and restructuring programs, (e) Extraordinary Items, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.3       Adjustment of Performance-Based Compensation.  Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

14.4       Committee Discretion.  In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.1.

Article 15. Nonemployee Director Awards

15.1       Awards to Nonemployee Directors.  The Board or Committee shall determine and approve all Awards to Nonemployee Directors. The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.

15.2       Awards in Lieu of Fees.  The Board or Committee may permit a Nonemployee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other types Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable sub-plan or Award Agreement.

Article 16. Dividend Equivalents

The Committee may grant dividend equivalents to a Participant based on the dividends declared on Shares that are subject to any Award granted to the Participant with such dividend equivalents credited to the Participant as of the applicable dividend payment dates that occur during a period determined by the Committee. Such dividend equivalents shall be converted to and paid in cash or additional Shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding any provision to the contrary, the Committee shall not grant dividend equivalents to a Participant based on dividends declared on Shares that are subject to any Options or SARs granted to the Participant.

Article 17. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 18. Rights of Participants

18.1       Employment.  Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company, any Subsidiary or Affiliate, to terminate any Participant’s employment with the Company, any Subsidiary or Affiliate at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or service as a Director or Third-Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Subsidiary or Affiliate and, accordingly, subject to Articles 3 and 20, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, any Subsidiary or Affiliate.

18.2       Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

18.3       Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 19. Change of Control

19.1       Change of Control of the Company.  Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 19 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

(a)	Outstanding Options and SARs exchanged for Replacement Awards. Upon a Change of Control, if an Award meeting the requirements of Section 19.2 (a “Replacement Award”) is provided to a Participant to replace the Participant’s then outstanding Options or Stock Appreciation Rights (the “Replaced Award”), then the Replaced Award shall be deemed cancelled and shall have no further force or effect and the Company shall have no further obligation with respect to the Replaced Award.

(b)	Outstanding Options and SARs not exchanged for Replacement Awards. Upon a Change of Control, to the extent a Participant’s then-outstanding Options and Stock Appreciation Rights are not exchanged for Replacement Awards as provided for in paragraph (a) above, then such Options and Stock Appreciation Rights shall immediately become fully vested and exercisable.

(c)	Service-Based Outstanding Awards other than Options and SARs. Upon a Change of Control, all then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by a Participant to the Company, or any Subsidiary or Affiliate shall vest in full and be free of restrictions related to the vesting or transferability of such Awards.

(d)	Other Awards. Upon a Change of Control, the treatment of then-outstanding Awards not subject to subparagraphs (a), (b), or (c) above shall be determined by the terms and conditions set forth in the applicable Award Agreement.

(e)	Committee Discretion Regarding Treatment of Awards Not Exchanged for Replacement Awards. Except to the extent that a Replacement Award is provided to the Participant, the Committee may, in its sole discretion:

(i)	Determine that any or all outstanding Awards granted under the Plan, whether or not exercisable or vested, shall be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share of Common Stock subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the excess, if any, of the consideration received by shareholders of the Company in respect of a Share of Common Stock in connection with such transaction over the purchase price per Share, if any, under such Award multiplied by the number of Shares of Common Stock subject to such Award; provided that if such product is zero or less, the Awards shall be canceled and terminated without payment therefore, or

(ii)	Provide that the period to exercise Options or Stock Appreciation Rights shall be extended (but not beyond the expiration date of such Option or Stock Appreciation Right).

19.2       Replacement Awards.  An Award shall qualify as a Replacement Award if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 19.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

19.3       Termination of Employment.  Upon a termination of employment of a Participant occurring in connection with or during the period of two years after such Change of Control, other than for Cause, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all Options and Stock Appreciation Rights held by the Participant immediately before the termination of employment that the Participant held as of the date of the Change of Control or that constitute Replacement Awards shall remain exercisable for not less than one year following such termination or until the expiration of the stated term of such Option or Stock Appreciation Right, whichever period is shorter; provided that if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control.

Article 20. Amendment and Termination

20.1       Amendment and Termination of the Plan.

(a)	Subject to subparagraphs (b) and (c) of this Section 20.1 and Section 20.3 of the Plan, the Board may at any time terminate the Plan.

(b)	Except as provided for in Section 4.4, the terms of an outstanding Award may not be amended to reduce the Option Price of an outstanding Option or to reduce the Grant Price of an outstanding SAR or cancel an outstanding Option or SAR in exchange for cash, other Awards or Options or SARs with an Option Price or Grant Price, as applicable, that is less than the Option Price of the cancelled Option or the Grant Price of the cancelled SAR without shareholder approval.

(c)	Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

20.2	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 14.3, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 20.2 without further consideration or action.

20.3       Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary, other than Sections 20.2 and 20.4, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

20.4       Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 20.4 to the Plan and any Award without further consideration or action.

Article 21. Withholding

21.1       Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy applicable federal, state, and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of this Plan but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements.

21.2       Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), a Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement but in no event shall such withholding exceed the minimum statutory withholding requirement. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 22. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 23. General Provisions

23.1       Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate or Subsidiary, violation of material Company, Affiliate or Subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, any Affiliate or Subsidiary.

(b)	If any of the Company’s financial statements are required to be restated resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith), but shall not be obligated to, direct that the Company recover all or a portion of any Award granted or paid to a Participant with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from the Participant shall be the amount by which the Award exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002). The Committee shall determine whether the Company shall effect any such recovery: (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, an Affiliate or any Subsidiary, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices or (iv) by any combination of the foregoing.

23.2       Legend.  The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

23.3       Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

23.4       Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.5       Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.6       Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

23.7       Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.8       Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

23.9       Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees, Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Directors or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.10       Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.11       Unfunded Plan.  Participants shall have no right, title or interest whatsoever in or to any investments that the Company, its Subsidiaries or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate or Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.12       No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.13       Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

23.14       Deferred Compensation.  If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

23.15       Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.16       No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action that such entity deems to be necessary or appropriate.

23.17       Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of, Louisiana excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Louisiana to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

23.18       Delivery and Execution of Electronic Documents.  To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participant’s to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

23.19       No Representations or Warranties Regarding Tax Effect.  Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates, and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

23.20       Indemnification.  Subject to requirements of Louisiana law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

THE SHAW GROUP INC.
4171 Essen Lane
Baton Rouge, Louisiana 70809
THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints J.M. Bernhard, Jr. and Brian K. Ferraioli, and each of them with full power of substitution, the attorney and proxy of the undersigned to attend the Annual Meeting of Shareholders of THE SHAW GROUP INC. to be held at Shaw Plaza, 4171 Essen Lane, Baton Rouge, Louisiana, at 9:00 a.m. on January 28, 2009, or any postponement or adjournment thereof, and to vote all shares of common stock held of record by the undersigned on December 5, 2008, with all powers the undersigned would possess if present upon the following matters and upon any other business that may properly come before the meeting or any postponement or adjournment thereof.
1.	Election of Directors, each for a one-year term:
☐	FOR all nominees listed in this block (except as marked to the contrary below)

☐	WITHHOLD AUTHORITY to vote for all nominees listed in this block
(Instruction: To Withhold the authority to vote for any individual nominee, mark the box next to that nominee’s name below.)
     Name of Nominee:

☐	J. M. Bernhard, Jr.	☐	James F. Barker	☐	Thos. E. Capps

☐	Daniel A. Hoffler	☐	David W. Hoyle	☐	Michael J. Mancuso

☐	Albert D. McAlister	☐	Stephen R. Tritch
2.	Proposal to approve the adoption The Shaw Group Inc. 2008 Omnibus Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	If it is properly presented at the Annual Meeting, the shareholder proposal regarding certain executive agreements described in the proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	Transact such other business, including action on shareholder proposals, as may properly come before the Annual Meeting and any adjournment or postponement thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN
☐   FOLD AND DETACH HERE   ☐

THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS
This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR Items 1, 2 and 3 and AGAINST Item 4. Whether or not direction is made, this proxy, when properly executed and returned, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

I PLAN TO ATTEND MEETING ☐

Dated:

Signature:

Signature if held jointly

INSTRUCTIONS: This proxy, signed and dated, must be returned for your shares to be represented at the Annual Meeting. To vote, please mark the appropriate box for each proposal in blue or black ink, date and sign this proxy exactly as your name appear(s) hereon. If stock is held jointly, each owner should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title.
Shareholders of record on December 5, 2008 are cordially invited to attend the Annual Meeting of the Shareholders to be held on January 29, 2009 at 9:00 am. You can find directions to our executive offices, which is where the Annual Meeting will be held, by visiting our website at http://www.shawgrp.com and clicking on the “Investor Relations” link.
The Notice and Proxy Statement for the 2009 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the fiscal year ended August 31, 2008 are available at http://www.shawgrp.com.

If your address has changed, please check the box below and also provide your new address:
☐ My address has changed, and my new address is

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